FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-15

The information in this free writing prospectus is preliminary and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This free writing prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED OCTOBER 10, 2017
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., or any other underwriter or dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities offered by these collateral materials (“Materials”) will be described in greater detail in the prospectus expected to be dated in October 2017 (the “Preliminary Prospectus”) that will be included as part of our registration statement (SEC File No. 333-207132). The Preliminary Prospectus will contain material information that is not contained in these Materials (including, without limitation, a detailed discussion of risks associated with an investment in the offered securities under the heading “Risk Factors”).

These Materials are subject to change. Information in these Materials regarding the securities and the mortgage loans backing any securities discussed in these Materials supersedes all prior information regarding such securities and mortgage loans and will be superseded by any subsequent information delivered prior to the time of sale.

The Securities May Not Be a Suitable Investment for You

The securities offered by these Materials are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons and for the reasons set forth under the heading “Risk Factors” in the Preliminary Prospectus, the yield to maturity and the aggregate amount and timing of distributions on the offered securities will be subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities. Potential investors are advised and encouraged to review the Preliminary Prospectus in full and to consult with their legal, tax, accounting and other advisors prior to making any investment in the offered securities described in these Materials.

These Materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in these Materials may not pertain to any securities that will actually be sold. The information contained in these Materials may be based on assumptions regarding market conditions and other matters as reflected in these Materials. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and these Materials should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these Materials may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in these Materials or derivatives thereof (including options). Information contained in these Materials is current as of the date appearing on these Materials only.

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LOAN #1: SOUTH STATION

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Boston, Massachusetts	Cut-off Date Balance		$75,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF		$373.55
Size (SF)	200,775	Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 8/31/2017	98.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 8/31/2017	98.6%	Type of Security		Leasehold
Year Built / Latest Renovation	1899 / 1988	Mortgage Rate		4.49530%
Appraised Value	$127,450,000	Original Term to Maturity (Months)		120
Appraisal Date	7/25/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors	Ben Ashkenazy	Original Interest Only Period (Months)		120
Property Management	Jones Lang LaSalle Americas, Inc.	First Payment Date		10/6/2017
		Maturity Date		9/6/2027

Underwritten Revenues	$13,756,339
Underwritten Expenses	$7,369,235	Escrows(1)
Underwritten Net Operating Income (NOI)	$6,387,104		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,896,335	Taxes	$443,368	$147,789
Cut-off Date LTV Ratio	58.8%	Insurance	$0	$0
Maturity Date LTV Ratio	58.8%	Replacement Reserve(2)	$0	$0
DSCR Based on Underwritten NOI / NCF	1.87x / 1.72x	TI/LC(3)	$0	$20,833
Debt Yield Based on Underwritten NOI / NCF	8.5% / 7.9%	Other(4)	$128,732	$86,765

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan Amount	$75,000,000	59.8%	Purchase Price(5)	$123,226,261	98.2%
Principal’s New Cash Contribution	29,630,682	23.6	Closing Costs	1,306,535	1.0
Mezzanine Loan Amount	20,000,000	15.9	Reserves	572,100	0.5
Other Sources	826,672	0.7	Other Uses	352,458	0.3
Total Sources	$125,457,354	100.0%	Total Uses	$125,457,354	100.0%

(1)	See “—Escrows” below.

(2)	The ongoing Replacement Reserve of $3,432 is waived provided there is no default under the ground lease and the borrower is making the $3,432 monthly capital reserve funds payments required under the ground lease.

(3)	The TI/LC reserve is subject to a cap of $1,250,000.

(4)	Upfront Other reserves consist of a (i) $83,333 ground rent reserve, (ii) $27,457 for capital reserve funds required under the ground lease and (iii) $17,942 for unfunded obligations related to free rent and tenant improvements and leasing commissions. Ongoing Other reserves consist of $83,333 monthly for ground rent and $3,432 monthly for capital reserve funds required under the ground lease.

(5)	Purchase Price includes a $4,226,261 transfer fee paid by the borrower for transfer of the ground lease.

■	The Mortgage Loan. The mortgage loan (the “South Station Loan”) is evidenced by two pari passu notes in the aggregate original principal amount of $75,000,000 that are together secured by a first mortgage encumbering the borrower’s leasehold interest in a five-story mixed use building located in Boston, Massachusetts (the “South Station Property”). The South Station Loan was originated by Citigroup Real Estate Finance Inc. on August 21, 2017 and represents approximately 7.7% of the Initial Pool Balance. The South Station Loan is evidenced by notes A-1 and A-2 with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and an interest rate of 4.49530% per annum. The proceeds of the South Station Loan were primarily used to acquire the South Station Property, pay origination costs and fund reserves.

The South Station Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The South Station Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the South Station Loan is the due date in September 2027. At any time after the second anniversary of the securitization Closing Date, the South Station Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the South Station Loan documents. Voluntary prepayment of the South Station Loan is permitted on or after the due date occurring in July 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The South Station Property is a 200,775 SF five-story mixed use building located on an approximately 3.4 acre site in Boston, Massachusetts. The 200,775 SF of space is comprised of 134,046 SF of office space with the remaining 66,729 SF being predominantly retail space. The Massachusetts Bay Transportation Authority (“MBTA”) is the ground lessor of the South Station Property on a ground lease which expires in June 2115. The ground lease commenced in June 2016 at a base rent of $1,000,000 annually, with 3.5% rent escalations every five years of the lease. The South Station Property was originally built in 1899, and most recently renovated in 1988. MBTA operates the South Station train terminal, located adjacent to the South Station Property, which services Amtrak trains, the MBTA red and silver lines and the MBTA regional commuter rail network that provides access to downtown Boston from communities to the west and south.

The South Station Property was 98.6% leased as of August 31, 2017 to a mix of retail and office tenants. The retail layout at the South Station Property includes a CVS Pharmacy, in-line restaurants, a food court area and 30 open format kiosk style retailers. Retail tenants at the South Station Property cater to the commuters traveling through the South Station train terminal and include national retailers such as CVS Pharmacy, Cosi, McDonald’s, Au Bon Pain and Pret A Manger. During 2015, South Station was the sixth busiest Amtrak train station in the United States and

LOAN #1: SOUTH STATION

serviced more than 1.5 million Amtrak passengers in addition to the passengers riding via the MBTA commuter network. The office space at the South Station Property benefits from its location being directly adjacent to the South Station train terminal, office ceiling heights ranging from 13 feet to 28 feet, oversized windows and exposed brick. Office tenants at the South Station Property include Amtrak, the Commonwealth of Massachusetts (Department of Public Utilities), Aegis Media Americas and Rakuten USA.

The following table presents certain information relating to the South Station Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CVS Pharmacy(2)	NR / Baa1 / BBB+	29,121	14.5%	$2,159,327	21.1%	$74.15	7/31/2034	4, 5-year options
Commonwealth of Massachusetts	AA+ / Aa1 / AA	41,042	20.4	1,549,955	15.1	37.77	1/9/2021	NAP
Aegis Media Americas	NR / NR / NR	34,424	17.1	1,414,038	13.8	41.08	1/31/2021	1, 5-year option
Amtrak(3)	NR / A1 / A-	50,971	25.4	1,324,900	12.9	46.84	9/30/2018	1, 6-year option
Rakuten USA	NR / NR / NR	10,325	5.1	614,260	6.0	59.49	3/31/2019	NAP
Cosi	NR / NR / NR	1,259	0.6	312,816	3.1	248.46	5/31/2027	1, 5-year option
McDonald’s	BBB / Baa1 / BBB+	2,170	1.1	278,929	2.7	128.54	12/31/2024	NAP
Au Bon Pain	NR / NR / NR	2,071	1.0	270,000	2.6	130.37	12/31/2024	NAP
M.G. News of Boston, Inc.	NR / NR / NR	892	0.4	220,920	2.2	247.67	12/31/2021	NAP
MBTA	NR / Aa3 / NR	3,141	1.6	177,467	1.7	56.50	6/30/2026	NAP
Ten Largest Owned Tenants		175,416	87.4%	$8,322,612	81.3%	$47.44
Remaining Tenants		22,579	11.2	1,909,366	18.7	84.56
Vacant		2,780	1.4	0	0.0	0.00
Total / Wtd. Avg. All Tenants		200,775	100.0%	$10,231,977	100.0%	$51.68

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	CVS Pharmacy may terminate its lease if the South Station Property is closed as a transportation center for 24 months.

(3)	Amtrak occupies 28,286 SF on a lease that expires on September 30, 2018 and the remaining 22,685 SF on a lease that expires on December 31, 2024. Amtrak pays base rent of $1,324,900 on the 28,286 SF which expires on September 30, 2018, however Amtrak does not pay a fixed base rent for the 22,685 SF that expires on December 31, 2024. Amtrak is only required to pay reimbursements of allocable expenses for the 22,685 SF of space. UW Base Rent $ per SF for Amtrak in the table above is calculated based on only the 28,286 SF for which Amtrak is obligated to pay base rent.

The following table presents certain information relating to the lease rollover schedule at the South Station Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	245	0.1%	0.1%	$30,000	0.3%	$122.45	4
2017	0	0.0	0.1	0	0.0	$0.00	0
2018	28,848	14.4	14.5	1,343,420	13.1	$46.57	3
2019	13,213	6.6	21.1	791,311	7.7	$59.89	3
2020	80	0.0	21.1	49,440	0.5	$618.00	1
2021	77,073	38.4	59.5	3,441,586	33.6	$44.65	8
2022	2,373	1.2	60.7	316,457	3.1	$133.36	4
2023	1,575	0.8	61.5	224,500	2.2	$142.54	2
2024	29,647	14.8	76.2	739,874	7.2	$106.27	6
2025	4,421	2.2	78.4	391,740	3.8	$88.61	4
2026	3,614	1.8	80.2	251,166	2.5	$69.50	2
2027	2,924	1.5	81.7	493,156	4.8	$168.66	3
2028 & Thereafter	33,982	16.9	98.6	2,159,327	21.1	$63.54	6
Vacant	2,780	1.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	200,775	100.0%		$10,231,977	100.0%	$51.68	46

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the above Lease Expiration Schedule.

(3)	Amtrak occupies 22,685 SF on a lease that expires on December 31, 2024. Amtrak does not pay a fixed base rent for the 22,685 SF that expires on December 31, 2024 and is only required to pay reimbursements of allocable expenses for the 22,685 SF of space. UW Base Rent $ per SF for 2024 in the table above is calculated excluding the 22,685 SF for which Amtrak is not paying base rent.

The following table presents certain information relating to historical leasing at the South Station Property:

Historical Leased %(1)

	2014	2015	2016	As of 8/31/2017
Owned Space	96.0%	97.7%	98.0%	98.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #1: SOUTH STATION

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the South Station Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 6/30/2017	Underwritten	Underwritten $ per SF
Base Rent	$7,622,272	$8,958,656	$9,292,062	$9,317,707	$9,624,940	$47.94
Contractual Rent Steps	0	0	0	0	607,037	3.02
Gross Up Vacancy	0	0	0	0	135,920	0.68
Total Reimbursement Revenue	2,525,723	3,672,563	2,827,566	2,810,268	2,425,380	12.08
Other Income(2)	1,279,326	1,764,673	1,777,611	1,426,803	1,603,851	7.99
Vacancy & Credit Loss	(61,044)	(64,861)	(83,537)	(213,697)	(640,789)	(3.19)
Effective Gross Income	$11,366,277	$14,331,032	$13,813,702	$13,341,081	$13,756,339	$68.52

Real Estate Taxes	$1,310,098	$1,714,112	$1,686,281	$1,756,588	$1,765,744	$8.79
Insurance	45,033	43,098	38,148	29,797	44,831	0.22
Management Fee	0	0	0	0	412,690	2.06
Ground Rent(3)	330,000	330,000	709,667	1,000,000	1,000,000	4.98
Other Operating Expenses	4,838,553	4,865,058	4,806,807	4,899,978	4,145,969	20.65
Total Operating Expenses	$6,523,684	$6,952,268	$7,240,903	$7,686,363	$7,369,235	$36.70

Net Operating Income	$4,842,593	$7,378,764	$6,572,800	$5,654,718	$6,387,104	$31.81
TI/LC	0	0	0	0	449,586	2.24
Capital Expenditures	0	0	0	0	41,183	0.21
Net Cash Flow	$4,842,593	$7,378,764	$6,572,800	$5,654,718	$5,896,335	$29.37

Occupancy	96.0%	96.6%	98.0%	98.1%	95.0%
NOI Debt Yield	6.5%	9.8%	8.8%	7.5%	8.5%
NCF DSCR	1.42x	2.16x	1.92x	1.65x	1.72x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income consists mainly of advertising leases, antenna income, percentage rent and other miscellaneous income.

(3)	The Massachusetts Bay Transportation Authority (MBTA) is the ground lessor of the South Station Property on a ground lease which expires in June 2115. The ground lease commenced in June 2016 at a base rent of $1,000,000 annually, with 3.5% escalations every five years of the lease. There is no market oriented reset clause within the ground lease.

■	Appraisal. According to the appraisal, the South Station Property had an “as is” appraised value of $127,450,000 as of July 25, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$129,050,000	N/A	5.00%
Discounted Cash Flow Approach	$127,450,000	7.50%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on the Phase I environmental report dated August 4, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the South Station Property other than the continued implementation of an asbestos O&M plan.

■	Market Overview and Competition. The South Station Property is located in downtown Boston, Massachusetts at the intersection of Summer Street and Atlantic Avenue. The South Station Property is located adjacent to the South Station train terminal which acts as the northern most stop of Amtrak’s Northeast Corridor line, the 457-mile railroad which carries more than 750,000 passengers daily and connects Washington, D.C. to Boston, Massachusetts via cities such as New York, Baltimore and Philadelphia. During 2015, the South Station train terminal was the sixth busiest Amtrak station in the United States and serviced approximately 1.5 million passengers via Amtrak trains alone. The South Station train terminal also services the MBTA red and silver lines and the MBTA regional commuter rail network that provides access to downtown Boston from communities to the west and south.

The appraisal identified the South Station Property as being located within the Boston Central Business District office submarket and the Boston Financial District retail submarket. According to the appraisal as of the first quarter of 2017, the Boston Central Business District submarket exhibited an office vacancy rate of 8.5% and average asking gross rent of $55.82 per SF. The average in-place office gross rent at the South Station Property is $46.32 per SF, which is below the aforementioned average asking gross rent for the Boston Central Business District submarket of $55.82. The most recent office lease executed at the South Station Property was Rakuten USA’s renewal for its space on the 4th floor of the South Station Property at a gross rental rate of $60.00 per SF. According to the appraisal, the Boston Financial District general retail submarket exhibited an occupancy rate of 97.4% as of the first quarter of 2017. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the South

LOAN #1: SOUTH STATION

Station Property was 58,662, 395,451 and 924,060, respectively and 2017 estimated average household income within a one-, three- and five-mile radius of the South Station Property was $131,325, $99,758 and $94,022, respectively.

■	The Borrower. The borrower is AAC South Station Property LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the South Station Loan. The borrower sponsor and carveout guarantor for the South Station Loan is Ben Ashkenazy.

Ben Ashkenazy is the CEO of Ashkenazy Acquisition Corporation, a private real estate investment firm focusing on retail, hotel and office assets. Ashkenazy Acquisition Corporation has acquired over 15 million SF of retail, hospitality, office and residential properties located throughout the United States, Canada and England. Ashkenazy Acquisition Corporation has a current portfolio containing more than 100 buildings valued at approximately $12.0 billion. Ashkenazy Acquisition Corporation has prior experience owning mixed-use transit hubs, as it currently also owns Union Station in Washington D.C.

■	Escrows. On the origination date of the South Station Loan, the borrower funded aggregate reserves of $572,100 consisting of (i) $443,368 for real estate taxes, (ii) $83,333 for ground rent, (iii) $27,456 for capital reserve funds required under the ground lease and (iv) $17,942 for unfunded obligations related to tenant improvements and leasing commissions and free rent.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $147,789, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket or umbrella policy (initially waived as the South Station Property is covered under an acceptable blanket or umbrella policy), (iii) a replacement reserve in the amount of $3,432 (provided that the foregoing replacement reserve deposits are waived so long as there is no default under the ground lease and the borrower is making the ground lease capital reserve deposits described in clause (vi) below), (iv) a tenant improvements and leasing commissions reserve in the amount of $20,833, subject to a cap of $1,250,000, (v) a ground rent reserve in the amount of equal to one-twelfth the ground rent estimated to be needed to pay all ground rent over the then-succeeding 12-month period, initially $83,333 and (vi) a ground lease capital reserve in the amount equal to one-twelfth of the amount estimated to be required to be deposited under the ground lease over the then-succeeding 12-month period, initially $3,432.

■	Lockbox and Cash Management. The South Station Loan documents require a hard lockbox with in place cash management. The South Station Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the South Station Property be immediately deposited into such lockbox account. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the South Station Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder (i) if a South Station Trigger Period (as defined below) is continuing, to be held by the lender in an excess cash reserve account and (ii) if no South Station Trigger Period is continuing, to be disbursed into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the South Station Loan documents, the lender may apply any funds in the cash management account to amounts payable under the South Station Loan (and/or toward the payment of expenses of the South Station Property), in such order of priority as the lender may determine.

A “South Station Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default under the South Station Loan documents or South Station Mezzanine Loan (as defined below) documents and continuing until the cure of such event of default; (ii) the occurrence of the debt service coverage ratio including the South Station Mezzanine Loan (as defined below) being less than 1.15x, and continuing until such debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters; (iii) the occurrence of the debt service coverage ratio of the South Station Loan being less than 1.61x, and continuing until such debt service coverage ratio is equal to or greater than 1.68x for two consecutive calendar quarters; and (iv) the occurrence of an South Station Specified Tenant Trigger Period (as defined below) and continuing until the South Station Specified Tenant Trigger Period ceases to exist in accordance with the terms of the South Station Loan documents.

A “South Station Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of: (i) any South Station Specified Tenant (as defined below) being in monetary or material non-monetary continuing default under its applicable lease; (ii) any South Station Specified Tenant failing to be in actual, physical possession of at least 80% of its leased space or failing to be open to the public for business during customary hours and/or “going dark” in more than 20% of the leased space; (iii) any South Station Specified Tenant giving notice that it is terminating 20% or more of its leased space; (iv) any termination or cancellation of at least 20% of the applicable South Station

LOAN #1: SOUTH STATION

Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any applicable South Station Specified Tenant lease failing to otherwise be in full force and effect; (v) any bankruptcy or similar insolvency of a South Station Specified Tenant; and (vi) the failure of a South Station Specified Tenant to provide written notice to the borrower of renewal with respect to a least 20% of the South Station Specified Tenant’s lease for a minimum term of five years upon the earlier to occur of (x) the date one year prior to its then-current lease expiration or (y) the date required to exercise a renewal under such South Station Specified Tenant’s lease and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence demonstrating (I) the cure of the applicable event giving rise to the South Station Specified Tenant Trigger Period in accordance with the South Station Loan documents, or (II) the borrower leasing the entire space that was demised to the South Station Specified Tenant (or such portion that was terminated) for a term of at least five years in accordance with the South Station Loan documents and the applicable new tenant (or series of tenants) under such lease satisfying certain criteria under the South Station Loan documents, including being in actual, physical occupancy of the space, open to the public for business and paying the full amount of rent.

A “South Station Specified Tenant” means either (i) CVS Pharmacy and an affiliate providing credit support or a guaranty under its respective lease, (ii) Amtrak and an affiliate providing credit support or a guaranty under its respective lease, (iii) any other tenant whose lease accounts for (a) 20% or more of the total rental income for the South Station Property or (b) 20% or more of the total gross rentable square footage of the South Station Property or (iv) any replacement tenant in accordance with the South Station Loan documents and an affiliate providing credit support or a guaranty under its respective lease.

■	Property Management. The South Station Property is currently managed by Jones Lang LaSalle Americas, Inc. The borrower may not replace the property manager or consent to the assignment of the property manager’s rights under the management agreement without the prior consent of the lender. The lender has the right to require that the borrower terminate the management agreement and replace the property manager if (a) an event of default occurs under the South Station Loan documents, (b) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Citigroup Global Markets Realty Corp. originated a mezzanine loan (the “South Station Mezzanine Loan”) in the original principal amount of $20,000,000 and subsequently assigned its interest in the South Station Mezzanine Loan to Senior Real Estate Finance Account (N), L.P. The South Station Mezzanine Loan is secured by the membership interests in the borrower under the South Station Loan. The South Station Mezzanine Loan is co-terminus with the South Station Loan with a term of 120 months and a scheduled maturity date in September 2027. The South Station Mezzanine Loan requires monthly payments of interest only through the entire loan term.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy with no deductible in excess of $100,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the South Station Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to the earlier of (i) 365 days following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #2: station place III

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Property	1	Loan Seller		CREFI
Location (City/State)	Washington, DC	Cut-off Date Balance(3)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$367.04
Size (SF)	517,653	Percentage of Initial Pool Balance		5.1%
Total Occupancy as of 9/1/2017	98.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2017	98.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	2009 / NAP	Mortgage Rate		3.60000%
Appraised Value	$399,000,000	Original Term to Maturity (Months)(4)		121
Appraisal Date	8/22/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	Seven Hundred 2nd Street Holdings Mezz LLC	Original Interest Only Period (Months)(4)		121
Property Management	Property Group Partners LLC	First Payment Date(4)		11/1/2017
		Maturity Date(4)		11/1/2027

Underwritten Revenues	$35,992,988
Underwritten Expenses	$13,463,618	Escrows(5)
Underwritten Net Operating Income (NOI)	$22,529,370		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$20,806,621	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	47.6%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	47.6%	Replacement Reserve(6)	$8,628	$8,628
DSCR Based on Underwritten NOI / NCF(2)	3.25x / 3.00x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.9% / 11.0%	Other(7)	$415,973	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$190,000,000	100.0%	Loan Payoff	$176,682,741	93.0%
			Principal Equity Distribution	11,202,829	5.9
			Closing Costs	1,689,829	0.9
			Reserves	424,600	0.2
Total Sources	$190,000,000	100.0%	Total Uses	$190,000,000	100.0%

(1)	There is no non-recourse carveout guarantor or environmental indemnitor other than the borrower.

(2)	Calculated based on the aggregate outstanding principal balance of the Station Place III Loan Combination (as defined below).

(3)	The Station Place Loan (as defined below) has a Cut-off Date Balance of $50,000,000 and represents the non-controlling note A-4 of the $190,000,000 Station Place III Loan Combination, which is evidenced by five pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB”). The related companion loans are evidenced by (i) the controlling note A-1 ($64,000,000), which is currently held by JPMCB and is expected to be contributed to the JPMDB 2017-C7 securitization transaction, (ii) the non-controlling notes A-2 and A-3 ($50,000,000), which are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions, and (iii) the non-controlling note A-5 ($26,000,000), which is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(4)	The first payment date for the Station Place III Loan Combination is December 1, 2017. On the closing date, CREFI will deposit funds sufficient to pay the interest due for the November 2017 payment date. The Original Term to Maturity and Original Interest Only Period presented in the Mortgage Loan Information above are inclusive of the additional November 2017 interest payment to be deposited by CREFI.

(5)	See “—Escrows” below.

(6)	Replacement Reserves are capped at $310,592.

(7)	Upfront other reserve includes (i) $115,973 for outstanding tenant improvements and free rent and (ii) $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and the SEC (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Station Place III Loan”) is part of a loan combination (the “Station Place III Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office building in Washington, D.C (the “Station Place III Property”). The Station Place III Loan, which is evidenced by the non-controlling note A-4, had an original principal balance of $50,000,000, has a Cut-off Date Balance of $50,000,000 and represents approximately 5.1% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1, which had an original principal balance of $64,000,000, has an outstanding principal balance as of the Cut-off Date of $64,000,000, is currently held by JPMCB and is expected to be contributed to the JPMDB 2017-C7 securitization transaction, (ii) the non-controlling notes A-2 and A-3, which had an aggregate original principal balance of $50,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions and (iii) the non-controlling note A-5, which had an original principal balance of $26,000,000, has an outstanding principal balance as of the Cut-off Date of $26,000,000, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Station Place III Loan Combination, which accrues interest at an interest rate of 3.60000% per annum, was co-originated by CREFI and JPMCB on October 3, 2017, had an original principal balance of $190,000,000 and has an outstanding principal balance as of the Cut-off Date of $190,000,000. The proceeds of the Station Place III Loan Combination were primarily used to refinance the existing debt on the Station Place III Property, return equity to the borrower, pay origination costs and fund reserves.

Inclusive of the interest to be deposited by CREFI for the November 2017 payment date, the Station Place III Loan Combination had an initial term of 121 months and has a remaining term of 121 months as of the Cut-off Date. The Station Place III Loan Combination requires monthly payments of interest only for the term of the Station Place III Loan Combination. The scheduled maturity date of the Station Place III Loan Combination is the due date in November 2027. At any time after the earlier of (i) December 1, 2021 and (ii) the second anniversary of the securitization of the last portion of the Station Place III Loan Combination, the Station Place III Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Station Place III Loan Combination documents. The borrower

LOAN #2: station place III

is also permitted to prepay the Station Place III Loan Combination on or after December 1, 2019 with the payment of a yield maintenance premium. Voluntary prepayment of the Station Place III Loan Combination is permitted on or after the due date occurring in August 2027 without payment of any prepayment premium.

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Station Place III Loan
A-4	CGCMT 2017-C4	$50,000,000
Station Place III Pari Passu Companion Loans
A-1	JPMDB 2017-C7(1)	$64,000,000
A-2	JPMCB(2)	$40,000,000
A-3	JPMCB(2)	$10,000,000
A-5	CREFI(2)	$26,000,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Station Place III Property is a 10-story, 517,653 SF, Class A office building constructed in 2009 and located in the NoMa (north of Massachusetts Avenue) neighborhood of Washington, D.C. Together with Station Place I and Station Place II, the Station Place III Property is part of the Station Place complex: Washington D.C.’s largest private office development that is comprised of approximately 1.5 million SF of Class A office space situated on approximately 5.5 acres in Washington, D.C.’s NoMa submarket. The Station Place III Property is connected with through-access to Station Place I and II on lower and upper floors and offers direct covered secure access to Union Station, a multimodal transportation hub with access to Metro, Amtrak and Marc train systems. Station Place III is LEED Silver Certification Energy certified. The Station Place III Property features a subterranean parking garage with 308 parking spaces, resulting in a parking ratio of approximately 0.60 spaces per 1,000 SF of net rentable area. To meet the requirements of current tenant leases for an aggregate of 451 parking spaces, the borrower has leased an additional 178 spaces from an affiliate in the parking garage for Station Place II.

As of September 1, 2017, the Station Place III Property was 98.6% leased to four tenants. The largest tenant, the U.S. Securities and Exchange Commission (“SEC”), leases 209,530 SF (40.5% of the net rentable area) through February 2021, with no renewal options, and has been a tenant at the Station Place III Property since March 2011. The SEC accounts for approximately 33.4% of the underwritten base rent at the Station Place III Property. The SEC is an agency of the United States federal government that regulates and supervises the securities industry. The SEC has six departments and approximately 590 employees at the Station Place III Property. The SEC also leases space at Station Place I and Station Place II and the combined complex serves as the SEC’s headquarters. In total, the SEC leases approximately 1.6 million SF across all three buildings. According to the property manager, the SEC has invested $14.3 million ($68 per SF) into its space at the Station Place III Property and approximately $66.2 million ($52 per SF) across the entire complex. In July, the SEC issued a request for proposal to lease 1,274,000 SF of space with offers due in November 2017. Some of the requirements in the request for proposal called for the site to be within 2,640 walkable feet of a Metrorail station, rent of $50.00 gross and delivery of the space by December 31, 2022. The second largest tenant, Kaiser Foundation Health Plan, Inc. (“Kaiser Permanente”) leases 206,875 SF (40.0% of the net rentable area) through June 2024, with two five-year renewal options. Kaiser Permanente has been a tenant at the Station Place III Property since July 2009. Founded in 1945, Kaiser Permanente is an American health care provider headquartered in Oakland, California and offers not-for-profit health plans. The company currently serves approximately 11.8 million members in eight states and the District of Columbia. Kaiser Permanente accounts for approximately 41.2% of the underwritten base rent at the Station Place III Property and its lease is guaranteed by Kaiser Foundation Health Plan, Inc. Kaiser Permanente, which utilizes most of the space for medical offices, has invested $78.1 million ($377 per SF) for the overall improvement of their space as well as specialized equipment. The third largest tenant, the American Chemistry Council (“ACC”), leases 93,168 SF (18.0% of the net rentable area) through December 2025, with one five-year extension option (which may be exercised by the tenant only if it occupies at least 70% of its leased premises on the date it delivers notice of the extension) and has leased space at the Station Place III Property since December 2008. Originally founded in 1872, the ACC represents companies engaged in the business of chemistry. The ACC accounts for approximately 25.3% of the underwritten base rent at the Station Place III Property.

LOAN #2: station place III

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Kaiser Foundation Health Plan, Inc.	NA / NA / AA-	206,875	40.0%	$10,115,815	39.1%	48.90	6/30/2024	2, 5-year options
U.S. Securities and Exchange Commission	AAA / Aaa / AA+	209,530	40.5%	9,482,832	36.7%	45.26	2/28/2021	NA
American Chemistry Council(3)	NA / NA / NA	93,168	18.0%	6,219,695	24.1%	66.76	12/31/2025	1, 5-year option
Pritchard Industries, Inc.	NA / NA / NA	833	0.2%	22,987	0.1%	27.60	12/31/2018	NA
Largest Tenants		510,406	98.6%	$25,841,329	100.0%	$50.63
Vacant		7,247	1.4	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		517,653	100.0%	$25,841,329	100.0%	$50.63

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Foundation Health Plan, Inc. leases were straight lined over the remainder of the lease term based on contractual rent steps. The current in-place rent for the SEC and Kaiser Foundation Health Plan, Inc. tenants is $38.27 and $43.70, respectively.

(3)	The American Chemistry Council leases its space on a modified gross basis.

The following table presents the lease rollover schedule at the Station Place III Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	833	0.2	0.2%	22,987	0.1	$27.60	1
2019	0	0.0	0.2%	0	0.0	$0.00	0
2020	0	0.0	0.2%	0	0.0	$0.00	0
2021	209,530	40.5	40.6%	9,482,832	36.7	$45.26	1
2022	0	0.0	40.6%	0	0.0	$0.00	0
2023	0	0.0	40.6%	0	0.0	$0.00	0
2024	206,875	40.0	80.6%	10,115,815	39.1	$48.90	1
2025	93,168	18.0	98.6%	6,219,695	24.1	$66.76	1
2026	0	0.0	98.6%	0	0.0	$0.00	0
2027	0	0.0	98.6%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	98.6%	0	0.0	$0.00	0
Vacant	7,247	1.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	517,653	100.0%		$25,841,329	100.0%	$50.63	4

(1)	Calculated based on the approximate SFage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Foundation Health Plan, Inc. leases were straight lined over the remainder of the lease term based on contractual rent steps. The current in-place rent for the SEC and Kaiser Foundation Health Plan, Inc. tenants is $38.27 and $43.70, respectively.

(4)	Wtd. Avg. annual UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Station Place III Property:

Historical Leased %(1)

	2014	2015	2016	As of 9/1/2017
Owned Space	98.6%	98.6%	98.6%	98.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #2: station place III

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Station Place III Property:

Cash Flow Analysis

	2014	2015	2016	TTM 7/31/2017	Underwritten(1)(2)	Underwritten $ per SF
Base Rent	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,841,329(3)	$49.92
Gross Up Vacancy	0	0	0	0	144,940	0.28
Reimbursements	10,250,909	11,135,446	10,797,352	11,105,091	11,778,506	22.75
Other Income	73,799	106,810	178,763	133,734	116,451	0.22
Vacancy & Credit Loss	(0)	(0)	(0)	(0)	(1,888,239)	(3.65)
Effective Gross Income	$32,530,019	$34,131,273	$34,493,689	$35,079,513	$35,992,988	$69.53

Real Estate Taxes	$5,869,670	$5,958,023	$5,698,505	$5,907,283	$6,165,030	11.91
Insurance	145,887	147,244	145,460	139,160	153,980	0.30
Management Fee	582,700	582,700	590,800	596,517	1,000,000	1.93
Other Operating Expenses	4,763,045	5,372,058	5,729,838	6,067,372	6,144,608	11.87
Total Operating Expenses	$11,361,302	$12,060,025	$12,164,603	$12,710,332	$13,463,618	$26.01

Net Operating Income	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$22,529,370	$43.52
TI/LC	0	0	0	0	1,619,218	3.13
Capital Expenditures	0	0	0	0	103,531	0.20
Net Cash Flow	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$20,806,621	$40.19

Occupancy	98.6%	98.6%	98.6%	98.6%	95.0%(4)
NOI Debt Yield(5)	11.1%	11.6%	11.8%	11.8%	11.9%
NCF DSCR(5)	3.05x	3.18x	3.22x	3.23x	3.00x

(1)	Underwritten Base Rent is based on the annualized contractual base rent for occupied tenants as per the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Foundation Health Plan, Inc. leases were straight lined over the remainder of their respective lease terms based on contractual rent steps.

(2)	Pursuant to the terms of the SEC lease, the tenant elected to utilize its additional allowance for the improvement of its space, amortizing such amount as additional triple net rent over the 10-year firm lease term expiring February 2021.

(3)	Includes underwritten rent steps which equate to (i) for non-investment grade tenants, base rent steps through July 2018 (an aggregate of $152,261 for American Chemistry Council and Pritchard Industries, Inc.), and (ii) for investment grade tenants, the average base rent over the remainder of the lease term (an aggregate of $1,473,855 for SEC and Kaiser Permanente).

(4)	Represents the underwritten economic vacancy of 5.0%.

(5)	Calculated based on the aggregate outstanding principal balance of the Station Place III Loan Combination.

■	Appraisal. According to the appraisal, the Station Place III Property had an “as-is” appraised value of $399,000,000 as of an effective date of August 22, 2017.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$401,000,000	N/A	5.25%
Discounted Cash Flow Approach	$399,000,000	6.00%(1)	5.75%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental reports, dated September 5, 2017, there are no recommendations for further action for the Station Place III Property.

■	Market Overview and Competition. The Station Place III Property is located at the convergence of the Capitol Hill and NoMa submarkets in Washington, D.C. The Station Place III Property is located on 2nd Street, Northeast just south of H Street and East of the Amtrak train tracks. The neighborhood’s primary roadways include Massachusetts Avenue, Florida Avenue, New York Avenue, North Capitol Street, and Fourth and Fifth Streets. Both Pennsylvania and Massachusetts Avenues are northwest to southeast roads, with the former providing direct access to the United States Capitol and the latter providing access to Union Station. New York Avenue (U.S. Route 50) is a southwest to northeast roadway, which is a major commuter route into the city from Maryland. North Capital, Fourth and Fifth Streets are the main north to south right of ways, with North Capitol Street being the dominant traffic artery. The Station Place III Property is approximately 0.25 miles north of the Union Station train and Metrorail station, approximately one-third mile northeast of the Judiciary Square Metrorail station, and approximately 0.5 miles southwest of the New York Avenue-Florida Avenue-Gallaudet University Metrorail station. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Station Place III Property was 54,620, 352,114 and 768,257, respectively, and the estimated average household income within a one-, three- and five-mile radius of the Station Place III Property was $136,876, $117,455 and $109,461, respectively.

According to the appraisal, the Station Place III Property is located in the NoMA office submarket of the greater District of Columbia office market. The NoMA office submarket consisted of approximately 11.0 million SF of office space with an overall vacancy rate of 9.8% as of the second quarter of 2017. The appraisal identified six properties as directly competitive with the Station Place III Property with a weighted average vacancy of 12.3%. The appraisal

LOAN #2: station place III

identified 13 comparable office leases in the NoMA office submarket in six buildings ranging in size from approximately 200,000 SF to 839,000 SF. Asking gross rents for the comparable leases ranged from $48.00 per SF to $69.00 per SF. The appraiser’s concluded gross market rent for office space is $68.00 per SF, which is in-line with the underwritten gross rent at the Station Place III property of $69.63 per SF.

The following table presents certain information relating to the primary competition for the Station Place III Property:

Office Lease Comparables(1)

Property Name	Address	Year Built	Occupancy	Total GLA (SF)	Tenant Name	Lease Start Date	Lease Area (SF)	Base Rent PSF
Station Place III (Subject)	700 2nd Street, NE, Washington D.C.	2009	98.6%(2)	517,653(2)	-	-	-	-
Republic Square	25 Massachusetts Avenue, NW, Washington D.C.	2006	66.0%	380,912	American Medical Association	Oct-2016	31,590	$41.52(3)
					Barr Pharmaceuticals	Aug-2016	8,232	$43.00(3)
Republic Square II	660 North Capitol Street, NW, Washington D.C.	2016	60.0%(4)	200,000	National League of Cities/National Association of Counties	Nov-2015	77,000	$65.00
Hall of States Building	400-440 North Capitol Street, NW, Washington D.C.	1976	98.0%	570,729	Marine Engineers Benefits Assoc.	May-2016	6,900	$60.00
					Liberty Mutual	Apr-2016	4,300	$58.00
601 New Jersey Avenue	601 New Jersey Avenue,	2001	71.0%	258,710	General Pharma	Oct-2017	16,515	$61.00
	NW, Washington D.C.				US Telecom	Jul-2017	11,992	$64.50
					PSEG	Jun-2017	2,331	$63.00
					Carpi & Clay	May-2017	2,643	$65.00
Sentinel Square II	1050 1st Street, NE, Washington D.C.	2013	94.0%	289,524	D.C. Government	Dec-2016	168,101	$48.85
					GSA - FEC	Dec-2016	99,677	$48.00
Three & Four Constitution Sq.	175 N Street and 150 M Street, NE, Washington D.C.	2014	100.0%	839,000	GSA - DOJ	Oct-2015	839,000	$49.00

(1)	Source: Appraisal.

(2)	Based on borrower rent roll dated September 1, 2017.

(3)	The leases for American Medical Association and Barr Pharmaceuticals are triple net. The full service equivalent Base Rent PSF for these tenants is $67.52 and $69.00, respectively.

(4)	Republic Square II was delivered in 2016 and is currently in the process of leasing up space.

■	The Borrower. The borrowing entity for the Station Place III Loan Combination is Seven Hundred 2nd Street Holdings LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Station Place III Loan Combination.

The Station Place III Loan sponsor is Seven Hundred 2nd Street Holdings Mezz LLC (“700 SSH Mezz”). 700 SSH Mezz has two managing members, 700 Second Street Associates LP (“SSA”) and Fisher Brothers Washington LLC (“Fisher Brothers”) and an administrative member LD Residual V LLC. There is no separate nonrecourse carveout guarantor, and the borrower is the sole party to the environmental indemnity. The Station Place III Loan documents require the borrower to maintain an environmental insurance policy with aggregate and individual limits of $2,000,000. In addition, the environmental report recommended no further investigation of the Station Place III Property. SSA is majority owned by Morgan Stanley Prime Property Fund (“PPF”).

PPF is a diversified core real estate fund managed by Morgan Stanley Real Estate. PPF’s assets include office, retail, multifamily, industrial, self-storage and hotel properties that are located in major real estate markets throughout the United States. PPF now stands at approximately $18.0 billion, the fourth largest open end fund in the United States. Founded in 1915, Fisher Brothers is a real estate investment company headquartered in New York, New York. Fisher Brothers has built, owned and managed more than 10.0 million SF of Class A commercial space with a geographic focus on urban markets along the east coast.

■	Escrows. On the origination date of the Station Place III Loan, the borrower funded reserves of (i) $8,628 for replacement reserves, (ii) $115,973 for outstanding tenant improvements and free rent and (iii) $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and SEC, required to be on deposit with the lender pursuant to the lease between the borrower and the SEC.

The borrower is required to deposit $8,628 for replacement reserves on each monthly payment date, subject to a cap of $310,952.

During a Station Place III Trigger Period (as defined below), the borrower will be required to fund on each monthly payment date (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, (ii) at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an

LOAN #2: station place III

acceptable blanket policy. During a Station Place III Trigger Period caused solely by a Kaiser Permanente Trigger Event (as defined below) and/or an SEC Trigger Event (as defined below), the borrower is required to pay to the lender on each payment date thereafter for tenant improvements and leasing commissions incurred, all excess cash flow after the payment of all required monthly debt service payments, required reserves and operating expenses. This reserve is subject to a cap of (i) with respect to a Kaiser Permanente Trigger Event, $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente (the “Kaiser Permanente Cap”), and (ii) with respect to a SEC Trigger Event, $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC (the “SEC Cap”). The Kaiser Permanente Cap currently equals $12,412,500 (approximately $23.98 per SF). The SEC Cap currently equals $12,571,800 (approximately $24.29 per SF).

■	Lockbox and Cash Management. The Station Place III Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants within 15 days of origination of the Station Place III Loan instructing them to deposit all rents and other payments into the clearing account controlled by the lender, and any funds received by the borrower or the property manager are required to be deposited in the lockbox within two business days of receipt. During a Station Place III Trigger Period (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the Station Place III Loan documents. Provided no Station Place III Trigger Period is continuing, excess cash in the deposit account is required to be disbursed to the borrower in accordance with the Station Place III Loan documents. Upon the occurrence of an event of default under the Station Place III Loan documents, funds may be applied in such order of priority as the lender may determine.

A “Station Place III Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.50x based on the trailing three-month period immediately preceding the date of such determination, (iii) an SEC Trigger Event, (iv) a Kaiser Permanente Trigger Event or (v) any bankruptcy action of the borrower and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured (if applicable, and in no event more than four times), (b) with respect to clause (ii) above, the debt service coverage ratio is at least 1.50x for two consecutive calendar quarters based on the trailing three-month period immediately preceding the date of such determination, (c) with respect to clause (iii) above, the occurrence of an SEC Trigger Event Cure (as defined below), (d) with respect to clause (iv) above, the occurrence of a Kaiser Permanente Trigger Event Cure (as defined below) and (e) with respect to clause (v) above, in no event will the borrower have the right to cure a Station Place III Trigger Period caused by any bankruptcy action of the borrower.

A “Kaiser Permanente Trigger Event” means (i) if Kaiser Permanente does not either (a) exercise its renewal option or (b) enter into a new lease or amend the existing Kaiser Permanente lease on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, in each case before the date that is 24 months prior to the expiration date of the Kaiser Permanente lease or (ii) if Kaiser Permanente “goes dark”, vacates or abandons 75% or more of its premises.

A “Kaiser Permanente Trigger Event Cure” means either (i) the subsequent extension of the Kaiser Permanente lease or the entering into of a new lease with Kaiser Permanente, or amendment of the existing Kaiser Permanente lease, that is on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, (ii) the replacement of Kaiser Permanente with a tenant reasonably acceptable to the lender pursuant to a lease reasonably approved by the lender and such tenant being in occupancy of its premises and delivery of a tenant estoppel acceptable to the lender, or (iii) deposits into the Kaiser rollover reserve equal or exceed $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente.

An “SEC Trigger Event” means (i) if the SEC does not either (a) exercise its renewal option or (b) enter into a new lease, or amend the existing SEC lease, that is on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, in each case before the date that is 12 months prior to the expiration date of the SEC lease or (ii) if the SEC “goes dark”, vacates or abandons 75.0% or more of its premises.

An “SEC Trigger Event Cure” means either (i) the subsequent extension of the SEC lease, the entering into of a new lease with the SEC or the amendment of the existing SEC lease on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, (ii) the replacement of the SEC with a tenant reasonably acceptable to the lender pursuant to a lease reasonably acceptable to the lender, with such tenant being in occupancy and delivery of a “statement of lease” in form substantially similar to the “statement of lease” currently attached to the SEC lease, or (iii) deposits into the SEC rollover reserve equal or exceed $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by the SEC.

LOAN #2: station place III

■	Property Management. The Station Place III Property is currently managed by Property Group Partners LLC, a Delaware limited liability company, as successor-in-interest to Louis Dreyfus Properties, LLC and an affiliate of LD Residual V LLC. The lender has the right to require that the borrower terminate the management agreement and replace the property manager if (a) the property manager becomes subject to a bankruptcy action; (b) there exists an event of default under the Station Place III Loan documents; or (c) there exists a default beyond all applicable notice and cure periods under the management agreement.

■	Future Mezzanine or Secured Subordinate Indebtedness. An entity meeting the requirements of the Station Place III Loan documents and owning 100% of the equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing under the Station Place III Loan documents; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 47.6%; (iii) the projected debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the 12-month period following the origination date of the mezzanine loan is not less than 2.79x; and (iv) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Station Place III Property, plus a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property). If TRIPRA is not in effect, the borrower is required to carry the maximum terrorism coverage afforded for two times the cost of the issuance premium payable at the time with respect to the Station Place III Property and business interruption/rental loss insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #3: GODFREY HOTEL

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Chicago, Illinois	Cut-off Date Balance		$47,500,000
Property Type	Hospitality	Cut-off Date Balance per Room		$214,932.13
Size (Rooms)	221	Percentage of Initial Pool Balance		4.9%
Total TTM Occupancy as of 2/28/2017	95.0%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 2/28/2017	95.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2014 / NAP	Mortgage Rate		4.96000%
Appraised Value	$101,400,000	Original Term to Maturity (Months)		60
Appraisal Date	3/28/2017	Original Amortization Term (Months)		360
Borrower Sponsor	John W. Rutledge	Original Interest Only Period (Months)		NAP
Property Management	Oxford Hotels and Resorts, LLC	First Payment Date		11/6/2017
		Maturity Date		10/6/2022
Underwritten Revenues	$23,665,236
Underwritten Expenses	$16,281,719	Escrows(1)
Underwritten Net Operating Income (NOI)	$7,383,517
Underwritten Net Cash Flow (NCF)	$6,436,907		Upfront	Monthly
Cut-off Date LTV Ratio	46.8%	Taxes	$225,249	$112,624
Maturity Date LTV Ratio	43.2%	Insurance	$73,879	$10,554
DSCR Based on Underwritten NOI / NCF	2.42x / 2.11x	FF&E(2)	$0	$78,884
Debt Yield Based on Underwritten NOI / NCF	15.5% / 13.6%	Other(3)	$3,240,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,500,000	55.7%	Loan Payoff	$80,278,257	94.1%
Other Sources(4)	37,778,257	44.3	Reserves	3,539,127	4.1
Principal’s New Cash Contribution	43,459	0.1	Closing Costs	1,504,332	1.8

Total Sources	$85,321,716	100.0%	Total Uses	$85,321,716	100.0%

(1)	See “—Escrows” below.

(2)	The Godfrey Hotel Loan documents require monthly deposits into the FF&E reserve equal to 4% of the greater of (x) monthly gross revenue for the corresponding month in the prior year and (y) projected gross revenue for the then current month (initially $78,884).

(3)	Other upfront reserve represents $2,500,000 for EB-5 reimbursements and a seasonality reserve of $740,000. The borrower is also required to deposit a seasonality reserve beginning in 2018 and continuing until loan maturity on each monthly payment date between April and November annually, equal to the excess cash flow up to 110% of the greater of (i) the total budgeted shortfall amount in all negative cash flow periods within the same fiscal year or (ii) the actual total shortfall amount in all negative cash flow periods for the preceding calendar year based on the monthly operating statements for the Godfrey Hotel Property for the 12 month period to date of determination.

(4)	The prior $80,000,000 mortgage loan secured by the Godfrey Hotel Property, originated by an affiliate of the borrower, was partially paid off with the Godfrey Hotel Loan proceeds with the remaining balance ($37,653,257) converted into an unsecured loan (the “Member Loan”) by the sole member of the borrower in favor of Quadrum (as defined below). The borrower was released of all liability in connection with the prior $80,000,000 mortgage loan, the mortgage against the Godfrey Hotel Property securing the prior loan was released at origination of the Godfrey Hotel Loan, and the note evidencing the prior loan was marked cancelled.

■	The Mortgage Loan. The mortgage loan (the “Godfrey Hotel Loan”) is evidenced by a note in the original principal amount of $47,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 221-room full service hotel located in Chicago, Illinois (the “Godfrey Hotel Property”). The Godfrey Hotel Loan was originated by Citi Real Estate Funding Inc. on September 21, 2017 and represents approximately 4.9% of the Initial Pool Balance. The note evidencing the Godfrey Hotel Loan had an original principal balance of $47,500,000, has an outstanding principal balance as of the Cut-off Date of $47,500,000 and accrues interest at an interest rate of 4.96000% per annum. The proceeds of the Godfrey Hotel Loan were used to refinance the existing debt on the Godfrey Hotel Property, fund reserves and pay origination costs.

The Godfrey Hotel Loan had an initial term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The Godfrey Hotel Loan requires monthly payments of approximately $253,830, which payments include interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Godfrey Hotel Loan is the due date in October 2022. Provided that no event of default has occurred and is continuing under the Godfrey Hotel Loan documents, at any time after the second anniversary of the securitization Closing Date, the Godfrey Hotel Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Godfrey Hotel Loan documents. Provided that no event of default has occurred and is continuing under the Godfrey Hotel Loan documents, voluntary prepayment of the Godfrey Hotel Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2022.

LOAN #3: GODFREY HOTEL

■	The Mortgaged Property. The Godfrey Hotel Property is a 16-story, 221-room, full service hotel located at the southeast corner of West Huron Street and North LaSalle Street in the River North submarket of Chicago, Illinois. The Godfrey Hotel Property was constructed in 2014 and features a fitness center, full service spa and two food and beverage facilities. Dolce Italian is a 144 seat restaurant located on the ground floor of the Godfrey Hotel Property. Dolce Italian has additional locations in Miami and Atlanta and is affiliated with LDV Hospitality Group, the group behind restaurants such as American Cut and Scarpetta. IO Rooftop Lounge is a 15,000 SF indoor and outdoor rooftop lounge featuring panoramic skyline views and a retractable roof. The guestroom unit mix is composed of 132 rooms with a king size bed, 41 rooms with two queen size beds, 11 rooms with a single queen size bed, 11 executive king bed rooms and 26 studio suites. There is a total of 1,867 SF of meeting and banquet space at the Godfrey Hotel Property. The Godfrey Hotel Property is one of two current Godfrey hotels in the United States, with the other current location being in Boston and an approximately 200 room Godfrey hotel planned to open in Hollywood, California in 2018. Per the December 2016 travel research report, since year end 2014, the Godfrey Hotel Property has ranked first out of the seven properties in its competitive set for year-end trailing twelve month occupancy.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Godfrey Hotel Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Godfrey Hotel Property				Competitive Set				Penetration

	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017
Occupancy	89.6%	93.5%	95.5%	95.6%	77.2%	79.0%	78.9%	79.1%	116.1%	118.5%	121.1%	121.0%
ADR	$170.46	$165.55	$163.09	$162.10	$206.55	$212.65	$206.78	$205.83	82.5%	77.8%	78.9%	78.8%
RevPAR	$152.81	$154.82	$155.80	$155.04	$159.53	$167.89	$163.13	$162.75	95.8%	92.2%	95.5%	95.3%

(1)	Source: Travel Research Report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Godfrey Hotel Property based on market segmentation, as provided in the appraisal for the Godfrey Hotel Property:

2016 Accommodated Room Night Demand(1)

Commercial	Meeting and Group	Leisure
60.0%	15.0%	25.0%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Godfrey Hotel Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 2/28/2017	Underwritten	Underwritten $ per Room
Room Revenue	$10,542,054	$12,457,727	$12,551,833	$12,496,261	$12,496,261	56,544.17
Food & Beverage Revenue	8,844,247	10,430,253	10,396,030	10,401,103	10,247,280	46,367.78
Other Revenue(2)	931,901	1,170,210	1,066,191	1,060,517	921,695	4,170.57
Total Revenue	$20,318,202	$24,058,190	$24,014,054	$23,957,881	$23,665,236	$107,082.52

Room Expense	2,942,313	3,434,976	3,616,227	3,628,518	3,433,551	15,536.43
Food & Beverage Expense	4,489,898	6,310,083	6,694,565	6,722,452	6,631,762	30,007.97
Other Expense	518,902	505,086	501,463	490,238	446,818	2,021.80
Total Departmental Expense	$7,951,113	$10,250,145	$10,812,255	$10,841,208	$10,512,130	$47,566.20
Total Undistributed Expense	3,908,378	4,385,660	4,393,500	4,402,302	4,361,836	19,736.82
Total Fixed Charges	228,949	1,308,370	1,374,459	1,387,853	1,407,753	6,369.92
Total Operating Expenses	$4,137,327	$5,694,030	$5,767,959	$5,790,155	$5,769,589	$26,106.74

Net Operating Income	$8,229,762	$8,114,015	$7,433,840	$7,326,518	$7,383,516	$33,409.58
FF&E	812,728	962,328	960,562	958,315	946,609	4,283.30
Net Cash Flow	$7,417,034	$7,151,688	$6,473,278	$6,368,203	$6,436,907	$29,126.28

Occupancy	89.6%	93.5%	95.5%	95.0%	78.5%
NOI Debt Yield	17.3%	17.1%	15.7%	15.4%	15.5%
NCF DSCR	2.44x	2.35x	2.13x	2.09x	2.11x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists of overnight parking fees for hotel guests and valet parking for restaurant, lounge and hotel guests as well as other miscellaneous sources of revenue.

LOAN #3: GODFREY HOTEL

■	Appraisal. According to the appraisal, the Godfrey Hotel Property had an “as-is” appraised value of $101,400,000 as of March 28, 2017.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$101,400,000	8.95%	7.30%

(1)	Source: Appraisal.

■	Environmental Matters. According to the Phase I environmental report, dated April 6, 2017, there were no recognized environmental conditions or recommendations for further action at the Godfrey Hotel Property.

■	Market Overview and Competition. The Godfrey Hotel Property is located in Chicago, Illinois within the River North submarket. High-rise office buildings, upscale residential developments and hotels fill the densely developed River North neighborhood with street level space predominantly used for retail and restaurants. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Godfrey Hotel Property was 100,534, 362,001 and 803,542, respectively. According to the appraisal, 2017 estimated average household income within a one-, three- and five-mile radius of the Godfrey Hotel Property was $134,747, $123,455 and $103,426, respectively. Demand generators located within a 3-mile radius of the Godfrey Hotel Property include The Magnificent Mile, Navy Pier, The Shedd Aquarium, Millennium Park and Grant Park. As of the fourth quarter of 2016, the River North submarket had the second lowest vacancy rate in the Chicago office market. The River North submarket had a 7.3% vacancy rate compared to the 17.8% vacancy rate for the entire Chicago office market as of the fourth quarter of 2016. McCormick Place, the nation’s largest convention center, with a total of 2.6 million SF of exhibition space is located within 4 miles of the Godfrey Hotel Property. During 2015, McCormick Place hosted 63 conventions and generated 1,171,339 room nights for the Chicago hotel market.

The appraiser identified five properties which are considered primary competitors to the Godfrey Hotel Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Godfrey Hotel Property:

Godfrey Hotel Property Competitive Set(1)

Property	Year Opened	Number of Rooms(2)	Distance (in miles)	Commercial Demand	Meeting & Group Demand	Leisure	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Godfrey Hotel Property	2014	221	—	60%	15%	25%	95.5%	$163.01	$155.60
Kinzie Hotel	2003	221	0.4	45%	20%	35%	85.0% –90.0%	$180.00 – $190.00	$150.00 – $160.00
Dana Hotel	2008	216	0.2	50%	30%	20%	70.0% –75.0%	$190.00 – $200.00	$140.00 – $150.00
James Hotel Chicago	1985	294	0.3	45%	20%	35%	80.0% –85.0%	$200.00 – $210.00	$160.00 – $170.00
Acme Chicago	1980	130	0.3	50%	20%	30%	70.0% –75.0%	$190.00 – $200.00	$140.00 – $150.00
Hotel Felix	2009	225	0.0	60%	10%	30%	85.0% –90.0%	$140.00 – $150.00	$125.00 – $130.00
Total / Wtd. Avg.		1,086		52%	19%	30%	84.2%	$179.60	$151.14

(1)	Source: Appraisal.

(2)	Total Number of Rooms excludes rooms at the Godfrey Hotel Property.

■	The Borrower. The borrower is Oxford 127 Huron Hotel Venture Property Company, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered two non-consolidation opinions in connection with the origination of the Godfrey Hotel Loan, one with respect to the domestic entities in the borrower’s organizational structure and one with respect to the foreign entities in the borrower’s organizational structure. The borrower sponsor and non-recourse carveout guarantor is John W. Rutledge. John W. Rutledge is the founder, president and CEO of Oxford Capital Group, LLC. Oxford Capital Group, LLC is a national real estate investment, development, management and branding firm that focuses on large-scale acquisitions, developments, and redevelopments. The Godfrey Hotel Property’s manager, Oxford Hotels and Resorts, LLC, is Oxford Capital Group LLC’s wholly-owned hotel-operating affiliate. Oxford Capital Group, LLC, its affiliates and principals have been involved in approximately $2.5 billion of real estate and private equity investments, including approximately 13,000 hotel rooms and more than 2,000 senior housing units.

■	Escrows. On the origination date, the borrower funded reserves of (i) $225,249 for real estate tax expenses, (ii) $73,879 for insurance premiums, (iii) $2,500,000 for funds with respect to the investments of five EB-5 investors whose visa petitions have not yet been approved by all applicable government authorities and (iv) $740,000 for a seasonality reserve with respect to the Godfrey Hotel Property. With respect to the $2,500,000 EB-5 loan reserve, if any such outstanding petition is denied, the applicable investor is entitled to receive back its $500,000 investment, which will be paid from the EB-5 loan reserve.

LOAN #3: GODFREY HOTEL

On each monthly payment date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, initially estimated to be $112,624, (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums for the renewal of the coverage for over the then succeeding 12-month period, initially estimated to be $10,554, provided that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket or umbrella insurance policies in accordance with the Godfrey Hotel Loan documents, (iii) the Godfrey FF&E Reserve (as defined below), initially estimated to be $78,884 and (iv) beginning in 2018, on each due date in April through and including the due date in November each year for the remainder of the term of the Godfrey Hotel Loan, all excess cash flow up to the Seasonality Reserve Cap (as defined below).

The “Godfrey FF&E Reserve” means, with respect to the monthly payment date, an amount equal to the greater of (a) any amount required by any licensor under any license agreement with respect to FF&E, and (b) an amount equal to 4% of the greater of (x) the monthly gross revenues for the hotel related operations at the Godfrey Hotel Property for the corresponding month in the immediately preceding calendar year as reasonably determined by the lender and (y) the projected monthly gross revenues for the hotel related operations at the Godfrey Hotel Property for the applicable month in which the due date occurs in the current calendar year as set forth in the approved annual budget; provided that, if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount payable under clause (b) is determined by the lender in its reasonable discretion.

The “Seasonality Reserve Cap” means, for each calendar year, an amount equal to 110% of the greater of (A) the sum of the Negative Monthly Amounts (as defined below) for the preceding calendar year, based on the monthly operating statements of the Godfrey Hotel Property for the twelve month period to date of determination and (B) the sum of the Negative Monthly Amounts for such calendar year, as determined by the approved annual budget for such year.

A “Negative Monthly Amount” means with respect to any monthly payment date, the amount that (a) operating expenses, debt service, deposits to the tax account, insurance account and the FF&E reserve account required on such monthly payment date pursuant to the terms of the Godfrey Hotel Loan agreement, exceeds (b) operating income and other gross revenues for the Godfrey Hotel Property for the calendar months relating to such monthly payment date, in each case as shown in the approved annual budget; provided, that, until an approved annual budget is approved in accordance with the terms of the Godfrey Hotel Loan agreement, “Negative Monthly Amounts” will be determined by the lender in its reasonable discretion.

■	Lockbox and Cash Management. The Godfrey Hotel Loan is structured with a hard lockbox in place at origination and springing cash management. The borrower is required to deliver notices to all credit card companies (and tenants, if any) directing them to deposit all sums payable to the borrower into the lender-controlled lockbox account. The property manager is required to deposit all funds payable to the borrower into the lender-controlled lockbox account. All sums on deposit in the lockbox account are required to be swept on each business day to the borrower or at the borrower’s direction, unless a Godfrey Hotel Trigger Period (as defined below) is continuing, in which case all funds in the lender-controlled lockbox will be swept on each business day into the cash management account for the payment of, among other things, debt service and property operating expenses, for the funding of monthly escrows, with any excess cash flow (i) to the extent a Godfrey Hotel Trigger Period does not exist, to be (A) deposited into the PIP reserve account in an amount sufficient such that amounts on deposit in the PIP reserve account equal 125% of the cost of the PIP work (if any) as estimated by the lender (which such cost shall be exclusive of duplicative FF&E) and (B) to the extent there are any excess funds remaining after such deposit described in (A) above, returned to the borrower and (ii) to the extent a Godfrey Hotel Trigger Period is continuing, to be held as additional collateral by the lender. After an event of default under the Godfrey Hotel Loan documents, the lender may apply funds in such priority as it may determine.

A “Godfrey Hotel Trigger Period” means a period (a) commencing upon the occurrence of an event of default under the Godfrey Hotel Loan documents and continuing until the cure or the lender’s waiver of such event of default, if applicable, (b) commencing upon the occurrence of the debt service coverage ratio being less than 1.30x, and continuing until the debt service coverage ratio is equal to or greater than 1.35x for two consecutive calendar quarters, (c) commencing upon the occurrence of a License Agreement Trigger Event (as defined below) and continuing until the occurrence of a License Agreement Cure Event (as defined below) or (d) commencing upon the failure of a License Renewal Event (as defined below) to occur on or before the date which is one year prior to the expiration of the then-applicable term of the license agreement and continuing until the occurrence of a License Renewal Event.

LOAN #3: GODFREY HOTEL

A “License Agreement Trigger Event” means (i) the borrower being in default under any license agreement beyond any applicable notice and cure periods, (ii) the borrower or any licensor on giving notice that it is terminating the license agreement (except in the event such license agreement has been replaced in accordance with the terms of the Godfrey Hotel Loan documents), (iii) any termination or cancellation of any license agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of any licensor) and/or any license agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of any licensor, (v) the Godfrey Hotel Property failing to be operated, “flagged” and/or branded pursuant to any license agreement (except in the event such license agreement has been replaced in accordance with the terms of the Godfrey Hotel Loan documents) and (vi) any permit applicable to any license agreement ceasing to be in full force in effect, unless replaced with a permit of substantially the same efficacy.

A “License Agreement Cure Event” means the lender’s receipt of evidence reasonably acceptable to the lender of (1) (a) the satisfaction of certain license agreement cure conditions or (b) the branding, “flagging” and operation of the Godfrey Hotel Property pursuant to a replacement qualified franchise agreement entered into in accordance with the terms of the Godfrey Hotel Loan documents (which qualified franchise agreement is in full force and effect with no defaults thereunder) and delivery to the lender of a comfort letter in form and substance reasonably acceptable to the lender and (2) to the extent a PIP is required in connection with the foregoing, (A) the deposit of the corresponding PIP deposit into a PIP reserve account in accordance with the Godfrey Hotel Loan documents or (B) the sum of the PIP excess cash amount and amounts on deposit in the PIP reserve account is equal to or greater than 125% of the costs of the related PIP work as estimated by the lender (but without giving effect to any duplicative FF&E).

A “License Renewal Event” means, an event which shall occur upon the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, without limitation, delivery of a duly executed estoppel certificate from the applicable licensor) that (i) the related license agreement has been extended or a replacement (or new, as applicable) license agreement has been entered into, in each case, for a term reasonably acceptable to the lender and otherwise in accordance with the applicable terms and conditions of the Godfrey Hotel Loan documents, (ii) such license agreement (as so extended) or such replacement license agreement (or new, as applicable), as applicable, is in full force and effect with no defaults thereunder, (iii) to the extent a PIP is required in connection with the foregoing, (a) the deposit of the corresponding PIP deposit into the PIP reserve account in accordance with the Godfrey Hotel Loan documents or (b) the sum of the PIP excess cash amount and amounts on deposit in the PIP reserve account is equal to or greater than 125% of the costs of the related PIP work as reasonably estimated by the lender (but without giving effect to any duplicative FF&E) and (iv) a comfort letter has been delivered in form and substance reasonably acceptable to the lender from the applicable licensor. For the purposes of the foregoing, the applicable license agreement will not fail to be deemed “entered into” and “in full force and effect” to the extent the same has been duly executed and delivered but provides that it is only effective after the expiration of the then-current license agreement.

■	Property Management. The Godfrey Hotel Property is currently managed by Oxford Hotels And Resorts, LLC, an affiliate of the borrower. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if at any time: (i) the property manager becomes insolvent or a debtor in (y) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof, or (z) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default exists under the Godfrey Hotel Loan documents; or (iii) there exists a default by property manager beyond all applicable notice and cure periods under the property management agreement. The borrower is not permitted to replace the property manager unless, among other conditions, (i) the borrower has received the lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed; (ii) no event of default has occurred and is continuing under the Godfrey Hotel Loan documents unless the lender has expressly consented; (iii) the lender receives at least thirty days prior written notice of the same; (iv) after giving effect to the same (a) the new manager is engaged pursuant to a qualified management agreement pursuant to the Godfrey Hotel Loan documents or (b) the property will be “flagged”, operated and branded pursuant to a qualified franchise agreement, in each case acceptable to the lender and is otherwise in accordance with the applicable terms and conditions of the Godfrey Hotel Loan documents, (v) to the extent a PIP is required in connection with the management/license agreement or qualified franchise agreement, as applicable, the corresponding PIP has been approved and PIP deposit has been deposited in the PIP reserve account in accordance with the Godfrey Hotel Loan documents; (vi) (a) in the case of a management/license agreement, the new manager and the new borrower execute an assignment of management agreement; and (b) in the case of a qualified franchise agreement, (1) a comfort letter has been delivered in form and substance reasonably acceptable to the lender from the applicable franchisor and (2) all other conditions to engagement of a new franchisor under the Godfrey Hotel Loan documents have been satisfied; and (vii) at the lender’s option, the lender receives a rating agency confirmation. The “Godfrey” name and related trademarks are owned by Oxford Capital Group, LLC (“OCG”), the sole member of the current property manager. In connection with the origination of the Godfrey Hotel Loan, OCG and property manager

LOAN #3: GODFREY HOTEL

entered into a Trademark License Agreement evidencing the license granted by OCG to the property manager to use the “Godfrey” name and related trademarks. OCG is a party to the assignment of management agreement for the Godfrey Hotel Loan with respect to (i) estoppel certifications relating to the Trademark License Agreement and (i) transitional services related to the lender’s right to use the “Godfrey” name and related trademarks after the termination of the Hotel Management Agreement pursuant to the related assignment of management agreement.

■	Mezzanine or Subordinate Indebtedness. The Godfrey Hotel Property is encumbered by a mortgage (“EB-5 Mortgage”) securing an EB-5 program (Immigrant Investor Program) loan (“EB-5 Loan”) in the maximum principal amount of $25,000,000 from an affiliate of the borrower (“EB-5 Lender”), as lender, and the borrower, as borrower. The EB-5 Mortgage is subordinate to the mortgage securing the Godfrey Hotel Loan and a subordination and standstill agreement was executed by EB-5 Lender and the borrower in connection with the closing of the Godfrey Hotel Loan which, among other things, prohibits the EB-5 Lender from declaring a default under the EB-5 Mortgage, accelerating the indebtedness secured by the EB-5 Mortgage, commencing any action to foreclose the EB-5 Mortgage or taking any other enforcement action as a result of a default under the EB-5 Loan. Pursuant to the subordination and standstill agreement, the EB-5 Loan is only payable from excess cash flow and is non-accruing. The current outstanding balance of the EB-5 Loan is $24,875,000 which amount will be increased by $25,000 as each of the five EB-5 investors with outstanding EB-5 petitions are adjudicated, and the Bridge Loan (described below) will be decreased by each such $25,000 amount.

A prior $36,000,000 mortgage loan by the borrower in favor of an affiliate of the borrower (“Quadrum”) (“the Bridge Loan”) was secured by the Godfrey Hotel Property and partially paid off with the Godfrey Hotel Loan proceeds, with a remaining balance of $125,000. The mortgage securing the Bridge Loan was released at the origination of the Godfrey Hotel Loan. A subordination and standstill agreement was executed by Quadrum in connection with the closing of the Godfrey Hotel Loan which, among other things, prohibits Quadrum from declaring a default under the Bridge Loan, accelerating the indebtedness of the Bridge Loan and requires that the Bridge Loan only be payable from excess cash flow and is non-accruing. The Bridge Loan will be decreased by $25,000 as each of the five remaining EB-5 investors with outstanding EB-5 petitions are adjudicated and the EB-5 Loan will be increased by such $25,000 amount in connection with each adjudicated EB-5 petition (as described above).

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Godfrey Hotel Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the 360 days following restoration). The “all-risk” policy containing terrorism insurance is required to contain a deductible no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		CREFI
Location (City/State)	Pleasant Prairie, Wisconsin		Cut-off Date Balance(3)		$41,000,000
Property Type	Retail		Cut-off Date Balance per SF(2)		$360.15
Size (SF)	402,615		Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 7/26/2017	93.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 7/26/2017	93.0%		Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / NAP		Mortgage Rate		3.99500%
Appraised Value	$290,000,000		Original Term to Maturity (Months)		120
Appraisal Date	7/20/2017		Original Amortization Term (Months)		NAP
Borrower Sponsors	Simon Property Group, L.P.		Original Interest Only Period (Months)		120
Property Management	Simon Management Associates, LLC		First Payment Date		10/1/2017
			Maturity Date		9/1/2027

Underwritten Revenues	$22,589,594
Underwritten Expenses	$6,316,284		Escrows
Underwritten Net Operating Income (NOI)	$16,273,310			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,604,536		Taxes	$0	$0
Cut-off Date LTV Ratio(2)	50.0%		Insurance	$0	$0
Maturity Date LTV Ratio(2)	50.0%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.77x / 2.66x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.2% / 10.8%		Other(4)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$145,000,000	100.0%	Principal Equity Distribution(5)	$144,317,359	99.5%
			Closing Costs	682,641	0.5

Total Sources	$145,000,000	100.0%	Total Uses	$145,000,000	100.0%

(1)	The Pleasant Prairie Premium Outlets Property was built in phases, beginning in 1987 with other portions being completed in 1989 and 2006.

(2)	Calculated based on the aggregate outstanding principal balance of the Pleasant Prairie Premium Outlets Loan Combination (as defined below).

(3)	The Pleasant Prairie Premium Outlets Loan has an outstanding principal balance as of the Cut-off Date of $41,000,000 and represents the non-controlling note A-2 of the $145,000,000 Pleasant Prairie Premium Outlets Loan Combination, which is evidenced by four pari passu notes and was co-originated by Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association (“WFB”). The related companion loans are evidenced by (i) the controlling note A-1 ($34,000,000), which was contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-4 ($25,000,000), which is currently held by WFB and is expected to be contributed to the WFCM 2017-C40 securitization transaction, and (iii) the non-controlling note A-3 ($45,000,000), which is currently held by WFB and is expected to be contributed to one or more future commercial mortgage securitization transactions.

(4)	The borrower sponsor delivered a guaranty in lieu of depositing a cash reserve for $416,575 of outstanding tenant allowances.

(5)	The purpose of the Pleasant Prairie Premium Outlets Loan Combination was to return equity to the borrower, encumber the Pleasant Prairie Premium Outlets Property which was not subject to any prior debt, and cover closing costs.

■	The Mortgage Loan. The mortgage loan (the “Pleasant Prairie Premium Outlets Loan”) is part of a loan combination (the “Pleasant Prairie Premium Outlets Loan Combination”) evidenced by four pari passu notes that are collectively secured by a first mortgage encumbering the borrower’s fee interest in a retail outlet center located in Pleasant Prairie, Wisconsin (the “Pleasant Prairie Premium Outlets Property”). The Pleasant Prairie Premium Outlets Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $41,000,000, has an outstanding principal balance as of the Cut-off Date of $41,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $104,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $104,000,000 and are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $34,000,000 and was contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by Wells Fargo Bank, National Association (“WFB”) and is expected to be contributed to the WFCM 2017-C40 securitization transaction and (iii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $45,000,000, is currently held by WFB and is expected to be contributed to one or more future commercial mortgage securitization transactions. Each note evidencing the Pleasant Prairie Premium Outlets Loan Combination accrues interest at an interest rate of 3.99500% per annum. The proceeds of the Pleasant Prairie Premium Outlets Loan Combination were primarily used to encumber the Pleasant Prairie Premium Outlets Property and pay closing costs. The Pleasant Prairie Premium Outlets Loan Combination was originated on August 16, 2017.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Pleasant Prairie Premium Outlets Loan
A-2	CGCMT 2017-C4	$41,000,000
Pleasant Prairie Premium Outlets Pari Passu Companion Loans
A-1	CGCMT 2017-P8	$34,000,000
A-3	WFB(1)	$45,000,000
A-4	WFCM 2017-C40(2)	$25,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

The Pleasant Prairie Premium Outlets Loan Combination has an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Pleasant Prairie Premium Outlets Loan Combination requires interest only payments for the full term of the Pleasant Prairie Premium Outlets Loan Combination. The scheduled maturity date of the Pleasant Prairie Premium Outlets Loan Combination is the due date in September 2027. Provided that no event of default has occurred and is continuing under the Pleasant Prairie Premium Outlets Loan Combination documents, at any time after the earlier of October 1, 2020 and the second anniversary of the securitization of the last portion of the Pleasant Prairie Premium Outlets Loan Combination, the Pleasant Prairie Premium Outlets Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Pleasant Prairie Premium Outlets Loan Combination documents. Voluntary prepayment of the Pleasant Prairie Premium Outlets Loan Combination is permitted (in whole, but not in part) without penalty after the due date in February 2027.

■	The Mortgaged Property. The Pleasant Prairie Premium Outlets Property is a 402,615 SF outlet center located in Pleasant Prairie, Wisconsin, approximately 12.3 miles north of Chicago’s northern suburbs and 38.6 miles south of Milwaukee. The Pleasant Prairie Premium Outlets Property was built in three phases in 1987, 1989 and 2006. The five largest tenants by SF are Nike Factory Store, Old Navy, Under Armour, GAP Outlet, Adidas/Rockport; and additional tenants include Brooks Brothers, Hugo Boss, Kate Spade, Lacoste, Michael Kors, Polo Ralph Lauren and Tumi. The Pleasant Prairie Premium Outlets Property is positioned along the east side of Interstate-94 (which runs south from Wisconsin to Indiana and through downtown Chicago) and benefits from the local sales tax rate of 5.50% compared to Chicago’s sales tax rate of 10.25%. For the trailing 12-month period ending June 30, 2017, the Pleasant Prairie Premium Outlets Property reported overall sales of $509 per SF, which equates to an 11.7% underwritten occupancy cost. The Pleasant Prairie Premium Outlets Property has 2,134 surface parking spaces, resulting in a parking ratio of 5.3 spaces per 1,000 SF. As of July 26, 2017, the Pleasant Prairie Premium Outlets Property was 93.0% occupied by 85 tenants.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Pleasant Prairie Premium Outlets Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost(5)
The North Face	NR/A3/A	6,500	1.6%	$675,481	4.6%	$103.92	9/30/2026	$1,604.15	8.6%
Nike Factory Store	NR/A1/AA-	20,200	5.0	582,495	4.0	28.84	1/31/2028	$892.73	5.5%
Gap Outlet	BB+/Baa2/BB+	11,000	2.7	575,460	3.9	52.31	1/31/2022	$450.69	11.7%
Under Armour	NR/Baa2/BB+	11,250	2.8	565,051	3.9	50.23	9/30/2025	$751.29	9.9%
Banana Republic Factory	BB+/Baa2/BB+	7,800	1.9	445,517	3.0	57.12	3/31/2021	$466.14	16.5%
Old Navy	BB+/Baa2/BB+	16,115	4.0	425,436	2.9	26.40	1/31/2022	$487.43	9.4%
Michael Kors	NR/NR/NR	5,500	1.4	420,116	2.9	76.38	9/30/2025	$1,298.96	8.0%
Adidas/Rockport	NR/NR/NR	10,000	2.5	319,300	2.2	31.93	1/31/2027	$654.45	8.5%
Columbia Sportswear Company	NR/NR/NR	7,500	1.9	313,125	2.1	41.75	1/31/2019	$706.29	8.8%
Dress Barn	NR/NR/NR	8,000	2.0	303,280	2.1	37.91	6/30/2021	$159.72	29.4%
Ten Largest Owned Tenants		103,865	25.8%	$4,625,261	31.5%	$44.53
Other		270,651	67.2	10,048,260	68.5	37.13
Vacant		28,099	7.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		402,615	100.0%	$14,673,520	100.0%	$39.18

(1)	Based on the underwritten rent roll dated July 26, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(4)	Based on sales for the trailing 12-month period ending June 30, 2017 and each respective tenant’s SF as of the rent roll dated July 26, 2017. Some tenants may have expanded, contracted or relocated their space within the trailing-12 month period in which sales were reported.

(5)	Individual occupancy costs represent the underwritten in-place occupancy costs at the Pleasant Prairie Premium Outlets Property.

The following table presents certain information relating to the lease rollover schedule at the Pleasant Prairie Premium Outlets Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM(5)	13,926	3.5%	3.5%	$548,214	3.7%	$39.37	6
2017	10,176	2.5	6.0%	264,091	1.8	25.95	2
2018	31,472	7.8	13.8%	1,063,371	7.2	33.79	6
2019	40,200	10.0	23.8%	1,463,976	10.0	36.42	12
2020	16,385	4.1	27.9%	539,781	3.7	32.94	5
2021	82,892	20.6	48.4%	3,270,185	22.3	39.45	20
2022	54,211	13.5	61.9%	1,938,839	13.2	35.76	8
2023	29,081	7.2	69.1%	1,168,923	8.0	40.20	6
2024	0	0.0	69.1%	0	0.0	0.00	0
2025	16,750	4.2	73.3%	985,167	6.7	58.82	2
2026	26,693	6.6	79.9%	1,624,204	11.1	60.85	7
2027	32,530	8.1	88.0%	1,224,274	8.3	37.64	10
2028 & Thereafter	20,200	5.0	93.0%	582,495	4.0	28.84	1
Vacant	28,099	7.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.(4)	402,615	100.0%		$14,673,520	100.0%	$39.18	85

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent and UW Base Rent $ per SF includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(5)	MTM tenants include Bath & Body Works Outlet, Sunglass Hut, Fossil, Le Creuset Outlet, Perfumania and Coach. Each tenant is in occupancy, paying rent and currently has a lease out for signature or is negotiating a lease with the borrower sponsor.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to historical leasing at the Pleasant Prairie Premium Outlets Property:

Historical Leased %(1)

	2014	2015	2016	As of 7/26/2017(2)
Owned Space	97.0%	95.8%	94.0%	93.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated July 26, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pleasant Prairie Premium Outlets Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 6/30/2017	Underwritten	Underwritten $ per SF
Base Rent	$12,212,614	$12,488,959	$13,535,045	$13,825,230	$13,867,036	$34.44
Contractual Rent Steps(2)	0	0	0	0	806,485	2.00
Gross Up Vacancy	0	0	0	0	669,946	1.66
Reimbursements	6,543,670	6,659,008	6,720,028	6,837,527	7,320,293	18.18
Percentage Rent	1,222,636	1,378,887	645,234	685,673	533,877	1.33
Other Income(3)	301,921	296,661	335,867	446,774	433,881	1.08
Vacancy & Credit Loss	(3,279)	12,646	(88,773)	(126,881)	(1,041,923)	(2.59)
Effective Gross Income	$20,277,562	$20,836,161	$21,147,401	$21,668,323	$22,589,594	$56.11

Real Estate Taxes	$2,795,521	$2,893,594	$2,656,064	$2,585,913	$2,792,689	$6.94
Insurance	120,102	124,521	126,761	126,083	125,987	0.31
Management Fee	530,013	529,240	542,975	566,528	677,688	1.68
Other Operating Expenses	2,911,308	2,699,704	2,664,213	2,563,232	2,719,920	6.76
Total Operating Expenses	$6,356,944	$6,247,059	$5,990,013	$5,841,756	$6,316,284	$15.69

Net Operating Income	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$16,273,310	$40.42
TI/LC	0	0	0	0	588,251	1.46
Capital Expenditures	0	0	0	0	80,523	0.20
Net Cash Flow	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$15,604,536	$38.76

Occupancy	97.0%	95.8%	94.0%	93.0%(4)	95.5%(5)
NOI Debt Yield(6)	9.6%	10.1%	10.5%	10.9%	11.2%
NCF DSCR(6)	2.37x	2.48x	2.58x	2.69x	2.66x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps of $806,485 includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(3)	Other Income includes temporary tenant income, ATM minimum rents, beverage case rent, storage space income, beverage sponsorship, tower signage fees, local media and miscellaneous income.

(4)	Based on the underwritten rent roll dated July 26, 2017.

(5)	Represents an underwritten economic vacancy of 4.5%.

(6)	Calculated based on the outstanding principal balance of the Pleasant Prairie Premium Outlets Loan Combination.

■	Appraisal. According to the appraisal, the Pleasant Prairie Premium Outlets Property had an “as-is” appraised value of $290,000,000 as of July 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$290,000,000	N/A	5.75%
Discounted Cash Flow Approach	$290,000,000	7.25%	6.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated July 28, 2017, there was no evidence of any recognized environmental conditions or recommendations for further action at the Pleasant Prairie Premium Outlets Property.

■	Market Overview and Competition. The Pleasant Prairie Premium Outlets Property is located in Pleasant Prairie, Wisconsin, within Kenosha County. Kenosha County’s economy is primarily driven by the healthcare and manufacturing industries, and according to the appraisal, notable employers include United Hospital System, Aurora Health Care, Snap-on, and Birchwood Foods. Recently there has been significant development occurring in Kenosha County that is enhancing the local economy. Amazon recently completed construction on a 1.5 million SF distribution

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

center located approximately 6.7 miles north of the Pleasant Prairie Premium Outlets Property along Interstate-94 at a total cost of approximately $250.0 million. Amazon has hired more than 1,000 new full- and part-time employees for this distribution center. Meijer also recently completed a large distribution center as it expands operations into Wisconsin.

The 2017 population and average household income within a five-mile radius of the Pleasant Prairie Premium Outlets Property is 29,255 and $103,225, respectively. Additionally, the Pleasant Prairie Premium Outlets Property benefits from its location near Chicago, which has a population of approximately 9.7 million people, and Milwaukee, which has a population of approximately 1.6 million people. The Pleasant Prairie Premium Outlets Property is located approximately 38.6 miles south of Milwaukee, 12.3 miles north of Chicago’s northern suburbs and 50.9 miles north of downtown Chicago. The Pleasant Prairie Premium Outlets Property also benefits from its location near the border of Illinois as the sales tax rate of 5.5% in Wisconsin is significantly lower than the sales tax rate of 10.25% in Chicago, which is a positive demand driver for shoppers to travel from Illinois to Wisconsin. The Pleasant Prairie Premium Outlets Property is adjacent to Interstate-94, which runs south from Wisconsin to Indiana and through downtown Chicago and has an average daily traffic count of 96,300 vehicles near the Pleasant Prairie Premium Outlets Property. The Pleasant Prairie Premium Outlets Property also has multiple access points from the east, north and west.

According to the appraisal, the Pleasant Prairie Premium Outlets Property is located within the Kenosha East retail submarket. As of the second quarter of 2017, the submarket reported total inventory of approximately 9.9 million SF with a 4.6% vacancy rate. The appraiser concluded to market rents for the Pleasant Prairie Premium Outlets Property ranging from $38.00 to $100.00 per SF.

The following table presents certain information relating to comparable properties to the Pleasant Prairie Premium Outlets Premium Outlets Property:

Competitive Properties(1)

	Pleasant Prairie Premium Outlets (Subject)	Outlet at the Dells	Johnson Creek Premium Outlets	The Outlet Shoppes at Oshkosh	Chicago Premium Outlets	Lighthouse Premium Outlets
Location	Pleasant Prairie, WI	Baraboo, WI	Johnson Creek, WI	Oshkosh, WI	Aurora, IL	Michigan City, IN
Distance from Subject	--	141 miles	72 miles	119 miles	70 miles	113 miles
Year Built/Renovated	Various/NAP	2006	1998	1970	2004	1987/1997
Major Tenants	The North Face, Nike Factory Store, Gap Outlet, Under Armour	Nike, Levi’s, J. Crew, GAP	GAP, Nike, Ann Taylor, Columbia	GAP, Nike, Famous Footwear, The North Face	GAP, J. Crew, Lands’ End, Levi’s, Nike	GAP, Levi’s, Nike, The North Face
Total GLA (SF)(1)	402,615	264,929	277,585	271,007	911,765	456,466
Total Occupancy(1)	93.0%	96.8%	97.5%	98.7%	97.9%	100.0%

(1)	Information obtained from the appraisal and the underwritten rent roll.

■	The Borrower. The borrower is Pleasant Prairie Premium Outlets, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Pleasant Prairie Premium Outlets, LLC, is 100.0% directly owned by Simon Property Group, L.P. (“Simon”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pleasant Prairie Premium Outlets Loan Combination. Simon is the guarantor of certain nonrecourse carveouts under the Pleasant Prairie Premium Outlets Loan Combination. Simon’s obligations under the guaranty are capped at $29 million; however, the liability cap does not apply to a replacement guarantor.

The borrower sponsor is Simon, a self-administered and self-managed real estate investment trust. Simon owns, develops, and manages retail real estate properties, which consist primarily of malls, Premium Outlets and The Mills. As of December 31, 2016, Simon owned or held an interest in 206 income-producing properties in the United States, which consisted of 108 malls, 67 premium outlets, 14 mills, four lifestyle centers, and 13 other retail properties in 37 states and Puerto Rico.

■	Escrows. At origination, in lieu of depositing reserves, the borrower provided a guaranty for outstanding tenant improvements and leasing commissions related to tenants DXL Men’s Outlet ($177,000), ASICS ($105,600), Starbucks Coffee Company ($79,975) and Fila ($54,000).

During a Reserve Event Period (defined below) or at any time taxes become delinquent or the borrower fails to provide the lender with evidence that taxes have been paid prior to the date they become delinquent, the borrower is required to deposit with the lender on each payment date one-twelfth of the taxes reasonably estimated to be payable for the Pleasant Prairie Premium Outlets Property over the next twelve months. During a Reserve Event Period, if the

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

borrower has not provided the lender with evidence that the insurance policies are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents, the borrower is required to deposit with the lender on each payment date one-twelfth of the insurance premiums estimated to be payable for the renewal of coverage afforded by the policies upon the expiration thereof. On each due date during a Reserve Event Period or during the continuance of an event of default under the Pleasant Prairie Premium Outlets Loan Combination documents, the borrower is required to deposit $6,710 for replacement reserves and $41,939 as lease rollover reserves.

A “Reserve Event Period” means the period commencing when the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.95 for two consecutive calendar quarters and continuing until the debt service coverage ratio is 1.95x for two consecutive calendar quarters based on the trailing four calendar quarter period immediately preceding the date of such determination.

■	Lockbox and Cash Management. The Pleasant Prairie Premium Outlets Loan Combination requires a lender-controlled hard lockbox, which is already in place, and that the borrower direct all tenants to deposit all rents directly into such lockbox account. The Pleasant Prairie Outlets Loan Combination documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Lockbox Event Period (as defined below), all funds are required to be distributed to the borrower. During a Lockbox Event Period, all rents are required to be swept to a lender-controlled cash management account. During an event of default under the Pleasant Prairie Premium Outlets Loan Combination documents, the lender may apply funds in the cash management account in such order as it may determine.

A “Lockbox Event Period” means the occurrence of (i) an event of default, (ii) the trailing four calendar quarter debt service coverage ratio falling below 1.70x for two consecutive calendar quarters, or (iii) any bankruptcy or similar action of the borrower (or manager, if the manager is an affiliate of the borrower and not replaced within sixty days in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents). A Lockbox Event Period will end, with respect to clause (i), upon the cure of such event of default, if applicable; with respect to clause (ii), the trailing four calendar quarter debt service coverage ratio remaining equal to or greater than 1.70x for two consecutive calendar quarters; and with respect to clause (iii), the replacement of the property manager in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents; a bankruptcy by the borrower is not subject to cure. No Lockbox Event Period may be cured more than five times.

■	Property Management. The Pleasant Prairie Premium Outlets Property is managed by Simon Management Associates, LLC. The lender can instruct the borrower to replace the property manager in the event (i) the manager becomes insolvent or a debtor in a bankruptcy action or related proceeding, (ii) an event of default has occurred and is continuing under the Pleasant Prairie Premium Outlets Loan Combination documents, or (iii) a default by the property manager is continuing under the management agreement beyond all notice and cure periods. The borrower has the right to replace the manager without the lender’s consent with a property manager who is an affiliate of the existing property manager or (A) certain specified affiliates, (B) a reputable and experienced professional management organization which (i) is not subject to a bankruptcy, insolvency or similar proceeding, (ii) manages, together with its affiliates, (I) at least seven “shopping centers” and (II) retail properties and shopping centers other than the Pleasant Prairie Premium Outlets Property totaling at least in the aggregate 3,000,000 SF of gross leasable area (a “shopping center” or “retail property” means a retail property containing at least 400,000 SF of gross leasable area, including tenant and/or anchor space constituting a portion of the shopping center regardless of whether such space is owned by the owner of such shopping center), or (C) a manager approved by the lender, which approval cannot be unreasonably withheld, conditioned or delayed and for which the lender has received a rating agency confirmation.

■	Additional Subordinate and Mezzanine Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

■	Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Pleasant Prairie Premium Outlets Property, (provided that the borrower is not required to pay more than two times the annual insurance premiums (excluding the wind, flood and earthquake components of such insurance premiums) for such coverage and shall purchase the maximum coverage available for such amount), with no deductible in excess of $5,000,000, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Pleasant Prairie Premium Outlets Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Pleasant Prairie Premium Outlets Property is completed, or the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #5: stryker corporation

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	San Jose, California	Cut-off Date Balance		$39,900,000
Property Type	Office	Cut-off Date Balance per SF		$208.60
Size (SF)	191,276	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 10/6/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/6/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2002 / NAP	Mortgage Rate		4.16000%
Appraised Value	$61,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/20/2017	Original Amortization Term (Months)		360
Borrower Sponsors	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Original Interest Only Term (Months)	60
Property Management	Stryker Corporation	First Payment Date	11/6/2017
		Maturity Date	10/6/2027

Underwritten Revenues	$4,800,597
Underwritten Expenses	$168,021	Escrows
Underwritten Net Operating Income (NOI)	$4,632,576		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,632,576	Taxes	$0	$0
Cut-off Date LTV Ratio	65.4%	Insurance	$0	$0
Maturity Date LTV Ratio	59.5%	Replacement Reserve	$761,501	$3,347
DSCR Based on Underwritten NOI / NCF	1.99x / 1.99x	TI/LC	$354,432	$17,457
Debt Yield Based on Underwritten NOI / NCF	11.6% / 11.6%	Other(1)	$1,210,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$39,900,000	62.4%	Purchase Price(2)	$61,000,000	95.4%
Sponsor Equity(2)	24,068,378	37.6	Reserves	2,325,933	3.6
			Closing Costs	642,444	1.0
Total Sources	$63,968,378	100.0%	Total Uses	$63,968,378	100.0%

(1)	The Other reserve is for moisture intrusion reserve. See “—Escrows” below.

(2)	The borrower sponsors purchased the Stryker Corporation Property in an all cash transaction on April 3, 2017 for $61,000,000 and recapitalized a portion of the purchase price with the proceeds of the Stryker Corporation Loan. At origination in September 2017, the loan proceeds were used to recapitalize $36,981,623 of the purchase price paid in April 2017. The Sponsor Equity of $24,018,377 accounts for the net cash equity remaining after the recapitalization.

■	The Mortgage Loan. The mortgage loan (the “Stryker Corporation Loan”) is secured by a first mortgage encumbering the borrower’s fee interest in a 191,276 SF single-tenant, office and research and development (“R&D”) industrial building located in San Jose, California (the “Stryker Corporation Property”). The Stryker Corporation Loan has an original principal balance of $39,900,000, has an outstanding principal balance as of the Cut-off Date of $39,900,000 and represents 4.1% of the Initial Pool Balance. The Stryker Corporation Loan was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of German American Capital Corporation) on September 22, 2017. The Stryker Corporation Loan has an interest rate of 4.16000% per annum. The proceeds of the Stryker Corporation Loan were used to recapitalize the borrower sponsors for the acquisition of the Stryker Corporation property for $61,000,000 in April 2017, fund upfront reserves of $2,325,933 and fund closing costs of $642,444.

The Stryker Corporation Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Stryker Corporation Loan requires monthly payments of interest only through the due date in October 2022, after which it requires monthly payments of interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Stryker Corporation Loan is the due date in October 2027. Provided that no event of default has occurred and is continuing under the Stryker Corporation Loan documents, at any time on or after the date that is the second anniversary after the closing date of the CGCMT 2017-C4 securitization transaction and prior to the due date in May 2027, the Stryker Corporation Loan may be prepaid, in whole only, together with interest accrued to the date of prepayment (or if prepayment is not made on a due date, interest accrued for the full interest period in which the prepayment date falls), together with a prepayment fee equal to the greater of (x) 1.00% of the unpaid principal balance and (y) a yield maintenance premium. Provided that no event of default has occurred and is continuing under the Stryker Corporation Loan documents, voluntary prepayment of the Stryker Corporation Loan, in whole only, together with accrued interest as described above, but without a prepayment premium or yield maintenance charge, is permitted on or after the due date in May 2027.

■	The Mortgaged Property. The Stryker Corporation Property is comprised of a 191,276 SF single-tenant, office and R&D industrial building located at 5900 Optical Court, San Jose, California within the Silicon Valley submarket. The Stryker Corporation Property is 100.0% leased, as of December 31, 2017, to Stryker Corporation on a 12-year double-net lease with 3% annual rent escalations through October 2027, with two five-year extension options and no early termination rights, other than in connection with a condemnation. Under the double-net lease, Stryker Corporation is responsible for the payment of taxes, insurance, utilities, maintenance and repair while the landlord is responsible for replacement of structural elements only.

LOAN #5: stryker corporation

The Stryker Corporation Property was built to suit in 2002 for the Stryker Corporation, for use as the U.S. Endoscopy segment headquarters as the sole location for R&D production and distribution of the tenant’s endoscopy products. Since 2015, according to the borrower sponsor, Stryker Corporation invested approximately $13.0 million in the property improvements. Capital expenditures since 2015 include upgrades to the lobby, cafeteria and production areas, as well as expansion of the net rentable area by 6,276 SF, which is planned for completion by end of October 2017. The expansion is in part to accommodate the growing workforce, which according to the tenant grew from approximately 400 to 750 employees since inception. The borrower sponsor purchased the Stryker Corporation Property for $61,000,000 in April 2017 in an all-cash transaction.

The Stryker Corporation Property is a two-story building comprised of 105,600 SF (55.2% of NRA) of office space, 54,000 SF (28.2% of NRA) of light manufacturing/R&D space, 26,000 SF (13.6% of NRA) of warehouse and distribution space, and the remaining 5,676 SF (3.0%) is used as flex space. The office space is concentrated on approximately one-third of the ground floor and the second floor above this office area. The other two-thirds of the ground floor space consists of high-bay up to the roof space, and is used for light manufacturing R&D and warehouse. The high-bay portions of the building have a clear height of approximately 27 feet and five loading docks. The Stryker Corporation Property also features a new customer experience center show room that opened in April 2017 and includes a glass-enclosed “Operating Room of the Future” display using a self-contained holographic computer.

■	The Tenant. Founded in 1946, Stryker Corporation (NYSE: SYK) is a medical technology Fortune 500 company with $11.3 billion in net sales for fiscal year 2016, which is up 13.9% since the prior year. Stryker Corporation offers a variety of products and services in orthopedics, medical and surgical and neuro technology and spine and is rated A by S&P and Baa1 by Moody’s.

The company is diversified with no single business in any segment representing more than 14% of Stryker Corporation’s net sales. The U.S. Endoscopy segment is headquartered at the Stryker Corporation Property generated approximately $1.5 billion in sales for the full year ended December 31, 2016, which represents approximately 13% of Stryker Corporation’s net sales.

The following table presents certain information relating to the sole tenant at the Stryker Corporation Property:

Largest Owned Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Stryker Corporation	NR / Baa1 / A	191,276	100.0%	$4,137,300	100.0%	$21.63	3/31/2028	2, 5-year options
Largest Tenant		191,276	100.0%	$4,137,300	100.0%	$21.63
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		191,276	100.0%	$4,137,300	100.0%	$21.63

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Stryker Corporation Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	191,276	100.0	100.0%	4,137,300	100.0	$21.63	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	191,276	100.0%		$4,137,300	100.0%	$21.63	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

LOAN #5: stryker corporation

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Stryker Corporation Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$4,137,300	$21.63
Credit Tenant Rent Steps(2)	747,939	3.91
Potential Income from Vacant Space	0	0.00
Total Rent	$4,885,239	$25.54
Reimbursements	168,021	0.88
Vacancy	(252,663)	(1.32)
Effective Gross Income	$4,800,597	$25.10

Management Fee	168,021	0.88
Total Operating Expenses(3)	$168,021	$0.88

Net Operating Income	$4,632,576	$24.22
TI/LC Reserves	0	0.00
Replacement Reserves	0	0.00
Net Cash Flow	$4,632,576	$24.22

Occupancy	100.0%
NOI Debt Yield	11.6%
NCF DSCR	1.99x

(1)	The Stryker Corporation Property was owner operated by the tenant through March 2017; accordingly historical operating information is not available.

(2)	Credit Tenant Rent Steps represent the straight-line average of Stryker Corporation contractual step rent through loan expiration.

(3)	Operating expenses, other than a management fee, were not underwritten in-line with the double-net nature of Stryker Corporation lease.

■	Appraisal. According to the appraisal, the Stryker Corporation Property had an “as-is” appraised value of $61,000,000 as of July 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$61,000,000	N/A	6.25%

■	Environmental Matters. Based on a Phase I environmental report dated December 14, 2016, there are no recognized environmental conditions or recommendations for further action at the Stryker Corporation Property.

■	Market Overview and Competition. The Stryker Corporation Property is located within the Greater Silicon Valley submarket in California. The Stryker Corporation Property is situated within the Edenvale Technology Park, which includes approximately 12.0 million SF of built out R&D and office space, 300 employers, and 13,400 employees. The Edenvale Technology Park benefits from proximity to Highway 101 and Highway 85, within a 1.0 mile radius that provides access throughout Silicon Valley. Additionally, the Blossom Hill Caltrain station is 1.6 miles away on the east side of Highway 101 and the Cottle Road VTA Light Rail Station is 2.0 miles away. According to the appraisal, the Stryker Corporation Property benefits from access to engineers and the power and electric infrastructure of the Silicon Valley market as well as shorter commute times to residential communities.

Office Submarket. The Stryker Corporation Property is located within the South San Jose class B office submarket. According to an industry market report, the South San Jose Class B office submarket had approximately 2.4 million SF across 99 buildings and had a reported vacancy rate of 5.0% and a market rent of $27.83 per SF as of mid-year 2017. Additionally, the South San Jose office submarket cluster has reported new construction activity of 568,867 SF across four buildings, which is 19.0% pre-leased according to an industry market report.

Industrial (R&D) Submarket. The Stryker Corporation Property is located within the South San Jose industrial flex submarket. According to an industry market report, the South San Jose flex submarket had approximately 8.3 million SF across 125 buildings and had a reported vacancy rate of 15.6% and a submarket rent of $16.52 PSF as of mid-year 2017. Additionally, the South San Jose industrial submarket has reported new construction activity of 200,000 SF within one building, which is 100.0% pre-leased according to an industry market report.

LOAN #5: stryker corporation

The following table presents certain information relating to lease comparables for the Stryker Corporation Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (years)	Base Rent per SF	Lease Type
Stryker Corporation Property	San Jose, CA	Stryker Corporation(2)	Apr-16(2)	191,276(2)	12.0(2)	$21.63(2)	NN
5225 Hellyer Avenue	San Jose, CA	Granite Rock Construction	Sep-16	21,584	10.0	$15.00	NNN
845 Embedded Way	San Jose, CA	Diagnostics for the Real World	Aug-16	24,222	5.4	$15.60	NNN
130 Baytech Drive	San Jose, CA	GigPeak	Aug-16	32,805	5.3	$21.00	NNN
170 Baytech Drive	San Jose, CA	Boston Scientific	Mar-16	76,802	10.3	$22.20	NNN
180 Baytech Drive	San Jose, CA	Prysm	Mar-16	74,012	5.4	$22.32	NNN
5225 Hellyer Avenue	San Jose, CA	Tabuchi Electric	Mar-16	41,493	7.0	$15.00	NNN
150 Baytech Drive	San Jose, CA	Boston Scientific	Sep-15	150,000	10.0	$21.00	NNN
3050 Zanker Road	San Jose, CA	Ultratech	Jul-15	97,910	5.0	$24.00	NNN
6311 & 6331 San Ignacio Avenue	San Jose, CA	BAE Systems	Apr-15	161,718	10.5	$14.52	NNN
5215 Hellyer Avenue	San Jose, CA	Ampro Adlink Technology	Mar-15	37,301	5.0	$16.32	NNN
5300 Hellyer Avenue	San Jose, CA	Cobham	Jun-12	160,000	10.0	$18.84	NNN

(1)	Source: market broker report.

(2)	Based on the borrower rent roll dated July 18, 2017.

■	The Borrower. The borrower is AGNL Trauma, L.P., a single-purpose, single-asset entity. The non-recourse carve-out guarantors are AG Net Lease III Corp. and AG Net Lease III (SO) Corp., on a several but not joint basis, in accordance with percentage interests set forth in the non-recourse carve-out guaranty and environmental indemnity. AG Net Lease III Corp. and AG Net Lease III (SO) Corp are real estate investment funds managed by Angelo Gordon & Co. (“AG”). Founded in 1988, Angelo Gordon is a privately-held registered investment advisor. The borrower sponsors are entities of Angelo Gordon’s third net lease fund, which focuses on sale-leaseback transactions for single-tenant properties pursuant to leases covering at least 10-20 years located primarily in the United States. A non-consolidation opinion has been delivered in connection with the origination of the Stryker Corporation Loan.

■	Escrows. In connection with the origination of the Stryker Corporation Loan, the borrower funded reserves of (i) $354,432 for TI/LC reserves; (ii) $761,501 for capital improvements to be used for future capital improvements in accordance with the terms of the Stryker Corporation lease and (iii) $1,210,000 for a moisture intrusion reserve, representing 105% of the amount quoted for the repair of moisture intrusion at the Stryker Corporation Property.

The requirement for the borrower to fund ongoing tax and insurance reserves is waived so long as, among other things, (i) the Stryker Corporation lease or a replacement lease is in force and effect and no monetary event of default is continuing and (ii) Stryker Corporation or the replacement tenant is obligated under its lease to pay all taxes and insurance directly to the applicable government authority or insurer. In the event the Stryker Corporation lease or a replacement lease is no longer in place or Stryker Corporation or the replacement tenant is no longer making tax and insurance payments, the borrower will be required to deposit on each due date an amount equal to one-twelfth of (i) the taxes that the lender reasonably estimates will be payable during the next ensuing 12 months, and (ii) the insurance premiums that the lender reasonably estimates will be payable for renewal of the coverage afforded by the policies upon their expiration (unless an acceptable blanket policy is in effect, in which case insurance reserve deposits are waived). In addition, if Stryker Corporation or a replacement tenant is no longer required under its lease to perform all capital expenditure work at the Stryker Corporation Property or shall not be paying for such capital expenditure work, monthly deposits of approximately $3,347 will be required to be made into a capital expenditures reserve. In addition, during a Lease Sweep Period (as defined below) or an event of default under the Stryker Corporation Loan, the borrower will be required to make monthly deposits of $ approximately $17,457 into a tenant improvements and leasing commissions reserve.

The borrower is permitted to replace all funds deposited with respect to tenant improvements and leasing commissions, capital expenditures and the moisture improvement reserve with letters of credit.

■	Lockbox and Cash Management. The Stryker Corporation Loan documents require a hard lockbox with springing cash management. The Stryker Corporation Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Stryker Corporation Property be promptly deposited into such lockbox account following receipt. Unless a Trigger Period (as defined below) exists, all amounts on deposit in the lockbox account are required to be swept on each business day into the borrower’s operating account. During a Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date, provided no event of default is continuing under the Stryker Corporation Loan, to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses and debt service on any mezzanine

LOAN #5: stryker corporation

loan (see “Future Mezzanine or Subordinate Indebtedness” below), and all remaining cash flow shall be disbursed (i) during a Lease Sweep Period (as defined below), to an account to be used for expenses of tenant improvements and retenanting the Stryker Corporation Property (or to be disbursed to the borrower, once certain retenanting conditions are met), (ii) during a Trigger Period caused solely by a Mezzanine Trigger Period (as defined below), and provided that no mezzanine event of default is continuing, to the mezzanine lender, to be applied in accordance with the mezzanine loan documents, and (iii) otherwise to be deposited into an account to be held as additional security for the Stryker Corporation Loan during the continuance of such Trigger Period.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the Stryker Corporation Loan, (ii) a Low Debt Service Period (as defined below), (iii) a Mezzanine Trigger Period (as defined below) or (iv) a Lease Sweep Period (as defined below) and will end upon (a) with respect to clause (i), the date on which such event of default is cured and such cure has been accepted by the lender, (b) with respect to clause (ii), the Low Debt Service Period has ended as set forth in the definition of such term, (c) with respect to clause (iii), the date on which no approved mezzanine loan is outstanding and (d) with respect to clause, (iv) such Lease Sweep Period has ended as set forth in the definition of such term.

A “Low Debt Service Period” will commence if the debt service coverage ratio (based on the Stryker Corporation Loan balance and the balance of any approved mezzanine loan then in place) falls below 1.20x for any calendar quarter and will end if the debt service coverage ratio (calculated on the same basis) is at least 1.20x for one calendar quarter.

A “Mezzanine Trigger Period” will commence and continue so long as any approved mezzanine loan is outstanding.

A “Lease Sweep Period” will commence on the first due date following any of (a) the earlier of (i) six months prior to the stated maturity date or (ii) the date required under the Sweep Lease (as defined below) by which Sweep Tenant ()as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease (or any portion thereof exceeding 75% of the total leasable square feet under such lease) by a Sweep Tenant; or (c) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent and will end upon, with respect to clause (a) and (b) above when the entirety of the lease sweep space is leased and, in lender’s judgment, sufficient funds have been accumulated in the lease sweep account to cover all anticipated approved lease sweep space leasing expenses, free rent periods, and/or rent abatement periods and any shortfalls in required payments and with respect to clause (c) above either (i) the applicable insolvency proceeding has terminated and the applicable sweep lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to lender, or (ii) the applicable Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to lender.

A “Sweep Lease” means the lease agreement between the borrower, as landlord and Stryker Corporation, as tenant and any replacement lease covering a majority of the space currently demised under such lease.

A “Sweep Tenant” means any tenant under a Sweep Lease or its direct or indirect parent company (if any).

■	Property Management. The Stryker Corporation Property is managed by Stryker Corporation, the tenant.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Future Mezzanine or Subordinate Indebtedness. The borrower is permitted to obtain mezzanine financing secured by the direct or indirect ownership interest interests in the borrower, provided that: (i) the mezzanine loan shall be in an amount not to exceed $6,000,000 and that when added to the Stryker Corporation Loan will result in (A) a combined “as is” loan-to-value ratio of not more than 65.4%, (B) a combined debt service coverage ratio not less than 1.72x, and (C) a combined debt yield not less than 10.1%; (ii) the approved mezzanine loan is interest only and coterminous with the Stryker Corporation Loan; (iii) the approved mezzanine loan and organizational structure of the mezzanine borrower will otherwise be on terms and conditions and subject to documentation reasonably acceptable to the lender and in accordance with rating agency requirements; (iv) the mezzanine lender has entered into an intercreditor agreement reasonably acceptable to the mortgage lender; and (vi) the lender has received a rating agency confirmation.

■	Release of Collateral. Not permitted.

LOAN #5: stryker corporation

■	Terrorism Insurance. The Stryker Corporation Loan documents require that the “all risks” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Stryker Corporation Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Stryker Corporation Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

LOAN #6: MARRIOTT LAX

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		LCF
Location (City/State)	Los Angeles, California	Cut-off Date Balance(3)		$39,689,333
Property Type	Hospitality	Cut-off Date Balance per Room(2)		$144,733.63
Size (Rooms)	1,004	Percentage of Initial Pool Balance		4.1%
Total TTM Occupancy as of 12/31/2016	84.6%	Number of Related Mortgage Loans		None
		Type of Security		Fee Simple
Year Built / Latest Renovation	1973 / 2017	Mortgage Rate		5.11400%
Appraised Value(2)	$300,800,000	Original Term to Maturity (Months)		120
Appraisal Date(2)	2/1/2018	Original Amortization Term (Months)		360
Borrower Sponsor	XLD Group N.A. Real Estate Development, Inc.	Original Interest Only Period (Months)		NAP
Property Management	Marriott Hotel Services, Inc.	First Payment Date		4/6/2017
		Maturity Date		3/6/2027
Underwritten Revenues	$72,058,354
Underwritten Expenses	$51,979,491	Escrows(4)
Underwritten Net Operating Income (NOI)	$20,078,862
Underwritten Net Cash Flow (NCF)	$16,475,945		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	48.3%	Taxes	$0	$0
Maturity Date LTV Ratio(1)(2)	40.2%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.10x / 1.72x	FF&E	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	13.8% / 11.3%	Other	$13,025,832	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$146,450,000	100.0%	Loan Payoff	$82,184,809	56.1%
			Principal Equity Distribution	47,091,443	32.2
			Reserves	13,025,832	8.9
			Closing Costs	4,147,916	2.8
Total Sources	$146,450,000	100.0%	Total Uses	$146,450,000	100.0%

(1)	The Appraised Value represents the “as-complete” appraised value of $300,800,000 as of February 1, 2018 which assumes the completion of a PIP that was required in connection with the refinance of the Marriott LAX Property. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Marriott LAX Loan are calculated using the “as-complete” appraised value. The “as-is” appraised value for the Marriott LAX Property was $257,000,000 as of February 1, 2017. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated using the “as-is” appraised value are 56.5% and 47.0%, respectively.

(2)	The Cut-off Date Balance per Room, Debt Yield Based on Underwritten NOI/ NCF, DSCR Based on Underwritten NOI/NCF, Cut-off Date LTV Ratio, and Maturity Date LTV Ratio calculations presented above are based on the aggregate principal balance notes comprising the Marriott LAX Loan Combination.

(3)	The Cut-off Date Balance of $39,689,333 represents the controlling note A-1-A, which note is part of a loan combination evidenced by three pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $146,450,000. The related companion loans are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $39,689,333 and was contributed to the LCCM 2017-LC26 securitization transaction, and (ii) the non-controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $44,104,771, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to one or more future securitization transactions. See “—The Mortgage Loan” below.

(4)	See “Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott LAX Loan”) is part of a loan combination (the “Marriott LAX Loan Combination”) evidenced by three pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $146,450,000. The Marriott LAX Loan Combination is secured by the borrower’s fee simple interest in a 1,004 room hotel located in Los Angeles, California (the “Marriott LAX Property”). The Marriott LAX Loan, which is evidenced by the controlling note A-1-A, has an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $39,689,333 and represents approximately 4.1% of the Initial Pool Balance. The related companion loans have an aggregate outstanding principal balance as of the Cut-off Date of $105,623,236 and are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $39,689,333 and was contributed to the LCCM 2017-LC26 securitization transaction, and (ii) the non-controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $44,104,771, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to one or more future securitization transactions. The Marriott LAX Loan Combination was originated by LCF on March 6, 2017. Each pari passu note evidencing the Marriott LAX Loan Combination has an interest rate of 5.11400% per annum. The borrower utilized the proceeds of the Marriott LAX Loan Combination to pay off the existing debt on the Marriott LAX Property, fund reserves, pay closing costs and return equity to the borrower sponsor. See “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

LOAN #6: MARRIOTT LAX

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Cut-off Date Balance
Marriott LAX Loan Combination
Note A-1-A(1)	CGCMT 2017-C4	$39,689,333
Note A-2	LCCM 2017-LC26	$61,518,465
Note A-3-A	LCF(2)	$44,104,771
Total		$145,312,569

(1)       Note A-1-A is the controlling note in the trust.

(2)       Expected to be contributed to a future securitization.

■	The Mortgaged Property. The Marriott LAX Property is a full service hotel comprising 1,004 rooms located on West Century Boulevard in Los Angeles, California. The Marriott LAX Property is situated on an approximately 10.6-acre parcel located approximately 0.4 miles east of the Los Angeles International Airport (“LAX Airport”). The Marriott LAX Property was built in 1973 and is spread across three structures totaling 665,000 SF. The Marriott LAX Property is currently undergoing an approximately $46.5 million property improvement plan (“PIP”) that is expected to be completed in October 2017. The Marriott LAX Property features three restaurants, a bar, a lobby lounge, concierge club, gift shop, outdoor pool and spa, fitness center, FedEx business center, Starbucks, Hertz Rental Car and 49,000 SF of meeting space. The Marriott LAX Property contains 356 standard king rooms, 429 double/double rooms, 121 king suites, 46 standard queens, 33 king ADA, 14 double/double ADA and 5 hospitality suites. The Marriott LAX Property offers shuttle service to and from all LAX Airport terminals and offers nightly and weekly parking with 1,314 surface and subterranean garage parking spaces, accounting for a parking ratio of 1.3 spaces per room. According to the appraisal, the demand segmentation for the Marriott LAX Property is 59% transient, 25% contract, and 17% meeting & group. The Marriott LAX operates under a hotel operating agreement with Marriott International, Inc. which expires on September 28, 2040 with two, 10-year extension options. The management agreement automatically renews after the expiration for two periods of 10 years each.

■	Marriott LAX PIP Budget. The following table identifies the budgeted amounts associated with certain aspects of the PIP renovation for the Marriott LAX Property:

PIP Budget(1)

Line Item	Total Cost	Cost Per Room
Guestrooms	$28,306,000	$28,193
M Club Lounge	$1,500,000	$1,494
Lobby/Great Room	$6,708,000	$6,681
LCD TV Purchase	$1,523,000	$1,517
Miscellaneous Items	$4,444,000	$4,426
Additional Projects	$3,996,000	$3,980
Total Costs	$46,477,000	$46,292

(1)	As of September 21, 2017, the PIP renovation was approximately 81.1% complete. According to the borrower, the remaining portion of the PIP renovation is expected to be completed in October 2017.

LOAN #6: MARRIOTT LAX

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Marriott LAX Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Marriott LAX Property				Competitive Set				Penetration
	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017
Occupancy	88.7%	86.8%	84.6%	74.8%	89.5%	85.8%	83.6%	89.1%	99.1%	101.2%	101.3%	84.0%
ADR	$130.38	$147.85	$159.54	$159.38	$115.47	$131.64	$149.00	$151.51	112.9%	112.3%	107.1%	105.2%
RevPAR	$115.67	$128.33	$135.04	$119.29	$103.40	$112.94	$124.54	$135.04	111.9%	113.6%	108.4%	88.3%

(1)	Source: Travel Research Report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Marriott LAX Property based on market segmentation, as provided in the appraisal for the Marriott LAX Property:

2016 Accommodated Room Night Demand(1)

Transient	Meeting and Group	Contract
58.6%	16.8%	24.5%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott LAX Property:

Cash Flow Analysis

	2014	2015	2016	Underwritten	Underwritten $ per Room
Room Revenue	$42,389,282	$47,029,458	$49,621,295	$49,485,718	$49,289
Food & Beverage Revenue	18,153,656	16,660,724	17,382,768	17,335,274	17,266
Other Revenue(1)	6,082,666	5,301,256	5,251,710	5,237,362	5,216
Total Revenue	$66,625,604	$68,991,437	$72,255,774	$72,058,354	$71,771

Room Expense	14,359,102	14,399,814	14,319,477	14,280,352	14,223
Food & Beverage Expense	14,862,333	14,630,663	15,378,160	15,336,143	15,275
Other Expense	3,582,334	2,653,172	1,959,821	1,954,466	1,947
Total Departmental Expense	$32,803,770	$31,683,648	$31,657,458	$31,570,962	$31,445
Total Undistributed Expense	15,948,430	16,207,792	17,783,601	17,735,012	17,664
Total Fixed Charges	2,867,903	2,577,946	2,613,120	2,673,518	2,663
Total Operating Expenses	$51,620,102	$50,469,387	$52,054,178	$51,979,491	$51,772

Net Operating Income	$15,005,502	$18,522,050	$20,201,595	$20,078,862	$19,999
FF&E	0	0	0	3,602,918	3,589
Net Cash Flow	$15,005,502	$18,522,050	$20,201,595	$16,475,945	$16,410

Occupancy	88.7%	86.8%	84.6%	84.6%
NOI Debt Yield(2)	10.3%	12.7%	13.9%	13.8%
NCF DSCR(2)	1.57x	1.94x	2.11x	1.72x

(1)	Other Revenue and Expenses includes gift shop income, parking income, guest transportation services, and many other miscellaneous fees.

(2)	NOI Debt Yield and NCF DSCR are based on the Marriott LAX Loan Combination balance.

■	Appraisal. As of the appraisal valuation date of February 1, 2018, the Marriott LAX Property had an “as-complete” appraised value of $300,800,000 assuming completion of the property improvement plan. In addition, the appraiser concluded to an “as-is” appraised value of $257,000,000 as of February 1, 2017.

■	Environmental Matters. According to a Phase I environmental report dated February 14, 2017, the following recognized environmental condition exists at the Marriott LAX Property: the existence of soil and groundwater contamination (likely from an off-site source) with the potential for vapor intrusion at the hotel. At loan closing, the borrower covenanted to either (i) conduct a vapor intrusion study and, if necessary based on the results, install a vapor mitigation system or (ii) not conduct a study and install a vapor mitigation system to address a worst-case scenario. In addition, the borrower deposited an upfront escrow of $50,000 to cover the cost of such work and

LOAN #6: MARRIOTT LAX

provided lender with a secured creditor environmental insurance policy from Steadfast Insurance Company with a $3,000,000 limit, $25,000 deductible and 10-year term with a 3-year reporting tail.

The Marriott LAX documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 18.0%.

■	Market Overview and Competition. The Marriott LAX Property is located in Los Angeles, California, at the northeast corner of Century Boulevard and Airport Boulevard, located 0.4 miles east of the LAX Airport. The LAX Airport reported 80,921,527 passengers in 2016, which was an approximately 8% increase year over year and ranks 5th in the world and 4th in the United States in terms of passengers accommodated. In addition, the LAX Airport handles 71% of the passengers, 75% of the air cargo and 95% of the international passengers and cargo traffic in the six-county southern California region. The LAX Airport is undergoing an approximately $14 billion renovation and rebuild project of the entire airport to be completed by 2023 while over 20 projects in development include terminal improvements and upgrades, roadway improvements, runway and taxiway rehabilitation and improvement, and utilities and infrastructure components. The immediate area is characterized by airport-related uses including hotels, car rental facilities, airline reservation centers, distribution warehouses, air freight cargo, and commercial and office properties.

The Marriott LAX Property is located approximately 1.0 mile west of the San Diego Freeway (I-405) and approximately 2.9 miles southwest of Inglewood which is where the Los Angeles Rams and Los Angeles Chargers are building their new stadium. According to a third party market report, the estimated 2016 population within a one-, three- and five-mile radius of the Marriott LAX Property was 15,644, 240,748 and 649,549, respectively; the estimated 2016 average household income within a one-mile radius was $55,087. A third party hospitality research report identified 5 other hotels within the Marriott LAX Property’s competitive set. Average daily rate for the competitive set has improved from $115.47 for the trailing twelve month period ending December 2014 to $149.00 for the trailing twelve month period ending December 2016, while occupancy dipped slightly, from 89.5% to 83.6% over the same period. As a result, revenue per available room (“RevPAR”) for the competitive set has improved from $103.40 to $124.54 over the same period.

The following table presents certain information related to the competitive properties identified in the appraisal for the Marriott LAX Property:

Marriott LAX Property Competitive Set(1)

Property	Year Opened	Number of Rooms(2)	Distance (in miles)	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Marriott LAX Property	1973	1,004	—	84.6%	$159.54	$135.04
Hilton LAX	1983	1,234	0.0	90.0%	$149.00	$134.10
Westin LAX	1986	740	0.6	95.0%	$152.00	$144.40
Sheraton Gateway LAX	1981	803	0.4	78.0%	$163.00	$127.14
Hyatt Regency LAX	1975	580	1.5	52.0%	$142.00	$73.84
Total / Wtd. Avg.		3,357		81.7%	$151.80	$124.29

(1)	Source: Appraisal.

(2)	Total Number of Rooms excludes rooms at the Marriott LAX Property.

■	The Borrower. The borrower is XLD LAX Owner, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Counsel to the borrower delivered a non-consolidation opinion in connection with origination of the Marriott LAX Loan Combination. XLD Group N.A. Real Estate Development, Inc. (“XLD Group”) is the guarantor of certain non-recourse carveouts under the Marriott LAX Loan Combination.

XLD Group was founded by Zhang Jun in 1997. Mr. Jun has been the CEO/COO since inception and is also CEO of Shanghai Yudu Real Estate Development Co., LTD. The XLD Group is involved in various industries including real estate investment, property development, eco-tourism, home improvement and construction projects, forestry and consulting services. The XLD Group also owns the Torrance Marriott Redondo Beach, which they acquired for approximately $74 million in November 2013. The Torrance Marriott Redondo Beach was its first investment outside of China.

■	Escrows. At loan closing, $12,975,832 was deposited by the borrower into the Marriott LAX FF&E Reserve (defined below) to fully fund the expected costs of the ongoing PIP and $50,000 was deposited by the borrower into an environmental reserve with the lender related to potential vapor intrusion. The Marriott LAX Loan documents do not require ongoing monthly deposits for tax and insurance reserves as long as the Marriott LAX Property continues to

LOAN #6: MARRIOTT LAX

pay taxes and insurance directly. The Marriott LAX Loan documents do not require ongoing deposits for FF&E reserves as long as the Marriott LAX Property continues to maintain a reserve for performance of FF&E work. In the event at any time deposits in the FF&E reserve account are insufficient to pay in full the estimated cost of any required PIP work, the borrower is required to deposit an amount equal to (i) 115% of the estimated cost to complete such PIP work, less (ii) the amounts allocated in the FF&E reserve to complete such work. The lender has a security interest in the Marriott LAX FF&E Reserve which it may foreclose upon if the management agreement is no longer in effect.

Throughout the term of the Marriott LAX Loan Combination, the borrower is required to make monthly deposits in the seasonality reserve in an amount equal to the lesser of the excess cash flow available after debt service or 20% of the seasonality cap of $475,000. If on the October 6th payment date of each calendar year the seasonality reserve balance is less than $475,000, all excess cash flow will be swept into that account until the required $475,000 balance is achieved. The borrower may request a redetermination of the need for a seasonality reserve up to one time per calendar year and if the lender determines that a shortfall to pay monthly debt service did not exist during the preceding 12 months, remaining funds in the seasonality reserve will be released to the borrower and no further monthly deposits shall be required.

■	Lockbox and Cash Management. The Marriott LAX Loan Combination requires a lender-controlled hard lockbox account which is already in place. Marriott Hotel Services, Inc. (the “Marriott LAX Manager”), under its management agreement with the borrower, collects all revenues generated by the Marriott LAX Property and pays all property expenses, makes deposits into a reserve held by the Marriott LAX Manager (the “Marriott LAX FF&E Reserve”) for FF&E and property improvement plan and pays various fees payable to the Marriott LAX Manager and its affiliates. All excess cash flow after making such payments is required to be directed by the Marriott LAX Manager to the Marriott LAX Loan Combination lockbox. Prior to the occurrence of a Cash Trap Event Period, all excess cash flow in the Marriott LAX Loan Combination lockbox after payment of all sums due and payable under the Marriott Lax Loan documents will be remitted to the borrower. During a Cash Trap Event Period, all excess cash flow in the Marriott LAX Loan Combination lockbox after payment of all sums due and payable under the Marriott LAX Loan documents will be retained by the lender as additional collateral.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the net cash flow debt service coverage ratio falling below 1.40x, (iii) the delivery of notice by the Marriott LAX Manager of any breach or default by the borrower that, with the passage of time and/or delivery of notice, permits the Marriott LAX Manager to terminate or cancel the hotel management agreement or (iv) the occurrence of an event of default by the borrower or the Marriott LAX Manager under the hotel operating agreement. A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the net cash flow debt service coverage ratio being at least 1.40x for two consecutive calendar quarters, with regard to clause (iii), upon receipt of satisfactory evidence that the borrower has cured the default under the hotel management agreement or entered into a replacement hotel management agreement and with regard to clause (iv), the date on which a cure of the event of default which gave rise to such cash trap event is accepted by the lender.

■	Property Management. The Marriott LAX Property is managed by Marriott International, Inc.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Marriott LAX Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to 100% of the full replacement cost of the Marriott LAX Property. The Marriott Lax Loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #7: Hyatt regency louisville

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Louisville, Kentucky	Cut-off Date Balance		$38,540,000
Property Type	Hospitality	Cut-off Date Balance per Room		$98,066.16
Size (Rooms)	393	Percentage of Initial Pool Balance		3.9%
Total TTM Occupancy as of 3/31/2017	68.6%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 3/31/2017	68.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1978 / 2016	Mortgage Rate		4.04000%
Appraised Value(1)	$70,500,000	Original Term to Maturity (Months)		120
Appraisal Date	5/1/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Pios Grande Holdings LLC	Original Interest Only Period (Months)		84
Property Management	Aimbridge Hospitality, LLC	First Payment Date		8/6/2017
		Maturity Date		7/6/2027

Underwritten Revenues	$22,016,115
Underwritten Expenses	$16,175,608
Underwritten Net Operating Income (NOI)	$5,840,507	Escrows(2)
Underwritten Net Cash Flow (NCF)	$4,739,701		Upfront	Monthly
Cut-off Date LTV Ratio(1)	54.7%	Taxes	$390,781	$48,848
Maturity Date LTV Ratio(1)	51.8%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.63x / 2.14x	FF&E(3)	$0	$90,694
Debt Yield Based on Underwritten NOI / NCF	15.2% / 12.3%	Other(4)	$3,047,794	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$38,540,000	55.1%	Purchase Price	$65,750,000	94.1%
Principal’s New Cash Distribution	$31,366,905	44.9	Reserves	3,438,575	4.9
			Closing Costs	718,329	1.0

Total Sources	$69,906,905	100.0%	Total Uses	$69,906,905	100.0%

(1)	The Appraised Value represents the “as-complete” appraised value, as of May 1, 2018, which assumes the completion of the approximately $3.0 million PIP. The “as-is” appraised value for the Hyatt Regency Louisville Property is $66,500,000 as of May 1, 2017. Based on the “as-is” appraised value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 58.0% and 54.9%, respectively. In addition, the appraiser provided an “as-stabilized” appraised value of $73,000,000, as of May 1, 2019, which assumes a stabilized occupancy and ADR of 72.0% and $178.36, respectively. Based on the “as-stabilized” appraised value, the Maturity Date LTV Ratio is 50.0%.

(2)	See “—Escrows” below.

(3)	The Hyatt Regency Louisville Loan documents require deposits into the FF&E Reserve on each monthly payment date in an amount equal to the greater of (a) the greater of (i) 5.0% of the projected rents for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the hotel management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of furniture, fixtures and equipment (“FF&E”) (initially $90,694, based on the borrower’s budget).

(4)	Other upfront escrows include $3,008,794 upfront for a property improvement plan (“PIP”) and $39,000 for deferred maintenance, which represents 120% of the recommended amount from the property condition report.

■	The Mortgage Loan. The mortgage loan (the “Hyatt Regency Louisville Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 393-room full service hotel located in Louisville, Kentucky (the “Hyatt Regency Louisville Property”). The Hyatt Regency Louisville Loan had an original principal balance of $38,450,000, has an outstanding balance as of the Cut-off Date of $38,450,000 and represents 3.9% of the Initial Pool Balance. The Hyatt Regency Louisville Loan, which has an interest rate of 4.04000% per annum, was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of German American Capital Corporation) on June 29, 2017. The proceeds of the Hyatt Regency Louisville Loan, along with approximately $31.37 million of equity contributed by the sponsor, were used to acquire the Hyatt Regency Louisville Property for approximately $65.75 million, fund reserves and pay origination costs.

The Hyatt Regency Louisville Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires monthly payments of interest only through the due date in July 2024, after which it requires monthly payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Hyatt Regency Louisville Loan is the due date in July 2027. On or after the due date in August 2019 and prior to the due date in March 2027, the Hyatt Regency Louisville Loan may be prepaid in whole only, together with all unpaid interest accrued to the date of prepayment (or if prepayment is not made on a due date, interest accrued for the full interest period in which the prepayment date falls), and a prepayment fee equal to the greater of (x) 1.00% of the amount being prepaid and (y) a yield maintenance premium. In addition, voluntary prepayment of the Hyatt Regency Louisville Loan, in whole only, together with accrued interest as described above, but without a prepayment premium or yield maintenance charge, is permitted on or after the due date in March 2027.

■	The Mortgaged Property. The Hyatt Regency Louisville Property is a full service hotel containing 393 rooms located in Louisville, Kentucky. The 19-story hotel building is situated on a 0.85 acre site along South 4th Street in Downtown Louisville. The Hyatt Regency Louisville Property operates under a Hyatt Franchising, L.L.C. (“Hyatt”) franchise agreement that expires in June 2037. The Hyatt Regency Louisville Property is the only full service Hyatt branded hotel in Louisville, Kentucky.

The Hyatt Regency Louisville Property was built in 1978 and recently underwent a major renovation under the previous owner, Hyatt, totaling approximately $16.9 million ($45,590 per room) that started in 2014 and extended

LOAN #7: Hyatt regency louisville

through 2016. The renovation consisted of a complete guestroom remodel and upgrades to the building’s systems. Prior to 2014, the Hyatt Regency Louisville Property had approximately $13.3 million of capital improvements completed to update the ballroom, meeting rooms, 4th Street entrance, lobby and the restaurant.

Recent Capital Expenditures
Year	Amount $	Per Room	Scope of Renovation
2008	$1,529,000	$3,891	Retail Renovation
2009	$1,543,000	$3,926	Ballroom
2010	$1,959,000	$4,985	Meeting Rooms
2011	$2,776,000	$7,064	4th Street Entrance
2012	$4,199,000	$10,684	Lobby & Restaurant
2013	$1,274,000	$3,242	4th Street Entrance
2014	$1,730,000	$440	Engineering
2015	$9,921,000	$25,244	Guest Rooms
2016	$6,266,000	$15,944	Guest Rooms
Total	$31,197,000	$79,382

In addition, there is a Hyatt PIP in place requiring investment of an additional approximately $3.0 million primarily to further renovate the meeting spaces with additional updates to the lobby restrooms, modernization of the parking elevator garages, resurfacing the tennis court and installing motion sensor lighting in the guestrooms. Upon completion of the 2017 PIP, a total of approximately $34.2 million ($87,015 per room) will have been spent renovating the Hyatt Regency Louisville Property since 2008.

Property Improvement Plan
Scope of PIP	Amount $
Public Restrooms	$40,000
Guest / Public Elevators	$250,000
Dining	$1,000
Meeting & Event Space	$1,900,000
Activities & Services	$15,000
Guestroom Experience	$160,000
Miscellaneous	$642,794
Total	$3,008,794

The Hyatt Regency Louisville Property features 393 guestrooms comprised of 194 king rooms, 189 double/queen rooms and 10 suites. The standard rooms average approximately 365 SF. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, 65-inch flat screen televisions, sofa chair, iron/ironing board, in-room coffee/tea maker and temperature control system. Property amenities include the Sway Restaurant & Lounge, a Chipotle, a Starbucks (expected to open by year-end), an indoor pool, outdoor tennis courts, a fitness center, a business center, and 25,528 SF of meeting and event space across 15 rooms, the largest of which is 9,280 SF. In addition, there is a rotating rooftop meeting space, Spire, that can accomodate up to 150 guests. The Hyatt Regency Louisville Property offers 615 parking spaces available for valet and self-parking in the on-site parking garage. The parking garage is owned by the Kentucky State Fair Board and is leased through 2028 with one 20-year extension option remaining. The Hyatt Regency Louisville Property also includes a skybridge connecting it to the Kentucky International Convention Center, which is currently undergoing a renovation of approximately $207 million.

LOAN #7: Hyatt regency louisville

The following table presents certain information relating to the 2016 demand analysis with respect to the Hyatt Regency Louisville Property based on market segmentation, as provided in the appraisal for the Hyatt Regency Louisville Property:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Hyatt Regency Louisville Property	25%	55%	20%
Seelbach Hilton Louisville	40%	45%	15%
The Brown Hotel	35%	40%	25%
The Galt House	25%	55%	20%
Louisville Marriott Downtown	30%	55%	15%
Embassy Suites Louisville Downtown	40%	45%	15%
Hilton Garden Inn Louisville Downtown	40%	45%	15%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Louisville Property:

Cash Flow Analysis(1)

	2014	2015(2)	2016(2)	TTM 3/31/2017(2)	Underwritten	Underwritten $ per Room
Room Revenue	$15,784,581	$14,979,462	$15,423,709	$15,454,164	$15,454,164	$39,324
Food & Beverage Revenue	6,485,269	5,890,661	5,468,600	5,594,202	5,594,202	14,235
Other Revenue	824,573	795,577	851,547	866,602	967,749	2,462
Total Revenue	$23,094,423	$21,665,700	$21,743,856	$21,914,968	$22,016,115	$56,021

Room Expense	$3,854,819	$3,539,291	$3,644,824	$3,609,060	$3,609,060	$9,183
Food & Beverage Expense	4,368,859	4,105,149	4,018,373	3,914,510	3,914,510	9,961
Other Expense	538,009	487,643	489,386	501,526	512,259	1,303
Total Departmental Expense	8,761,687	8,132,083	8,152,583	8,025,096	8,035,829	20,447
Total Undistributed Expense	6,696,914	6,553,873	6,625,936	6,652,049	7,452,897	18,964
Total Fixed Charges	764,327	766,404	767,423	765,397	686,882	1,748
Total Operating Expenses	$16,222,928	$15,452,360	$15,545,942	$15,442,541	$16,175,608	$41,159

Net Operating Income	$6,871,495	$6,213,340	$6,197,914	$6,472,427	$5,840,507	$14,861
FF&E	923,777	866,628	869,754	876,599	1,100,806	2,801
Net Cash Flow	$5,947,718	$5,346,712	$5,328,160	$5,595,827	$4,739,701	$12,060

Occupancy	76.4%	67.1%	67.6%	68.6%	68.6%
NOI Debt Yield	17.8%	16.1%	16.1%	16.8%	15.2%
NCF DSCR	2.68x	2.41x	2.40x	2.52x	2.14x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Hyatt Regency Louisville Property was undergoing a renovation from October 2015 until April 2016, which caused some room displacement. In addition, the Kentucky International Convention Center, connected to the hotel via a skybridge, began its renovation in August 2016.

■	Appraisal. According to the appraisal, the Hyatt Regency Louisville Property had an “as-is” appraised value of $66,500,000 as of May 1, 2017. The “as complete” appraised value is $70,500,000 as of May 1, 2018. The “as complete” value assumes the completion of the approximately $3.0 million PIP, which was reserved in full at origination. In addition, the appraiser provided an “as-stabilized” appraised value of $73,000,000, as of May 1, 2019, which assumes a stabilized occupancy and ADR of 72.0% and $178.36, respectively.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach(1)	$66,300,000	11.00%	9.96%
Discounted Cash Flow Approach(2)	$70,600,000	11.00%	9.97%
Discounted Cash Flow Approach(3)	$73,000,000	11.00%	9.99%

(1)	Based on the “as-is” appraised value assumptions.

(2)	Based on the “as complete” appraised value assumptions.

(3)	Based on the “as stabilized” appraised value assumptions.

■	Environmental Matters. The Phase I environmental report, dated June 26, 2017, recommended the implementation of an asbestos O&M plan, which is currently in place. In addition, a limited Phase II subsurface investigation was conducted involving an 8000-gallon diesel UST that was installed in 1978 to provide fuel for the backup generator

LOAN #7: Hyatt regency louisville

which was improperly abandoned in-place in accordance with Kentucky Department for Environmental Protection (“KDEP”) requirements in December 1996. All soil samples were below laboratory detection limits, and no groundwater was encountered. Based on these findings the project was issued a no further action letter by the KDEP in February 2017. Three soil samples were collected in April 2017 in the area of the former dry cleaner that showed acetone and tetrachloroethylene at levels above detection limits in soil. However, the samples did not exceed respective regional screening levels for resident and composite workers. Based on the results of the soil gas and indoor air sampling, the dry cleaner does not represent a recognized environmental condition and no further action is necessary at this time. The Phase II environmental report, dated May 3, 2017, recommended no further action.

■	Market Overview and Competition. The Hyatt Regency Louisville Property is located in downtown Louisville adjacent to the Kentucky International Convention Center and the immediate area surrounding the Hyatt Regency Louisville Property includes Fourth Street Live!, a 350,000 SF entertainment and retail complex, KFC Yum! Center, a multi-purpose sports arena that is home to the University of Louisville’s basketball teams, Churchill Downs, home of the Kentucky Derby, Louisville Slugger Field, and the Louisville Zoo. The Louisville International Airport is located approximately five miles from the Hyatt Regency Louisville Property.

The overall segmentation of the Hyatt Regency Louisville Property is 25.0% commercial, 55.0% meeting and group and 20.0% leisure as reflected in the “2016 Accommodated Room Night Demand” table above. According to the appraisal, the hotel demand in the market is split between transient guests and group/corporate business. The Hyatt Regency Louisville Property is surrounded by numerous office towers with notable tenants such as Humana, JPMorgan Chase, UPS, BB&T, Republic Bank & Trust, and Norton Healthcare.

The Kentucky International Convention Center, connected to the Hyatt Regency Louisville Property via skybridge, is a multi-purpose facility that consists of 140,000 SF of flexible, divisible exhibit space, including 30,000 SF of ballroom space, 51 meeting rooms, and a 175-person conference theatre. The Kentucky International Convention Center closed in August 2016 to undergo an approximately $207 million renovation with plans to finish by the summer of 2018. The renovation will increase exhibit space by more than one-third, to over 200,000 SF. Additionally, the Kentucky Exposition Center is located in Louisville adjacent to the Louisville International Airport and is the nation’s sixth largest convention center. The center consists of approximately 1.2 million SF of indoor space including 54 flexible meeting rooms ranging in size from 590 SF to a maximum of 25,000 SF, Freedom Hall which has a capacity of 19,169 people, and Broadbent Arena which has a capacity of 6,600 people. The Kentucky Exposition Center has approximately 19,000 lighted parking spaces and approximately 13,000 hotel rooms within a close vicinity.

The appraiser identified two hotel projects, totaling 927 rooms, which are under construction that are directly competitive with the Hyatt Regency Louisville Property. A 30-story, 612-room Omni Hotel is under construction at 400 2nd Street, less than a half mile east of the Hyatt Regency Louisville Property with an estimated completion date in April 2018. In addition, a dual branded Westin/Moxy Hotel is proposed for a site at 101 West Main Street. The hotel is expected consist of a 110-room Moxy Hotel and a 205-room Westin Hotel with separate entrances and an estimated completion date in 2019. The Omni Hotel and Westin/Moxy Hotel are expected to operate at higher average daily rates than compared to the Hyatt Regency Louisville Property. The appraiser also identified six non-competitive hotel projects, totaling 657 rooms, which either recently opened or are currently under construction. Given the differences in product-type, amenities, facilities and ADR-positioning, the appraiser did not anticipate these hotels to be directly competitive with the Hyatt Regency Louisville Property.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency Louisville Property and its competitive set, as provided in a market research report for the Hyatt Regency Louisville Property:

Historical Statistics

	Hyatt Regency Louisville			Competitive Set			Penetration
	2015(1)	2016(1)	TTM 3/31/2017(2)	2015(1)	2016(1)	TTM 3/31/2017(2)	2015(1)	2016(1)	TTM 3/31/2017(2)
Occupancy	67.1%	67.6%	66.9%	65.8%	65.8%	62.6%	101.9%	102.8%	106.9%
ADR	$155.66	$158.67	$157.63	$153.90	$154.99	$159.07	101.1%	102.4%	99.1%
RevPAR	$104.43	$107.23	$105.48	$101.34	$101.92	$99.55	103.0%	105.2%	106.0%

(1)	Source: December 2016 travel research report. The competitive set contains the following properties: Seelbach Hilton Louisville, The Brown Hotel, The Galt House and the Louisville Marriott Downtown.

(2)	Source: July 2017 travel research report. The competitive set contains the following properties: Seelbach Hilton Louisville, The Brown Hotel, The Galt House, Louisville Marriott Downtown, Embassy Suites Louisville Downtown and Hilton Garden Inn Louisville Downtown.

LOAN #7: Hyatt regency louisville

Hyatt Regency Louisville Property Competitive Set(1)

Property	Number of Rooms	Year Built
Hyatt Regency Louisville	393	1978
Seelbach Hilton Louisville	321	1905
The Brown Hotel	293	1920
The Galt House	1,239	1985
Louisville Marriott Downtown	616	2005
Embassy Suites Louisville Downtown	304	2015
Hilton Garden Inn Louisville Downtown	162	2014
Total(2)	2,935

(1)	Source: July 2017 travel research report.

(2)	Total excludes the Hyatt Regency Louisville Property.

■	The Borrower. The borrower is Pios Grande Louisville HR LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency Louisville Loan. The non-recourse carve-out guarantor is Pios Grande Holdings LLC, a company involved in the investment, management and development of commercial real estate for approximately 30 years. Pios Grande Holdings LLC is managed by Rocco A. Abessinio, founder and CEO of Roch Capital Inc. Roch Capital Inc. is a Philadelphia based private investment firm that invests in hospitality, office, medical, apartments, student housing, and land for development. They currently own and manage approximately 707,000 SF of office space in Delaware, Florida, and Pennsylvania, as well as, 823 rooms of hospitality space across three hotels in Florida, Maryland and Kentucky.

■	Escrows. On the origination date, the borrower funded reserves of (i) $390,781 into a tax reserve account, (ii) $3,008,794 into a PIP reserve account and (iii) 39,000 into a deferred maintenance reserve account.

On each due date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $48,848), (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, notwithstanding that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket insurance policies in accordance with the Hyatt Regency Louisville Loan documents and (iii) a reserve for FF&E, in an amount equal to the greatest of (i) 5.0% of the projected rents for the prior month as set forth in the most recent approved annual budget (ii) the then-current amount required by the hotel management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of FF&E.

■	Lockbox and Cash Management. The Hyatt Regency Louisville Loan is structured with a hard lockbox and springing cash management. All rents of non-residential tenants, and all credit card receipts are required to be transmitted directly by the tenant or credit card issuer into a lender-controlled lockbox account and all other money received by the borrower with respect to the Hyatt Regency Louisville Property is required to be deposited into such lockbox account within one business day following receipt. Unless a Trigger Period (as defined below) is continuing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s operating account. During the continuance of a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender and applied, provided that no event of default is continuing under the Hyatt Regency Louisville Loan, to the payment of debt service, the funding of required reserves, and budgeted monthly operating expenses and all remaining cash flow is required to be deposited into an account to be held as additional security for the Hyatt Regency Louisville Loan during the continuance of such Trigger Period.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) a Low Debt Service Period (as defined below) and will continue until, (a) in the case of clause (i), a cure of such event of default has been accepted by the lender and (b) in the case of clause (ii), the Low Debt Service Period has ended.

A “Low Debt Service Period” occurs if the amortizing net cash flow debt service coverage ratio is less than 1.25x for any calendar quarter, until such time that the debt service coverage ratio is at least 1.30x for two consecutive calendar quarters.

■	Property Management. The property is subject to a hotel management agreement with Aimbridge Hospitality, LLC.

■	Current Mezzanine or Subordinate Indebtedness. None.

LOAN #7: Hyatt regency louisville

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: corporate woods portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	16	Loan Seller		CREFI
Location (City/State)	Overland Park, Kansas	Cut-off Date Balance(3)		$35,577,660
Property Type	Various	Cut-off Date Balance per SF(2)		$108.68
Size (SF)	2,033,179	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 5/31/2017	92.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2017	92.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate		4.45000%
Appraised Value(1)	$299,100,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	6/15/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Raymond Massa	Original Interest Only Period (Months)		NAP
Property Management	Block Real Estate Services, LLC	First Payment Date		10/6/2017
		Maturity Date		9/6/2027

Underwritten Revenues	$45,713,777
Underwritten Expenses	$23,101,714	Escrows(4)
Underwritten Net Operating Income (NOI)	$22,612,063		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$19,853,093	Taxes	$6,258,114	$625,811
Cut-off Date LTV Ratio(1)(2)	73.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(2)	59.7%	Replacement Reserve	$0	$38,258
DSCR Based on Underwritten NOI / NCF(2)	1.69x / 1.48x	TI/LC(5)	$7,500,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.2% / 9.0%	Other(6)	$2,101,654	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$221,250,000	73.8%	Purchase Price	$280,000,000	93.5%
Principal’s New Cash Contribution	69,445,915	23.2	Reserves	15,859,767	5.3
Other Sources(7)	8,908,267	3.0	Closing Costs	3,193,771	1.1
			Other Uses	550,644	0.2
Total Sources	$299,604,182	100.0%	Total Uses	$299,604,182	100.0%

(1)	The Appraised Value represents the “As Portfolio” bulk appraised value as of June 15, 2017, which is inclusive of a $3,600,000 portfolio premium. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based upon the Appraised Value of $299,100,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the sum of the individual “as-is” appraised values of the Corporate Woods Portfolio Properties (as defined below) of $295,500,000, which excludes the portfolio premium, are 74.8% and 60.4%, respectively.

(2)	Calculated based on the aggregate outstanding principal balance of the Corporate Woods Portfolio Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $35,577,660 represents the non-controlling note A-2 of the $221,250,000 Corporate Woods Portfolio Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Morgan Stanley Bank, N.A. (“MSBNA”). The related companion loans are evidenced by (i) the controlling note A-1-A and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $49,933,557 and were contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-1-B, which has an outstanding principal balance as of the Cut-off Date of $24,966,779, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $70,531,150 and was contributed to the BANK 2017-BNK7 securitization transaction and (iv) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of $39,946,846, is currently held by MSBNA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	The TI/LC reserve is capped at $7,500,000. The borrower is not required to make an ongoing TI/LC Reserve deposit unless the TI/LC reserve account balance falls below the TI/LC minimum balance of $5,000,000, after which, on each monthly payment date, the borrower must make an ongoing TI/LC Reserve deposit equal to $169,428 until the TI/LC reserve balance equals or exceeds the TI/LC Cap of $7,500,000.

(6)	Upfront Other reserves include a reserve for unfunded tenant obligations ($1,481,165) and deferred maintenance ($620,488).

(7)	Other Sources are comprised of real estate tax prorations ($4,255,153), prepaid rent ($2,791,756), security deposits ($1,711,995) and various other credits ($149,363) that were transferred to the purchaser on the origination date of the Corporate Woods Portfolio Loan (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Corporate Woods Portfolio Loan”) is part of a loan combination (the “Corporate Woods Portfolio Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in 15 office buildings and one retail building, located in an office complex, totaling 2,033,179 SF located in Overland Park, Kansas (the “Corporate Woods Portfolio Properties”). The Corporate Woods Portfolio Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $35,625,000, has an outstanding principal balance as of the Cut-off Date of $35,577,660 and represents approximately 3.6% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1-A and non-controlling note A-3, which have an aggregate principal balance as of the Cut-off Date of $49,933,557, and were contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-1-B, which has an outstanding principal balance as of the Cut-off Date of $24,966,779, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $70,531,150 and was contributed to the BANK 2017-BNK7 securitization transaction and (iv) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of $39,946,846, is currently held by MSBNA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction. The Corporate Woods Portfolio Loan Combination, which accrues interest at an interest rate of 4.45000% per annum, was co-originated by CREFI and MSBNA on August 9, 2017, had an original principal balance of $221,250,000 and has an outstanding principal balance as of the Cut-off Date of $220,955,991. The proceeds of the Corporate Woods Portfolio Loan Combination were primarily used to acquire the Corporate Woods Portfolio Properties, fund reserves and pay origination costs.

LOAN #8: corporate woods portfolio

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Corporate Woods Portfolio Loan
A-2	CGCMT 2017-C4	$35,577,660
Corporate Woods Portfolio Pari Passu Companion Loans
A-1-A and A-3	CGCMT 2017-P8	$49,933,557
A-1-B	CREFI(1)	$24,966,779
A-4	BANK 2017-BNK7	$70,531,150
A-5	MSBAM 2017-C34(2)	$39,946,846

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

The Corporate Woods Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Corporate Woods Portfolio Loan Combination requires monthly payments of principal and interest for the term of the Corporate Woods Portfolio Loan Combination. The scheduled maturity date of the Corporate Woods Portfolio Loan Combination is the due date in September 2027. At any time after the earlier of August 9, 2020 and the second anniversary of the securitization of the last portion of the Corporate Woods Portfolio Loan Combination, the Corporate Woods Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Corporate Woods Portfolio Loan documents. Voluntary prepayment of the Corporate Woods Portfolio Loan Combination is permitted on or after the due date occurring in April 2027 without payment of any prepayment premium. In the event the lender applies casualty or condemnation proceeds exceeding 30% of the allocated loan amount with respect to a Corporate Woods Portfolio Property, the borrower has the right to prepay a portion of the Corporate Woods Portfolio Loan and obtain the release of the applicable property in accordance with the provisions of the Corporate Woods Portfolio Loan documents.

■	The Mortgaged Properties. The Corporate Woods Portfolio Properties are comprised of 16 buildings located within Corporate Woods, a 29-building master-planned, suburban office park and retail environment in Overland Park, Kansas, located approximately 15 miles southwest of the Kansas City central business district (“CBD”). Of the 16 buildings serving as collateral for the Corporate Woods Portfolio Loan, 15 are Class A or Class B office buildings totaling 2,004,567 SF and one is a 28,612 SF retail shopping center building. A DoubleTree Hotel and six other office buildings are part of Corporate Woods, but are not collateral for the Corporate Woods Portfolio Loan. The Corporate Woods Portfolio Properties were constructed in stages between 1977 and 2001 and prior owners have invested capital into the Corporate Woods Portfolio Properties on an ongoing basis. The Corporate Woods Portfolio Properties are positioned at the southeast corner of Interstate 435 and U.S. Highway 69, are situated on a 160.8-acre site and provide for 7,708 parking spaces, which equates to a ratio of 3.8 spaces per 1,000 SF. As of May 31, 2017, the Corporate Woods Portfolio Properties were 92.7% leased to 283 tenants.

LOAN #8: corporate woods portfolio

The following table presents certain information related to the individual Corporate Woods Portfolio Properties:

Corporate Woods Building Summary

Building	Year Built	Building GLA	Building Occupancy as-of 5/31/2017	Allocated Loan Combination Original Balance	% Allocated Loan Combination Original Balance	Appraised Value	% Appraised Value	Replacement Cost	Appraisal Market Rent $ per SF(1)	UW Base Rent $ per SF
82	2001	245,413	98.2%	$34,441,624	15.6%	$46,000,000	15.6%	$53,145,129	$27.00	$27.02
40	1981	300,043	96.8%	32,420,051	14.7	43,300,000	14.7	47,059,741	$24.00	$22.82
84	1998	241,573	83.1%	31,596,447	14.3	42,200,000	14.3	53,145,129	$27.00	$25.33
32	1985	208,244	98.5%	23,809,645	10.8	31,800,000	10.8	32,034,249	$24.00	$21.92
34	1978	97,023	100.0%	11,530,457	5.2	15,400,000	5.2	14,568,965	$23.00	$22.73
14	1981	120,385	96.7%	10,781,726	4.9	14,400,000	4.9	18,974,570	$21.50	$19.79
70	1987	100,809	94.6%	10,257,614	4.6	13,700,000	4.6	15,137,471	$23.00	$24.92
9	1984	99,400	92.7%	9,583,756	4.3	12,800,000	4.3	15,722,193	$22.00	$21.56
6	1979	108,395	83.8%	9,508,883	4.3	12,700,000	4.3	16,821,364	$21.00	$20.39
12	1986	98,648	80.6%	9,359,137	4.2	12,500,000	4.2	17,470,510	$23.00	$22.23
27	1978	96,518	95.2%	9,134,518	4.1	12,200,000	4.1	14,975,598	$22.00	$21.89
51	1977	89,789	94.2%	7,861,675	3.6	10,500,000	3.6	13,482,708	$21.25	$20.53
55	1977	89,221	88.4%	7,711,929	3.5	10,300,000	3.5	13,397,418	$22.25	$21.03
65	1982	28,612	100.0%	4,941,624	2.2	6,600,000	2.2	2,464,918	$20.00	$19.01
3	1979	60,950	81.2%	4,941,624	2.2	6,600,000	2.2	9,336,100	$21.00	$20.51
75	1980	48,156	88.9%	3,369,289	1.5	4,500,000	1.5	7,664,564	$20.00	$19.21
Total / Wtd. Avg.		2,033,179	92.7%	$221,250,000	100.0%	$295,500,000	100.0%	$345,400,627	$23.63	$22.80

(1)	Appraisal Market Rent $ per SF is quoted on a modified gross basis for all buildings except Building 65, which is quoted on a triple net basis.

Corporate Woods Largest Tenants by Building

Building	Building GLA	Building Occupancy as of 5/31/2017	Building Largest Tenant	Largest Tenant GLA	Largest Tenant % Building GLA	Largest Tenant Lease Expiration
3	60,950	81.2%	DeMars Pension Consulting Services, Inc.	10,247	16.8%	9/30/2021
6	108,395	83.8%	National Crop Insurance Services, Inc.	18,522	17.1%	9/30/2019
9	99,400	92.7%	University of Kansas Hospital Authority	16,785	16.9%	8/31/2018
12	98,648	80.6%	Lansing Trade Group, LLC	44,496	45.1%	1/31/2018
14	120,385	96.7%	Propharma Group, Inc.	16,218	13.5%	2/28/2021
27	96,518	95.2%	CSC Covansys Corporation	16,550	17.1%	3/31/2022
32	208,244	98.5%	Amerigroup Corp. & Amerigroup Kansas, Inc.	39,056	18.8%	12/31/2020
34	97,023	100.0%	TMFS Holdings, LLC	33,100	34.1%	3/1/2027
40	300,043	96.8%	Coventry Health Care of Kansas, Inc.	69,640	23.2%	12/31/2023
51	89,789	94.2%	RGN-Overland Park I, LLC	15,796	17.6%	5/31/2020
55	89,221	88.4%	Emerson Electric Co.	10,073	11.3%	3/31/2020
65	28,612	100.0%	Garozzo’s III, Inc.	5,575	19.5%	9/30/2021
70	100,809	94.6%	Compass Minerals International, Inc.	60,699	60.2%	2/29/2020
75	48,156	88.9%	Multi Service Technology Solutions, Inc.	12,182	25.3%	11/30/2017
82	245,413	98.2%	PNC Bank National Association	159,270	64.9%	10/31/2019
84	241,573	83.1%	Scoular Company	37,432	15.5%	8/31/2020
Total / Wtd. Avg.	2,033,179	92.7%		565,641	27.8%

LOAN #8: corporate woods portfolio

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
PNC Bank National Association	A+ / A3 / A-	159,270	7.8%	$4,665,105	10.6%	$29.29	10/31/2019(3)	2, 5-year options
Coventry Health Care of Kansas, Inc.	A- / Baa2 / NR	69,640	3.4	1,532,080	3.5	$22.00	12/31/2023	1, 5-year option
Compass Minerals International, Inc.	NR / B1 / BB	60,699	3.0	1,504,728	3.4	$24.79	2/29/2020	1, 5-year option
Lathrop & Gage, LLP	NR / NR / NR	39,993	2.0	1,081,091	2.5	$27.03	1/31/2018(4)	1, 5-year option
Lansing Trade Group, LLC	NR / NR / NR	44,496	2.2	981,171	2.2	$22.05	1/31/2018	NAV
Scoular Company	NR / NR / NR	37,432	1.8	950,773	2.2	$25.40	8/31/2020	NAV
QC Holdings, Inc.	NR / NR / NR	39,022	1.9	838,973	1.9	$21.50	10/31/2017	1, 5-year option
Amerigroup Corp. & Amerigroup Kansas, Inc.	NR / Baa2 / NR	39,056	1.9	829,940	1.9	$21.25	12/31/2020	1, 1-year option
TMFS Holdings, LLC	NR / NR / NR	33,100	1.6	719,925	1.6	$21.75	3/1/2027	1, 5-year option
Vendor Credentialing Service LLC dba symplr	NR / NR / NR	30,823	1.5	708,929	1.6	$23.00	8/31/2024	1, 5-year option
Ten Largest Tenants		553,531	27.2%	$13,812,714	31.4%	$24.95
Remaining Owned Tenants		1,331,180	65.5	30,142,376	68.6	$22.64
Vacant		148,468	7.3	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		2,033,179	100.0%	$43,955,091	100.0%	$23.32

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($577,892) through July 2018 and the present value of rent steps for credit tenants ($376,234).

(3)	PNC Bank National Association has executed a letter of intent to extend their lease to October 31, 2029 pursuant to the following terms: 146,450 SF leased at $15.00 per SF triple net with $0.50 per SF annual rent increases. We cannot assure you that PNC Bank National Association will execute a lease pursuant to the aforementioned terms.

(4)	Lathrop & Gage, LLP leases 13,497 SF that expires on January 31, 2018 and 26,496 SF that expires on January 31, 2023.

The following table presents the lease rollover schedule at the Corporate Woods Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)(4)		# of Expiring Tenants
MTM	1,885	0.1%	0.1%	$103,177	0.2%	$23.79	(5)	5
2017	67,965	3.3	3.4%	1,430,918	3.3	$21.05		11
2018	316,500	15.6	19.0%	7,063,187	16.1	$22.32		50
2019	465,746	22.9	41.9%	11,634,141	26.5	$24.98		69
2020	405,813	20.0	61.9%	9,205,093	20.9	$22.68		61
2021	171,096	8.4	70.3%	3,926,071	8.9	$22.95		35
2022	183,823	9.0	79.3%	4,145,160	9.4	$22.55		34
2023	144,131	7.1	86.4%	3,386,284	7.7	$23.49		7
2024	61,082	3.0	89.4%	1,457,728	3.3	$23.87		6
2025	27,547	1.4	90.8%	750,901	1.7	$27.26		3
2026	0	0.0	90.8%	0	0.0	$0.00		0
2027	39,123	1.9	92.7%	852,431	1.9	$21.79		2
2028 & Thereafter	0	0.0	92.7%	0	0.0	$0.00		0
Vacant	148,468	7.3	100.0%	0	0.0	$0.00		0
Total / Wtd. Avg.	2,033,179	100.0%		$43,955,091	100.0%	$23.32		283

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent $ per SF includes contractual rent steps ($577,892) through July 2018 and the present value of rent steps for credit tenants ($376,234).

(4)	Total / Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(5)	UW Base Rent $ per SF for MTM tenants is calculated based on the $44,843 of UW Base Rent associated with 1,885 SF of conference room space. The remaining UW Base Rent of $58,334 is associated with antenna space, mail boxes and other miscellaneous tenants which have 0 SF attributed to them.

The following table presents certain information relating to historical leasing at the Corporate Woods Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	2016	As of 5/31/2017(2)
Owned Space	87.4%	92.0%	91.8%	89.5%	92.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated May 31, 2017.

LOAN #8: corporate woods portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Corporate Woods Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$40,743,337	$40,641,844	$40,285,194	$41,587,085	$43,000,965	$21.15
Contractual Rent Steps	0	0	0	0	954,126	0.47
Gross Up Vacancy	0	0	0	0	3,494,670	1.72
Reimbursements	952,901	1,912,725	2,243,749	2,653,606	3,080,143	1.51
Other Income	184,342	317,945	206,088	236,942	236,942	0.12
Gross Revenue	$41,880,581	$42,872,514	$42,735,030	$44,477,632	$50,766,845	$24.97

Vacancy & Credit Loss	(685,338)	(638,017)	(953,455)	(1,237,930)	(5,053,068)	(2.49)
Effective Gross Income	$41,195,243	$42,234,497	$41,781,575	$43,239,702	$45,713,777	$22.48

Real Estate Taxes	$6,306,567	$6,895,024	$7,152,862	$7,328,805	$7,389,621	3.63
Insurance	302,946	296,902	328,068	330,164	330,164	0.16
Management Fee	611,060	627,055	622,794	648,685	1,142,844	0.56
Other Operating Expenses	12,795,399	13,234,241	13,798,380	14,239,084	14,239,084	7.00
Total Operating Expenses	$20,015,972	$21,053,221	$21,902,104	$22,546,739	$23,101,714	$11.36

Net Operating Income	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$22,612,063	$11.12
TI/LC	0	0	0	0	2,299,877	1.13
Capital Expenditures	0	0	0	0	459,093	0.23
Net Cash Flow	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$19,853,093	$9.76

Occupancy(3)	92.0%	91.8%	89.5%	92.7%	90.0%
NOI Debt Yield(4)	9.6%	9.6%	9.0%	9.4%	10.2%
NCF DSCR(4)	1.58x	1.58x	1.49x	1.55x	1.48x

(1)	Underwritten Base Rent includes contractual rent steps through July 2018.

(2)	Underwritten $ per SF is based on the owned space at the Corporate Woods Portfolio Properties.

(3)	Underwritten Occupancy of 92.7% is based on the rent roll dated May 31, 2017 and Underwritten Occupancy represents the underwritten economic vacancy of 10.0%.

(4)	Calculated based on the outstanding principal balance as of the Cut-off Date of the Corporate Woods Portfolio Loan Combination.

■	Appraisal. According to the appraisal, the Corporate Woods Portfolio Properties had an “As Portfolio” bulk appraised value of $299,100,000 as of an effective date of June 15, 2017, which includes a portfolio premium of $3,600,000. The sum of the individual “as-is” appraised values of the Corporate Woods Portfolio Properties is $295,500,000.

Appraisal Approach	As-Is Value	Discount Rate		Capitalization Rate
Direct Capitalization Approach	$295,800,000	N/A		7.50%
Discounted Cash Flow Approach	$299,100,000	8.25	%(1)	7.75	%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental reports, dated August 9, 2017, there are no recognized environmental conditions or recommendations for further action for the Corporate Woods Portfolio Properties.

■	Market Overview and Competition. The Corporate Woods Portfolio Properties are located in Overland Park, Kansas which is situated in southwest Johnson County, about 15 miles southwest of the Kansas City CBD. Major employers within the area include: HCA Midwest Health System, Sprint Corporation, Saint Luke’s Health System, Cerner Corporation, Children’s Mercy Hospitals & Clinics, DST Systems, Inc., Truman Medical Center, and Black & Veatch Corporation, among others.

The Corporate Woods Portfolio Properties are located in the city of Overland Park which is the second-most populous city in Kansas and the largest suburb in the Kansas City metropolitan area. The Corporate Woods Portfolio Properties are located approximately 15 miles from Kansas City’s CBD and 34 miles from the Kansas City International Airport. Additionally, an extensive interstate network runs directly through Overland Park, servicing residents and employees that live in the area. The 2016 population within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was 9,145, 97,171 and 248,477, respectively. The 2016 estimated average household income within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was $87,815, $93,240 and $104,793, respectively. Overland Park has certain attractions such as a 300-acre arboretum and

LOAN #8: corporate woods portfolio

botanical garden, a bi-weekly farmers’ market and a new 12-field soccer complex which hosts local, regional and national tournaments.

The Corporate Woods Portfolio Properties are part of the Kansas City Metropolitan Statistical Area (“MSA”) office market and the South Johnson County/College Boulevard office submarket. Based on the appraisal, the submarket is characteristically a higher-performing submarket in terms of effective rental rates achieved by the landlords. According to a market report, as of the first quarter of 2017, the Kansas City MSA office market consisted of 136.8 million SF with an average occupancy rate of 92.1% and an average rent of $18.26 per SF. As of the first quarter of 2017, the College Boulevard office submarket consisted of 20.5 million SF with an average vacancy rate of 8.5% and an average rent of $21.65 per SF. The appraisal identified a subset of six comparable properties, located within the College Boulevard office submarket and within three miles of the Corporate Woods Portfolio Properties. The table below is based on the information available to the appraiser in connection with such comparable properties, which had gross rents ranging from $20.75 per SF to $26.00 per SF (see chart below).

The following table presents certain information relating to the primary competition for the Corporate Woods Portfolio Properties:

Office Lease Comparables(1)

	Corporate Woods Portfolio Properties	Lighton Plaza I & II / Tower	7101 Tower	Commerce Plaza I & II	South Creek Office Park	Financial Plaza II & III	Renaissance / Del Sarto
Year Built	1977-2001	1989	1986	1986	1995	1985	1986
Total GLA	2,033,179	476,278	228,040	285,465	898,488	254,336	545,218
Total Occupancy	92.7%(2)	92.8%	93.9%	97.4%	89.5%	87.7%	90.3%
Quoted Rent Rate per SF	$22.00-24.25	$22.00-26.00	$23.50	$23.50	$20.75-22.25	$21.50-23.00	$21.50-23.00
Expense Basis	FSG	FSG	FSG	FSG	FSG	FSG	FSG

(1)	Source: Appraisal.

(2)	Based on the borrower rent roll dated May 31, 2017.

■	The Borrower. The borrower is Corporate Woods Kansas Realty LP, a single-purpose, single-asset entity that is 0.50% owned by its general partner, Corporate Woods Kansas Realty Management LLC and 99.5% owned by Corporate Woods Kansas LP. Corporate Woods Kansas LP is 0.5% owned by its general partner, Corporate Woods Kansas Management LLC and 99.5% owned by various limited partners. A non-consolidation opinion has been delivered in connection with the origination of the Corporate Woods Portfolio Loan. Raymond Massa is the non-recourse carveout guarantor of the Corporate Woods Portfolio Loan.

Corporate Woods Kansas Realty Management LLC and Corporate Woods Kansas Management LLC are controlled by Group RMC Management Inc. (“Group RMC”). Group RMC is a real estate management company headquartered in New York City targeting investments in office assets throughout the United States. Group RMC is currently invested in 19 office properties totaling approximately 6.5 million SF across more than 80 buildings throughout the United States and Canada valued at approximately $621.5 million.

■	Escrows. On the origination date of the Corporate Woods Portfolio Loan, the borrower funded reserves of (i) $6,258,114 for real estate taxes, (ii) $7,500,000 for tenant improvements and leasing commissions, (iii) $620,488 for deferred maintenance and (iv) $1,481,165 for unfunded tenant obligations.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (annual taxes are initially estimated to be $6,258,114), (ii) at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) $38,258 for replacement reserves and (iv) if at any time the tenant improvements and leasing commissions reserve is less than $5,000,000, a monthly payment of $169,428 up to a cap of $7,500,000.

■

Lockbox and Cash Management. The Corporate Woods Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender, and any funds received by the borrower or the property manager are required to be deposited in the lockbox within two business days of receipt. During a Corporate Woods Portfolio Trigger Period (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the Corporate Woods Portfolio Loan documents. Provided no Corporate Woods Portfolio Trigger Period is continuing, excess cash in the deposit account

LOAN #8: corporate woods portfolio

is required to be disbursed to the borrower in accordance with the Corporate Woods Portfolio Loan documents. Upon the occurrence of an event of default under the Corporate Woods Portfolio Loan documents, funds may be applied in such order of priority as the lender may determine.

A “Corporate Woods Portfolio Trigger Period” will commence upon the earliest occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.20x for one calendar quarter or (iii) a Corporate Woods Portfolio Specified Tenant Trigger Period (as defined below) and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters and (c) with respect to clause (iii) above, the Corporate Woods Portfolio Specified Tenant Trigger Period ceasing to exist.

A “Corporate Woods Portfolio Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the Specified Tenant (as defined below) being in default under the applicable lease beyond any applicable notice and/or cure periods, (ii) the Specified Tenant failing to be in actual, physical possession of at least 80% of its space, (iii) the Specified Tenant giving notice that it is terminating its lease with respect to 15% or more of its space, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the Specified Tenant and (vi) the Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the earlier of (y) 12 months prior to the expiration of the then applicable term of the applicable Specified Tenant lease and (z) the renewal period required under the applicable Specified Tenant lease; and (B) expiring upon the earlier of (x) the cure of any conditions above in accordance with the Corporate Woods Portfolio Loan documents or (y) the borrower leasing the applicable Specified Tenant space for a term of at least 5 years and the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying full rent.

A “Specified Tenant” means any tenant that at such time, together with any affiliates, leases space at the Corporate Woods Portfolio Properties that comprises more than 20% or more of either (1) the Corporate Woods Portfolio Properties’ aggregate gross leasable area, or (2) the total rental income (in the aggregate) for the Corporate Woods Portfolio Properties.

■	Property Management. The Corporate Woods Portfolio Properties are currently managed by Block Real Estate Services, LLC, an independent third-party manager. The lender has the right to, or to direct the borrower to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a Corporate Woods Portfolio Trigger Period has occurred and is continuing under the Corporate Woods Portfolio Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the Corporate Woods Portfolio Loan documents, with (x) a reputable management company (i) having at least seven years’ experience in the management of office properties with similar scope and class as the Corporate Woods Portfolio Properties located in geographic areas with characteristics similar to the geographic area in which the Corporate Woods Portfolio Properties is located, (ii) which has, for at least seven years preceding the applicable date of determination, managed at least seven comparable properties (exclusive of the Corporate Woods Portfolio Properties) each being of approximately the same size as the Corporate Woods Portfolio Properties, (iii) managing comparable properties (exclusive of the Corporate Woods Portfolio Properties) with at least 1,000,000 leasable SF (in the aggregate) and (iv) which is not the subject of any proceeding under any applicable creditors rights laws, or (y) a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■

Release of Collateral. Provided that no event of default is then continuing under the Corporate Woods Portfolio Loan, the Corporate Woods Portfolio Loan documents permit a partial release of one or more of the individual Corporate Woods Portfolio Properties at any time after the earlier of August 9, 2020 and the second anniversary of the securitization of the last piece of the Corporate Woods Portfolio Loan Combination, subject to certain conditions, including, without limitation, the following: (i) if the partial release occurs on or after the due date in April 2027, the borrower must prepay, or if the partial release occurs prior to the due date in April 2027, the borrower must deliver the partial defeasance collateral with respect to the Corporate Woods Portfolio Property in accordance with the Corporate Woods Portfolio Loan documents, in each case in an amount equal to the greater of (A) 120% of the allocated loan

LOAN #8: corporate woods portfolio

amount for the individual Corporate Woods Portfolio Property to be released and (B) 95% of the net sales proceeds applicable to such property, (ii) as of the release date, after giving effect to the release, the debt service coverage ratio for the remaining individual Corporate Woods Portfolio Properties is equal to or greater than the greater of (a) the debt service coverage ratio for all individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan immediately prior to the release and (b) 1.40x, (iii) as of the release date, after giving effect to such release, the debt yield for the remaining individual Corporate Woods Portfolio Properties is equal to or greater than the greater of (a) the debt yield for all individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan immediately prior to the release date, as applicable and (b) 9.0%, (iv) as of the release date, after giving effect to the release, the loan-to-value ratio for the remaining individual Corporate Woods Portfolio Properties is no greater than the lesser of (a) 74.0% and (b) the loan-to-value ratio for the individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan immediately prior to the release date, as applicable, and (v) delivery to lender of a REMIC opinion.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Corporate Woods Portfolio Properties, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $10,000 (provided, however, that higher deductibles for damage caused by flood, earth movement, wind or terrorism are permitted so long as such higher deductibles are commercially reasonable but not to exceed $100,000 with respect to terrorism and 5% of the total insurable value of the applicable individual property with respect to flood, earth movement or wind). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: 50 varick street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		LCF
Location (City/State)	New York, New York	Cut-off Date Balance(3)		$35,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$491.19
Size (SF)(1)	158,574	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 7/1/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1960 / 2013	Mortgage Rate		4.1500%
Appraised Value	$140,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/7/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Alessandro Cajrati Crivelli	Original Interest Only Period (Months)	120
Property Management	Smith Murdock Company, LLC	First Payment Date	10/6/2017
		Maturity Date	9/6/2027

Underwritten Revenues	$8,514,769
Underwritten Expenses	$1,759,376	Escrows(4)
Underwritten Net Operating Income (NOI)	$6,755,393		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,596,819	Taxes	$219,873	$54,968
Cut-off Date LTV Ratio(2)	55.6%	Insurance	$12,654	$6,327
Maturity Date LTV Ratio(2)	55.6%	Replacement Reserve	$0	$1,982
DSCR Based on Underwritten NOI / NCF(2)	2.06x / 2.01x	TI/LC	$0	$11,232
Debt Yield Based on Underwritten NOI / NCF(2)	8.7% / 8.5%	Deferred Maintenance	$28,125	$0
		Other(5)	$4,855,995	$0

		Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$77,890,000	54.1%	Purchase Price	$135,000,000	93.7%
Borrower Equity	66,151,443	45.9	Reserves	5,116,648	3.6
			Closing Costs	3,924,795	2.7

Total Sources	$144,041,443	100.0%	Total Uses	$144,041,443	100.0%

(1)	Size (SF) includes 136,563 SF of office space and 22,011 SF of rooftop space.

(2)	The Cut-off Date Balance per SF, Debt Yield Based on Underwritten NOI/NCF, DSCR Based on Underwritten NOI/DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculations presented above are based on the aggregate principal balance of the promissory notes comprising the 50 Varick Street Loan Combination.

(3)	The Cut-off Date Balance of $35,000,000 represents the non-controlling note A-1, which note is part of a loan combination evidenced by three pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $77,890,000. The related companion loans are evidenced by (i) the non-controlling note A-2-A, which has an outstanding principal balance as of the Cut-off Date of $25,500,000, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to the UBS 2017-C4 securitization transaction, and (ii) the controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $17,390,000, is currently held by LCF and is expected to be contributed to one or more future securitization transactions. See “—The Mortgage Loan” below.

(4)	See “Escrows” below for further discussion of reserve information.

(5)	Other Escrow includes Security Deposit ($2,965,935), Free Rent Reserve ($1,844,282) and Condominium Common Charges Reserve ($45,778).

■	The Mortgage Loan. The mortgage loan (the “50 Varick Street Loan”) is part of a loan combination (the “50 Varick Street Loan Combination”) evidenced by three pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $77,890,000. The 50 Varick Street Loan Combination is secured by the borrower’s fee simple interest in a Class A office building located in New York, New York (the “50 Varick Street Property”). The 50 Varick Street Loan, which is evidenced by the non-controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and represents approximately 3.6% of the Initial Pool Balance. The related companion loans have an aggregate outstanding principal balance as of the Cut-off Date of $42,890,000 and are evidenced by (i) the non-controlling note A-2-A, which has an outstanding principal balance as of the Cut-off Date of $25,500,000, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to the UBS 2017-C4 securitization transaction and (ii) the controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $17,390,000, is currently held by LCF and is expected to be contributed to one or more future securitization transactions. The 50 Varick Street Loan Combination was originated by LCF on August 7, 2017. Each pari passu note evidencing the 50 Varick Street Loan Combination has an interest rate of 4.15000% per annum. The borrowers utilized the proceeds of the 50 Varick Street Loan Combination along with $66.15 million to acquire the 50 Varick Street Property, fund reserves and pay closing costs. See “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

LOAN #9: 50 varick street

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Cut-off Date Balance
50 Varick Street Loan Combination
Note A-1	CGCMT 2017-C4	$35,000,000
Note A-2-A	UBS 2017-C4(1)	$25,500,000
Note A-3-A	LCF(2)	$17,390,000
Total		$77,890,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to a future securitization transaction.

The 50 Varick Street Loan Combination has an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 50 Varick Street Loan Combination requires interest-only payments until the scheduled maturity date, which is the due date in September 2027. Voluntary prepayment of the 50 Varick Street Loan Combination without payment of the yield maintenance premium is permitted on or after the due date in July 2027. Defeasance of the 50 Varick Street Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted at any time after the earlier of August 7, 2021 or the second anniversary of the securitization of the last portion of the 50 Varick Street Loan Combination.

■	The Mortgaged Property. The 50 Varick Street Property is comprised of a 158,574 SF, 8-story, mid-rise office building that is located within the Tribeca neighborhood in New York. The net rentable area includes 136,563 SF of interior spaces on floors one, two, five, six, and seven, and includes a 22,011 SF terrace on the roof, which serves as an outdoor function area. The 50 Varick Street Property is located along Varick Street and St. Johns Lane with access to public transportation including the MTA subway, 1, 2, 3, A, C, and E lines as well as access to the Holland Tunnel. The 1, 2, and 3 trains have a station half of a block east of the 50 Varick Street Property and the A, C and E trains are located half of a block north of the 50 Varick Street Property. In addition the 4, 5, 6, J, and Z trains are only four and a half blocks southeast of the 50 Varick Street Property.

The 50 Varick Street Property is currently 100.0% occupied by two tenants. The 50 Varick Street Property has maintained a 100.0% occupancy over the past three years. The largest tenant at the 50 Varick Street Property is Spring Studios New York LLC (“Spring Studios”) which occupies 84,044 SF (53.0% of NRA) and pays 52.4% of underwritten base rent, and the second largest tenant is Spring Place New York (“Spring Place”) which occupies 74,530 SF (47.0% of NRA) and pays 47.6% of underwritten base rent.

The 50 Varick Street Property is located on an approximately 0.77-acre site. The 50 Varick Street Property is a multitenant office property with flexible space in terms of the possible configuration. The Spring Studios space is used for events ranging from small film screenings to large corporate events, such as the 2017 Goldman Sachs Technology Conference and product releases for Google, and is the main location and home for New York Fashion Week.

The following table presents certain information relating to historical leasing at the 50 Varick Street Property:

Historical Leased %(1)

	2014	2015	2016	As of 7/1/2017
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower rent roll and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #9: 50 varick street

The following table presents certain information relating to the major tenants at the 50 Varick Street Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA		% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Spring Studios New York LLC	NR / NR / NR	84,044		53.0%	$4,064,055	52.4%	$48.36	12/31/2029	1, 15-year option
Spring Place New York	NR / NR / NR	74,530	(2)	47.0	3,691,953	47.6	$49.54	12/31/2029	1, 15-year option
Largest Owned Tenants		158,574		100.0%	$7,756,007	100.0%	$48.91
Vacant		0		0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		158,574		100.0%	$7,756,007	100.0%	$48.91

(1)	Information is based on the underwritten rent roll dated July 1, 2017.

(2)	Includes 22,011 SF of rooftop space.

The following table presents the lease rollover schedule at the 50 Varick Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	158,574	100.0	100.0%	7,756,007	100.0	48.91	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	158,574	100.0%		$7,756,007	100.0%	$48.91	2

(1)	Information is based on the underwritten rent roll.

Major Tenants

Spring Studios New York LLC (84,044 SF, 53.0% of GLA, 52.4% of underwritten base rent). Spring Studios is a London based, private design house founded in 1997 that offers photo and motion production facilities and related event services for creative industries including, fashion, beauty, luxury retail, marketing, advertising, cultural, and literary. Clients include Proctor & Gamble, Michael Kors, Mulberry, Nexxus, Tom Ford, Vogue, Canali, Coty, Diesel, and Estée Lauder. The facility offers 11 studios, nine green rooms, a signature restaurant, a bar, an art gallery, a cinema, a library, offices, a green roof deck, lighting and equipment rental and event spaces. The building design incorporates the original dramatic industrial architectural features of the existing seven-story building, with modern insertions of hot rolled steel, steel “warehouse” glazing, concrete, wood flooring, and gallery level finishes throughout. The venue has hosted several fashion events including Francisco Costa’s 10-year anniversary show, Calvin Klein’s runway show and after party, the Phillip Lim for Target launch, Gap’s spring 2014 presentation, the CFDA/Vogue Fashion Fund Finalists Celebration and the God’s Love We Deliver Golden Heart Awards.

Spring Place New York (74,530 SF, 47.0% of GLA, 47.6% of underwritten base rent). Spring Place (owned by an affiliate of the borrower sponsor) is a member’s only collaborative workspace and social club, which opened in June 2016 at the 50 Varick Street Property. The 5th and 6th floors of the building provide the social space of Spring Place including a dining room, a bar, a lounge, a sunken lounge, a music room, a private dining room seating 24 and another private dining room seating 14, as well as an approximately 22,011 SF rooftop for various events. Spring Place is also in the process of completing the build out of the 11,200 SF 7th floor space, which will be an expansion of the collaborative workspace environment. There is 3,400 SF of collaborative office space including collectible furniture and art, communal tables and workspace, a client meeting room (Anteroom), three conference rooms (seating 6, 8

LOAN #9: 50 varick street

and 8) with designer furniture, four cabinet rooms with more modest furniture seating 4-6 people, a spacious board room, and an executive suite seating 18 for large scale meetings. All office space tenants are given access to the social aspects of Spring Place for a discounted rate.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 50 Varick Street Property:

Cash Flow Analysis(1)(2)

	2014	2015	2016	TTM 5/31/2017	Underwritten		Underwritten $ per SF
Base Rent	$5,941,333	$7,257,733	$7,525,805	$7,322,344	$7,756,007		$48.91
Reimbursements	109,996	675,338	791,044	820,558	1,206,907		7.61
Gross Revenue	$6,051,328	$7,933,071	$8,316,850	$8,142,902	$8,962,914		$56.52
Vacancy & Credit Loss	0	0	0	0	(448,146)		(2.83)
Effective Gross Income	$6,051,328	$7,933,071	$8,316,850	$8,142,902	$8,514,769		$53.70

Real Estate Taxes	$387,275	$417,397	$426,016	$475,717	$857,571		5.41
Insurance	115,734	86,122	53,913	66,703	74,983		0.47
Management Fee	0	0	0	0	255,443		1.61
Other Operating Expenses	362,094	560,043	526,912	571,379	571,379		3.60
Total Operating Expenses	$865,102	$1,063,563	$1,006,841	$1,113,799	$1,759,376		$11.09

Net Operating Income	$5,186,226	$6,869,508	$7,310,009	$7,029,103	$6,755,393		$42.60
TI/LC	0	0	0	0	134,788		0.85
Capital Expenditures	0	0	0	0	23,786		0.15
Net Cash Flow	$5,186,226	$6,869,508	$7,310,009	$7,029,103	$6,596,819		$41.60

Occupancy	100.0%	100.0%	100.0%	100.0%	95.0%
NOI Debt Yield(3)	6.7%	8.8%	9.4%	9.0%	8.7%
NCF DSCR(3)	1.58x	2.10x	2.23x	2.14x	2.01	x

(1)	Underwritten Base Rent is based on leases executed at closing of the 50 Varick Street Loan Combination.

(2)	The 50 Varick Street Property is currently subject to a 10-Year ICAP tax abatement. The ICAP was established for the 2015 tax year and burns off in 2025. Under the abatement for the first 5 tax years the abatement is approximately $600,000 per annum, and the amount of the abatement will reduce by 20.0% thereafter.

(3)	NOI Debt Yield and NCF DSCR calculations are based on the 50 Varick Street Loan Combination.

■	Appraisal. According to the appraisal, the 50 Varick Street Property had an “as-is” appraised value of $140,000,000 as of July 7, 2017.

Appraisal Approach(1)	“As-Is Appraised Value”	Discount Rate	Capitalization Rate(2)
Income Capitalization Approach	$140,000,000	N/A	5.0%

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated June 2, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 50 Varick Street Property.

■	Market Overview and Competition. According to the appraisal, the 50 Varick Street Property is located in the 50 Varick Street Condominium in Manhattan, New York City within the New York-Jersey City-White Plains NY-NJ Metropolitan Statistical Area (“New York MSA”). New York City is predominantly a service-oriented economy, with approximately 95.0% of the current employment within the services producing sector. With 151,678 full-time employees in 2014, the City of New York is the area’s top employer. New York Department of Education is the second largest employer in the area with 119,618 employees, and the third is the US government with 80,900 employees. Overall employment increased year over year by a notable 2.2%. Educational & Health Services is the largest sector in New York City, it has grown by a considerable 3.9% when compared to the same time in the previous year, and accounts for 20.3% of total employment.

Transportation has been a major factor in the development of New York City. The city has a well-integrated network of highways with a well-developed mass transportation system which facilitates access for commuters as well as the distribution of goods and services through the region. Two of the area airports, LaGuardia and JFK International Airports are both located within Queens. Automobile is the primary mode of transportation surrounding New York City. Primary access in Manhattan is provided by mass transportation, specifically the subway system. The Long Island

LOAN #9: 50 varick street

Expressway, the Grand Central Parkway, and Belt Parkway facilitate vehicular access to the area. The Triborough Bridge, Queensboro Bridge, Brooklyn Bridge, Williamsburg Bridge, Manhattan Bridge, Midtown Tunnel and Brooklyn-Battery Tunnel provide access to Manhattan.

According to a third party market report, the 50 Varick Street Property is located within the Midtown South office market and the Tribeca/Hudson Square office submarket. As of first quarter 2017, the Midtown South office market had an average asking rent of $74.49 per SF with a vacancy rate of 6.51%. The leasing activity for the first quarter 2017 was 1,318,898 SF and the net absorption was negative at 1,072,290 SF.

As of first quarter 2017, the Tribeca/Hudson Square office submarket had an average asking rent of $79.97 per SF with a vacancy rate of 8.0%. The leasing activity for the quarter was 341,961 SF and the net absorption was negative at 147,658 SF.

The following table presents certain information relating to lease comparable for the 50 Varick Street Property:

Office Lease Comparables(1)

	50 Varick Street Property (Subject)	205 Hudson Street	225 Varick Street	395 Hudson Street	315 Hudson Street
Distance of subject	--	0.2 miles	0.5 miles	0.6 miles	0.4 miles
Year Built / Renovated	1960/2013	1928	1926	1921	1907
Building SF	158,574	401,000	377,000	600,000	485,000
Total Occupancy	100.0%(2)	98.0%	93.8%	93.7%	93.3%
Tenant	--	WeWork	Optomen Productions	SY Partners	One Kings Lane
Lease SF	158,574	94,740	227,009	18,849	51,576
Base Rent	$48.91	$56.00	$47.03	$47.98	$59.48

	315 Hudson Street	325 Hudson Street	180 Varick Street	435 Hudson Street
Distance of subject	0.4 miles	0.4 miles	0.4 miles	0.7 miles
Year Built / Renovated	1907	1965/1999	1930	1937
Building SF	485,000	223,000	329,000	289,000
Total Occupancy	93.3%	85.9%	85.0%	86.0%
Tenant	Galvanize	Pilot Fiber	2X4	Baron & Baron, Inc.
Lease SF	54,590	19,421	10,083	15,215
Base Rent	$62.00	$52.53	$59.90	$66.72

(1)	Source: Appraisal.

(2)	Per underwritten rent roll dated July 1, 2017.

■	The Borrowers. The borrowers are Varick 3 LLC and Varick 4 LLC (collectively, the “50 Varick Street Borrower”), two tenants-in-common, each indirectly owned and directly controlled by the borrower sponsor and guarantor Alessandro Cajrati Crivelli. In June 2017, Mr. Crivelli provided a net worth letter confirming a net worth in excess of $100.0 million. A non-consolidation opinion has been delivered in connection with the origination of the 50 Varick Street Loan Combination.

Mr. Crivelli founded Est4te Four, an international investment and development group known for creating innovative workspaces dedicated to the global fashion, art, and design industries. The firm has been led by Mr. Crivelli for over 18 years and has focused its investments in Milan, London, and New York. Est4te Four also has several projects in Los Angeles and has an office in West Hollywood, California.

■	Escrows. On the origination date of the 50 Varick Street Loan, the 50 Varick Street Borrower funded a reserve of (i) $219,873 for real estate taxes, (ii) $12,654 for insurance, (iii) $28,125 for a deferred maintenance reserve and (iv) $2,965,935 into a security deposit escrow, (v) $1,844,282 into a free rent reserve and (vi) $45,778 into a condominium common charges reserve at the 50 Varick Street Property.

Additionally, on each due date, the 50 Varick Street Borrower is required to fund the following reserves with respect to the 50 Varick Street Property: (i) an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, which is initially estimated to be $54,968, (ii) an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, which is initially estimated to be $6,327, (iii) an amount equal to $1,982 to pay for capex improvements, (iv) an amount equal to $11,232 to fund future tenant improvements and leasing commissions, and (v) monthly deposits for condominium charges for common charges, maintenance fees, and other assessments pursuant to the condominium documents, including, without limitation, water rates and sewer rates.

■	Lockbox and Cash Management. The 50 Varick Street Loan is structured with a hard lockbox and in place cash management. Except during a 50 Varick Street Trigger Period (as defined below), all sums in the cash management

LOAN #9: 50 varick street

account in excess of amounts necessary to pay debt service and required reserves are remitted to the 50 Varick Street Borrower. During the continuance of a 50 Varick Street Trigger Period, provided no event of default under the 50 Varick Street Loan documents is continuing, all sums in the cash management account in excess of the amount necessary to pay debt service, required reserves and operating expenses are required to be deposited into an excess cash flow reserve. Provided no event of default under the 50 Varick Street Loan documents is continuing, funds in the excess cash flow reserve are required to be held by the lender as additional collateral for the 50 Varick Street Loan. Upon the occurrence and during the continuance of an event of default under the 50 Varick Street Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 50 Varick Street Loan (and/or toward the payment of expenses of the 50 Varick Street Property), in such order of priority as the lender may determine.

A “50 Varick Street Trigger Period” means a period commencing upon the earliest of (i) an event of default occurring under the 50 Varick Street Loan or the property management agreement, (ii) the debt service coverage ratio being less than 1.25x and (iii) the occurrence of a 50 Varick Street Specified Tenant Trigger Period (as defined below) and expiring upon (x) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for six consecutive calendar months and (z) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (iii) above, a 50 Varick Street Specified Tenant Trigger Period ceasing to exist in accordance with the 50 Varick Street Loan documents.

A “50 Varick Street Specified Tenant Trigger Period” means a period commencing upon the first to occur of (i) Specified Tenant (as defined below) ceasing the conduct, or giving notice of its intent to cease the conduct, of its normal business operations at substantially all of its leased premises (including subleasing substantially all of its leased premises other than a sublease expressly permitted pursuant to an unilateral right of such a Specified Tenant, (ii) any Specified Tenant (or such tenant’s parent, if applicable) becomes insolvent or becomes a debtor in a bankruptcy action, and (iii) any damage to the 50 Varick Street Property which cannot be reconstructed to same size or configuration.

A “Specified Tenant” means, as applicable, (i) any tenant occupying more than 25% of the 50 Varick Street Property (either physical or economic occupancy), with Spring Studios and Spring Place each acting as a Specified Tenant at the closing of the 50 Varick Street Loan. The Spring Place lease is guaranteed by Spring Place One, LTD (the “Spring Place Guarantor”).

■	Property Management. The 50 Varick Street Property is managed by Smith Murdock Company, LLC.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 50 Varick Street Borrower is required to obtain and maintain property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy, including riot and civil commotion, vandalism, terrorist acts, malicious mischief, burglary and theft, in an amount equal to 100% of the “full replacement cost” of the 50 Varick Street Property and improvements and betterments of 50 Varick Street Borrower’s unit. In addition, the 50 Varick Street Borrower is required to obtain and maintain commercial general liability insurance and business income or rental loss insurance. See “Risk factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #10: MALL OF LOUISIANA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)		CREFI
Location (City/State)	Baton Rouge, Louisiana	Cut-off Date Balance(4)		$28,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$418.39
Size (SF)	776,789	Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 6/30/2017(1)	91.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2017(1)	91.8%	Type of Security	Fee Simple
Year Built / Latest Renovation	1997 / 2008	Mortgage Rate		3.98400%
Appraised Value	$570,000,000	Original Term to Maturity (Months)		120
Appraisal Date	6/23/2017	Original Amortization Term (Months)		360
Borrower Sponsor	GGP Real Estate Holding I, Inc.	Original Interest Only Period (Months)		36
Property Management	Self-Managed	First Payment Date		9/1/2017
		Maturity Date		8/1/2027

Underwritten Revenues	$43,215,234
Underwritten Expenses	$7,152,311	Escrows(5)
Underwritten Net Operating Income (NOI)	$36,062,923		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$34,433,637	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	57.0%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	49.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	1.94x / 1.85x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.1% / 10.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$325,000,000	100.0%	Principal Equity Distribution(6)	$323,588,541	99.6%
			Closing Costs	1,411,459	0.4

Total Sources	$325,000,000	100.0%	Total Uses	$325,000,000	100.0%

(1)	Total Occupancy and Owned Occupancy include the third largest tenant, Main Event, which has a signed lease but is not expected to take physical occupancy and commence paying rent until August 2018, and exclude temporary tenants.

(2)	Calculated based on the aggregate outstanding principal balance of the Mall of Louisiana Loan Combination (as defined below).

(3)	The Mall of Louisiana Loan Combination was co-originated by Bank of America, N.A. (“BANA”), Citi Real Estate Funding Inc. (“CREFI”) and Barclays Bank PLC (“Barclays”).

(4)	The Cut-off Date Balance of $28,000,000 represents the non-controlling note A-3-2, which note is part of a loan combination evidenced by nine pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $325,000,000. The related companion loans are evidenced by (i) the controlling note A-1 ($65,000,000), which was contributed to the BANK 2017-BNK7 securitization transaction, (ii) the non-controlling note A-2 ($44,000,000), which is currently held by BANA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction, (iii) the non-controlling notes A-3-1 and A-5-2 ($47,000,000), which were contributed to the CGCMT 2017-P8 securitization transaction, (iv) the non-controlling note A-4 ($50,000,000), which was contributed to the COMM 2017-COR2 securitization transaction, (v) the non-controlling notes A-6 and A-7 ($50,000,000), which are currently held by Barclays and are expected to be contributed to the WFCM 2017-C40 securitization transaction and (vi) the non-controlling note A-5-1 ($41,000,000), which is currently held by Barclays or an affiliate, and is expected to be contributed to one or more future securitization transactions. See “— The Mortgage Loan” below.

(5)	GGP Real Estate Holding I, Inc., as guarantor, has delivered a Main Event guaranty with respect to (i) completion of certain required work by the borrowers under the Main Event lease and (ii) rent obligations in lieu of posting an upfront cash reserve for the obligations. See “— Escrows” below.

(6)	The borrower sponsor acquired the Mall of Louisiana Property for approximately $265 million in 2004 and, inclusive of the $100 million spent on the 2008 property expansion, maintains a cost basis of approximately $413 million. The Mall of Louisiana Property was not encumbered by any prior existing debt.

■	The Mortgage Loan. The mortgage loan (the “Mall of Louisiana Loan”) is part of a loan combination (the “Mall of Louisiana Loan Combination”) evidenced by nine pari passu notes that are collectively secured by a first mortgage encumbering the borrowers’ fee interest in a super-regional mall located in Baton Rouge, Louisiana (the “Mall of Louisiana Property”). The Mall of Louisiana Loan, which is evidenced by the non-controlling note A-3-2, had an original principal balance of $28,000,000, has an outstanding principal balance as of the Cut-off Date of $28,000,000 and represents approximately 2.9% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $297,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $297,000,000 and are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the BANK 2017-BNK7 securitization transaction, (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $44,000,000, is currently held by BANA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction, (iii) the non-controlling notes A-3-1 and A-5-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $47,000,000, and were contributed to the CGCMT 2017-P8 securitization transaction, (iv) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $50,000,000 and was contributed to the COMM 2017-COR2 securitization transaction, (v) the non-controlling notes A-6 and A-7, which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by Barclays and are expected to be contributed to the WFCM 2017-C40 securitization transaction and (vi) the non-controlling note A-5-1, which has an outstanding principal balance as of the Cut-off Date of $41,000,000, is currently held by Barclays and expected to be contributed to one or more future securitization transactions. The Mall of Louisiana Loan Combination was co-originated by BANA, CREFI and Barclays on July 26, 2017, had an original principal balance of $325,000,000 and has an outstanding principal balance as of the Cut-off Date of $325,000,000. Each note evidencing the Mall of Louisiana Loan Combination accrues interest at an interest rate of 3.98400% per annum. The proceeds of the Mall of Louisiana Loan Combination were primarily used to encumber the Mall of Louisiana Property and pay origination costs.

LOAN #10: MALL OF LOUISIANA

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Mall of Louisiana Loan
A-3-2	CGCMT 2017-C4	$28,000,000
Mall of Louisiana Pari Passu Companion Loans
A-1	BANK 2017-BNK7	$65,000,000
A-2	MSBAM 2017-C34(1)	$44,000,000
A-3-1 and A-5-2	CGCMT 2017-P8	$47,000,000
A-4	COMM 2017-COR2	$50,000,000
A-5-1	Barclays(2)	$41,000,000
A-6 and A-7	WFCM 2017-C40(1)	$50,000,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to one or more future securitization transactions.

The Mall of Louisiana Loan Combination has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Mall of Louisiana Loan Combination requires interest only payments for the initial 36 months, followed by payments of principal and interest sufficient to amortize the Mall of Louisiana Loan Combination over a 30-year amortization schedule. The scheduled maturity date of the Mall of Louisiana Loan Combination is the due date in August 2027. Provided that no event of default has occurred and is continuing under the Mall of Louisiana Loan Combination documents, at any time after the earlier of August 1, 2020 and the second anniversary of the securitization of the last portion of the Mall of Louisiana Loan Combination, the Mall of Louisiana Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Mall of Louisiana Loan Combination documents. Voluntary prepayment of the Mall of Louisiana Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in May 2027.

■	The Mortgaged Property. The Mall of Louisiana Property is part of a two-story enclosed super-regional mall known as the Mall of Louisiana, which contains a total of 1,593,545 SF and is anchored by non-collateral anchors Dillard’s, Dillard’s Men’s & Home, JC Penney, Macy’s and Sears. The 776,789 SF portion of the Mall of Louisiana that serves as collateral for the Mall of Louisiana Loan Combination was 91.8% occupied as of June 30, 2017 by 135 retail and restaurant tenants. The largest tenants by size are AMC Theatres (9.6% of GLA, 5.9% of underwritten base rent, expiring July 2026), Dick’s Sporting Goods (9.5% of GLA, 3.3% of underwritten base rent, expiring January 2019), Nordstrom Rack (3.9% of GLA, 2.0% of underwritten base rent, expiring September 2025) and Forever 21 (3.5% of GLA, 5.1% of underwritten base rent, expiring January 2019). Main Event (6.0% of GLA, 4.0% of underwritten base rent, expiring June 2028) has a signed lease but is not expected to take occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and fifteen months of gap rent with respect to the Main Event lease.

Aside from the tenants mentioned above, no tenant represents more than 1.9% of GLA or 2.6% of underwritten rent. Other notable tenants at the Mall of Louisiana Property include: Apple, DSW, Lush Fresh Handmade Cosmetics, Michael Kors, Pandora, Pottery Barn and Williams Sonoma. The Mall of Louisiana Property features an 11-bay food court and nine full service restaurants. Inline sales at the Mall of Louisiana Property as of the trailing 12-month period ending May 31, 2017 were approximately $183 million with an average of $585 per SF ($496 per SF excluding Apple), resulting in an occupancy cost of 13.6% (16.1% excluding Apple).

The Mall of Louisiana Property was built in 1997 and renovated in 2008 with a $100 million expansion project which added over 330,000 SF, comprised of a 125,000 SF lifestyle component, a 140,000 SF power center and 15-screen stadium seating cinema with IMAX – 3D. The Mall of Louisiana features the only Sears within 40 miles and the only Macy’s, Dick’s Sporting Goods and Nordstrom Rack within approximately 60 miles. The Mall of Louisiana Property includes 8,404 surface parking spaces (approximately 5.27 per 1,000 SF).

LOAN #10: MALL OF LOUISIANA

Non-Collateral Anchor Sales Summary

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	Sales per SF(3)
Dillard’s / Dillard’s Men’s & Home	BBB-/Baa3/BBB-	370,655	$148
Macy’s	BBB/Baa3/BBB-	204,890	$166
JC Penney	B+/B1/B+	116,568	$309
Sears	CC/Caa2/CCC+	113,517	$123

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Source: Appraisal.

(3)	Sales per SF for the non-collateral anchor tenants are as of 2016 as reported in the appraisal.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Mall of Louisiana Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF/Screen(4)	Occupancy Cost(4)	Renewal / Extension Options
AMC Theatres	B/B1/B+	74,400	9.6%	$1,739,472	5.9%	$23.38	7/21/2026	$560,583(5)	22.6%	4, 5-year options
Forever 21	NR/NR/NR	26,885	3.5	1,483,980	5.1	$55.20	1/31/2019	$183	28.6%	NA
Main Event(6)	NR/NR/NR	46,900	6.0	1,172,500	4.0	$25.00	6/30/2028	NA	NA	3, 5-year options
Dick’s Sporting Goods	NR/NR/NR	74,061	9.5	962,793	3.3	$13.00	1/31/2019	$131	11.9%	4, 5-year options
Gap/Gapkids	BB+/Baa2/BB+	9,761	1.3	758,019	2.6	$77.66	12/31/2017	$245	31.9%	NA
Victoria’s Secret	BB+/Ba1/BB+	13,472	1.7	648,138	2.2	$48.11	1/31/2023	$847	11.9%	NA
Express	NR/NR/NR	9,769	1.3	601,673	2.1	$61.59	1/31/2020	$309	37.6%	NA
Nordstrom Rack(7)	BBB+/Baa1/BBB+	30,002	3.9	577,500	2.0	$19.25	9/30/2025	NA	NA	4, 5-year options
Champs Sports(8)	NR/Ba2/BB+	6,293	0.8	500,734	1.7	$79.57	7/31/2026	$479	16.0%	NA
House of Hoops By Foot Locker(8)	NR/Ba2/BB+	6,459	0.8	500,443	1.7	$77.48	1/31/2021	$838	10.8%	NA
Ten Largest Owned Tenants		298,002	38.4%	$8,945,251	30.5%	$30.02
Other		415,132	53.4	20,369,579	69.5	$49.07
Vacant		63,655	8.2	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		776,789	100.0%	$29,314,830	100.0%	$41.11

(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Total / Wtd. Avg. UW Base Rent $ per SF is calculated excluding vacant SF.

(4)	Sales information is for the trailing 12-month period ending May 31, 2017.

(5)	Tenant Sales $ per SF/Screen are shown per screen (15 screens).

(6)	Main Event has an executed lease but is not expected to take occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and 15 months of gap rent specific to Main Event.

(7)	Nordstrom Rack is not required to report sales at the Mall of Louisiana Property.

(8)	Both tenants are affiliated subsidiaries of Foot Locker, Inc.

The following table presents certain information relating to the comparable in-line sales at the Mall of Louisiana Property:

Tenant Sales (per SF) and Occupancy Costs(1)

Total In-Line	TTM 5/31/2017	TTM 5/31/2017 Occupancy Cost
Comparable Sales per SF w/Apple	$585	13.6%
Comparable Sales per SF w/o Apple	$496	16.1%

(1)	Information as provided by the borrower sponsor.

LOAN #10: MALL OF LOUISIANA

The following table presents certain information relating to the lease rollover schedule at the Mall of Louisiana Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	802	0.1%	0.1%	$64,802	0.2%	$80.80	1
2017	27,165	3.5	3.6%	2,265,955	7.7	$83.41	10
2018	82,248	10.6	14.2%	3,354,434	11.4	$40.78	23
2019	165,390	21.3	35.5%	4,979,391	17.0	$30.11	17
2020	43,189	5.6	41.0%	2,581,653	8.8	$59.78	14
2021	60,190	7.7	48.8%	2,840,401	9.7	$47.19	16
2022	32,000	4.1	52.9%	1,317,420	4.5	$41.17	10
2023	39,863	5.1	58.0%	2,544,415	8.7	$63.83	11
2024	32,366	4.2	62.2%	1,357,288	4.6	$41.94	7
2025	58,878	7.6	69.8%	1,792,374	6.1	$30.44	9
2026	88,514	11.4	81.2%	2,885,732	9.8	$32.60	6
2027	11,360	1.5	82.6%	1,081,295	3.7	$95.18	6
2028 & Thereafter	71,169	9.2	91.8%	2,249,670	7.7	$31.61	5
Vacant	63,655	8.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	776,789	100.0%		$29,314,830	100.0%	$41.11	135

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Mall of Louisiana Property:

Historical Leased %(1)(2)

2014	2015	2016	As of 6/30/2017(3)
94.3%	93.8%	92.5%	91.8%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Excludes temporary tenants.

(3)	Based on the underwritten rent roll dated June 30, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mall of Louisiana Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 4/30/2017	Underwritten	Underwritten $ per SF

Base Rent	$26,449,228	$27,324,563	$27,877,011	$28,049,808	$29,420,920	$37.88
Potential Income from Vacant Space	0	0	0	0	3,395,375	4.37
Percentage Rent	559,072	516,649	571,657	591,865	581,929	0.75
Total Reimbursement Revenue	10,554,704	10,707,373	10,410,615	10,242,969	10,408,010	13.40
Specialty Leasing Income	3,089,790	3,046,453	3,044,110	2,921,431	2,956,431	3.81
Other Income(2)	402,762	384,936	331,822	399,049	384,049	0.49
Vacancy and Credit Loss	(0)	(0)	(0)	(0)	(3,931,479)	(5.06)
Effective Gross Income	$41,055,555	$41,979,974	$42,235,214	$42,205,123	$43,215,234	$55.63

Total Operating Expenses	$7,514,389	$7,399,438	$7,196,737	$7,209,498	$7,152,311	$9.21

Net Operating Income	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$36,062,923	$46.43
TI/LC	0	0	0	0	1,473,928	1.90
Capital Expenditures	0	0	0	0	155,358	0.20
Net Cash Flow	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$34,433,637	$44.33

Occupancy	94.3%(3)	93.8%(3)	92.5%(3)	91.8%(3)(4)	91.0%(5)
NOI Debt Yield(6)	10.3%	10.6%	10.8%	10.8%	11.1%
NCF DSCR(6)	1.80x	1.86x	1.89x	1.88x	1.85x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes carousel revenue, rebates and miscellaneous non-rental income.

(3)	Occupancy excludes temporary tenants at the Mall of Louisiana Property.

(4)	Based on the June 30, 2017 rent roll.

(5)	Underwritten Occupancy represents the underwritten economic occupancy at the Mall of Louisiana Property.

(6)	NOI Debt Yield and NCF DSCR are based on the amortizing payments due on the outstanding principal balance of the Mall of Louisiana Loan Combination.

LOAN #10: MALL OF LOUISIANA

■	Appraisal. According to the appraisal, the Mall of Louisiana Property had an “as-is” appraised value of $570,000,000 as of June 23, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$567,500,000	N/A	6.00%
Discounted Cash Flow Approach	$571,000,000	7.50%	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated July 24, 2017, there was no evidence of any recognized environmental conditions or recommendations for further action at the Mall of Louisiana Property.

■	Market Overview and Competition. The Mall of Louisiana Property is located in East Baton Rouge Parish within the greater Baton Rouge metropolitan statistical area (“MSA”) of Louisiana. The Mall of Louisiana Property is located approximately 6.0 miles southeast of the Baton Rouge central business district, immediately south of Interstate 10, which connects to Interstate 12 approximately 2 miles north and connects to the New Orleans metropolitan area to the southeast. East Baton Rouge Parish includes the city of Baton Rouge and other established neighborhoods including Mid-City, the Garden District and Spanish Town and is the capital of Louisiana and the location of Louisiana State University, Southern University and Baton Rouge Community College. There are two hospitals located within two miles of the Mall of Louisiana Property: Baton Rouge General Medical Center and Our Lady of the Lake Regional Medical Center. East Baton Rouge Parish’s top employers include Turner Industries Group (9,875 employees), LSU System (6,250 employees), Performance Contractors (5,500 employees), Our Lady of the Lake Regional Medical Center (4,500 employees) and ExxonMobil Corporation (4,214 employees). IBM recently developed a $55 million office and residential building in downtown Baton Rouge and has committed to maintain 800 new jobs through 2023 in downtown Baton Rouge. The Baton Rouge MSA had a 2016 unemployment rate of 5.2%, which unemployment rate has seen a year over year decline since 2011.

According to the appraisal, the primary trade area for the Mall of Louisiana Property encompasses an approximately fifteen-mile radius. The estimated 2016 population within a five-, ten- and fifteen-mile radius around the Mall of Louisiana Property was 169,831, 406,664 and 603,052, respectively. The estimated 2016 average household income within the same radii was $90,572, $76,294 and $74,587, respectively. The 2016 fifteen-mile radius population and average household income reflect a compound annual growth rate from 2000 to 2016 of 1.0% and 2.41%, respectively. The estimated 2016 average retail sales per household within a fifteen-mile radius of the Mall of Louisiana Property were $48,449.

The Mall of Louisiana Property is located in the Baton Rouge retail market which had 2017 first quarter-end average asking rents of $11.32 per SF and a vacancy rate of 4.5% (representing a 1.3% decrease from the first quarter end 2016), with only 11,581 SF of vacant retail space in the market. With respect to the malls within the Baton Rouge retail market, there are currently six lifestyle centers, power centers and regional malls with 2017 first quarter-end average asking rents of $19.61 per SF and a vacancy rate of 8.6% (representing a 1.7% decrease from the first quarter end 2016), with 74,739 SF of positive absorption.

LOAN #10: MALL OF LOUISIANA

The following table presents certain information relating to the primary competition for the Mall of Louisiana Property:

Competitive Set(1)

	Mall of Louisiana (Subject)	Perkins Rowe	Town Center at Cedar Lodge	Siegen Lane Marketplace	Cortana Mall
Distance from Subject	-	1.5 miles	5.0 miles	3.0 miles	6.5 miles
Property Type	Super Regional Mall	Lifestyle Center	Lifestyle Center	Power Center	Super Regional Mall
Year Built / Renovated	1997 / 2008	2006 / NAP	2007 / NAP	1994 / 2002	1976 / 2010
Total GLA	776,789	749,300	410,000	462,150	1,360,000
Total Occupancy	91.8%(2)	85.0%	98.0%	100.0%	30.0%(3)
Estimated Sales per SF(4)	$585(5)	$420	$400	NAP	$250
Anchors	Dillard’s (non-collateral), Dillard’s Men’s (non-collateral), JC Penney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), AMC Theatres	Cinemark, LA Fitness, Barnes & Noble, Fresh Market	Whole Foods, Books A Million, LOFT, Gap	Walmart, Lowes, Bed Bath Beyond, TJ Maxx	Dillard’s, JC Penney

(1)	Source: Appraisal unless otherwise indicated.

(2)	Per underwritten rent roll. Occupancy includes the third largest tenant, Main Event, which has a signed lease but is not expected to take physical occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and 15 months of gap rent specific to Main Event.

(3)	Cortana Mall is the only other enclosed shopping mall in Baton Rouge. Only two of the six anchor units at Cortana Mall are currently occupied and approximately 45 of 110 inline stores are occupied.

(4)	Not all inline tenants may be required to report sales.

(5)	Comparable inline sales shown as of May 31, 2017. Comparable inline sales excluding Apple for that period were $496 per SF.

■	The Borrowers. The borrowers are Mall of Louisiana, LLC and Mall of Louisiana Land, LLC (individually and collectively, the “Mall of Louisiana Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors. Legal counsel to the Mall of Louisiana Borrower delivered a non-consolidation opinion in connection with the origination of the Mall of Louisiana Loan Combination. The borrower sponsor and non-recourse carveout guarantor is GGP Real Estate Holding I, Inc., wholly owned by GGP Inc. (“General Growth”).

General Growth is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping retail properties throughout the United States. General Growth’s portfolio as of March 2017 included 127 properties (121 million SF) in 40 states with an enterprise value of approximately $39 billion.

In addition to the recourse carveout guaranty and environmental indemnity, GGP Real Estate Holding I, Inc. has provided a guaranty for payment of unfunded tenant allowances equal to $3,986,500, landlord work equal to $3,067,797 and an additional $1,465,625, which is equal to 15 months of gap rent, all related to the Main Event lease. GGP Real Estate Holding I, Inc. also provided a guaranty for unfunded obligations related to several other tenants at the Mall of Louisiana Property equal to $1,726,914.

■	Escrows. During a Mall of Louisiana Trigger Period (as defined below), unless there are sufficient funds in the lockbox account to make the deposits, the Mall of Louisiana Borrower is required on each monthly payment date to deposit (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Mall of Louisiana Property is covered by a blanket insurance policy and the premiums for the blanket insurance policy are prepaid for at least one year in advance), (ii) $12,931 to a replacement reserve subject to a cap of $155,169, and (iii) $129,308 to a tenant improvements and leasing commissions reserve subject to a cap of $1,551,690.

■	Lockbox and Cash Management. The Mall of Louisiana Loan documents require a hard lockbox with springing cash management. Funds deposited to the lockbox are required to be swept daily to the Mall of Louisiana Borrower’s operating account unless a Mall of Louisiana Trigger Period exists. During a Mall of Louisiana Trigger Period, funds in the lockbox are required to be transferred daily to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and operating expenses with all excess cash being deposited to an excess cash reserve to be held as additional collateral for the Mall of Louisiana Loan Combination.

A “Mall of Louisiana Trigger Period” will commence upon the earlier of (i) an event of default and (ii) the debt service coverage ratio being less than 1.15x. A Mall of Louisiana Trigger Period will cease upon (i) the cure or waiver of the event of default and (ii) the debt service coverage ratio being equal to or greater than 1.15x.

■	Property Management. The Mall of Louisiana Property is currently self-managed and may be managed by (i) General Growth Management, Inc., (ii) General Growth Services, Inc., (iii) General Growth, (iv) any other affiliate of the Mall of Louisiana Loan Combination guarantor entirely owned (directly or indirectly) by the Mall of Louisiana Loan Combination guarantor, or (v) any Mall of Louisiana Qualifying Manager (as defined below) according to the Mall of

LOAN #10: MALL OF LOUISIANA

Louisiana Loan documents. So long as no event of default is continuing under the Mall of Louisiana Loan documents, the Mall of Louisiana Borrower may, without the lender’s prior written consent, enter into a management agreement with a Mall of Louisiana Qualifying Manager, provided that: (i) such management agreement is on an arms’ length basis and under which the fees payable thereunder must not exceed 3% of income from gross operations, subject to commercially reasonable adjustments pursuant to then applicable market standards as reasonably approved by the lender, (ii) if such Mall of Louisiana Qualifying Manager is an affiliated property manager, the Mall of Louisiana Borrower delivers a non-consolidation opinion with respect to such manager, and (iii) such Mall of Louisiana Qualifying Manager and the Mall of Louisiana Borrower execute a subordination of management agreement. With respect to a new manager other than a Mall of Louisiana Qualifying Manager, the consent of the lender to the identity of the manager may be conditioned upon the Mall of Louisiana Borrower delivering a rating agency confirmation as to such new manager and management agreement. Upon and during the continuance of an event of default under the Mall of Louisiana Loan documents, the lender has the right to require the Mall of Louisiana Borrower to replace the property manager with a Mall of Louisiana Qualifying Manager, chosen by the Mall of Louisiana Borrower and approved by the lender.

A “Mall of Louisiana Qualifying Manager” means (i) the property manager or (ii) a reputable and experienced management organization possessing experience in managing properties similar in size, scope and value to the Mall of Louisiana Property, provided that with respect to clause (ii) above, the Mall of Louisiana Borrower has obtained the prior written consent of the lender for such entity (such consent not to be unreasonably withheld or delayed, but may be based on receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release, Substitution or Expansion of Collateral. The Mall of Louisiana Borrower may acquire one or more Expansion Parcels (whereupon any such Expansion Parcel will become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mall of Louisiana Loan documents; (ii) the related borrower acquires the fee simple or leasehold interest in the Expansion Parcel and spreads the Mall of Louisiana Loan documents to include the Expansion Parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the Expansion Parcel is its own tax lot and, except under the circumstances provided for in the Mall of Louisiana Loan documents, receipt of a Phase I environmental report or property condition report with respect to the Expansion Parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion. Acquired Expansion Parcels may be released as described below.

An “Expansion Parcel” is any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Mall of Louisiana Property is a part, (b) is not owned by the related borrower at origination of the Mall of Louisiana Loan Combination and (c) is not a parcel acquired in connection with a substitution described in the next paragraph.

The Mall of Louisiana Borrower may obtain the release of (i) any vacant, unimproved, non-income producing parcel (including “air rights” parcels) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge (the “Picardy Street Extension Parcel”), in each case, in connection with a transfer to a person other than a person owned or controlled by the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the Mall of Louisiana Loan documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mall of Louisiana Property and that such parcel may be readily separated from the Mall of Louisiana Property without material diminution of the value of the Mall of Louisiana Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the Mall of Louisiana Borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mall of Louisiana Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mall of Louisiana Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, and (b) to the extent existing tenants proposed to be relocated to the Acquired Expansion Parcel after its release, the Mall of Louisiana Borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mall of Louisiana Property, the enforcement of the Mall of Louisiana Loan documents, or the Mall of Louisiana Borrower’s ability to repay the Mall of Louisiana Loan Combination; (4) the loan-to-value ratio for the remaining Mall of Louisiana Property is less than or equal to 125%, provided that the Mall of Louisiana Borrower may

LOAN #10: MALL OF LOUISIANA

prepay the Mall of Louisiana Loan Combination and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

In addition, with respect to the Mall of Louisiana Property, the Mall of Louisiana Borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mall of Louisiana Loan documents; (ii) simultaneous with the release, the Mall of Louisiana Borrower acquires, and encumbers as collateral for the Mall of Louisiana Loan Combination, a substitute parcel at or adjacent to the Mall of Louisiana Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the Mall of Louisiana Loan documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Loan Combination and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio.

■	Terrorism Insurance. The Mall of Louisiana Loan Combination documents require that the “all risk” insurance policy required to be maintained by the Mall of Louisiana Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Mall of Louisiana Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity; provided that so long as TRIPRA is in effect, and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA in satisfaction of the foregoing requirements. If TRIPRA or a similar or subsequent statute is not in effect, provided that terrorism insurance coverage is commercially available, the Mall of Louisiana Borrower is required to carry terrorism insurance coverage as described above, or so much as may be purchased for no more than two times the insurance premium then payable for the Mall of Louisiana Property and business interruption coverage required under the Mall of Louisiana Loan Combination (without giving effect to the cost of terrorism components of such coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.